As filed with the Securities and Exchange Commission on April 13, 2004

No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alliance Laundry Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5080 (Primary Standard Industrial Classification Code Number)	52-2055893 (I.R.S. Employer Identification No.)

P.O. Box 990

Ripon, Wisconsin 54971-0990
(920) 748-3121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas F. L’Esperance

Chairman and Chief Executive Officer
Alliance Laundry Holdings Inc.
P.O. Box 990
Ripon, Wisconsin 54971-0990
(920) 748-3121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq. Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022 (212) 446-4800	Richard B. Aftanas, Esq. David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Income Deposit Securities (IDSs)(2)

Class A Common Stock, par value $0.01 per share(3)

% Senior Subordinated Notes due 2014(4)

Subsidiary Guarantee of % Senior Subordinated Notes(5)

Total	$375,000,000.00	$47,512.50

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price includes $ million aggregate principal amount of senior subordinated notes of the same series that will be issued separately (not in the form of IDSs).

(2)	The IDSs represent underlying shares of the Class A common stock and $ aggregate principal amount of underlying % senior subordinated notes of Alliance Laundry Holdings Inc. (“Alliance Holdings”). Includes IDSs subject to the underwriters’ over-allotment option and an indeterminate number of IDSs of the same series which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs being offered hereby in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional senior subordinated notes as discussed in note (4) below.

(3)	Represents shares of Alliance Holdings’ Class A common stock included in the IDSs described above.

(4)	Includes $ million aggregate principal amount of Alliance Holdings’ % senior subordinated notes included in the IDSs described above and an indeterminate principal amount of notes of the same series as the senior subordinated notes, which will be received by holders of senior subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional senior subordinated notes. Also includes $ million principal amount of senior subordinated notes of the same series that will be issued separately (not in the form of IDSs).

(5)	The subsidiary guarantor listed in the Table of Additional Registrants on the next page will guarantee the senior subordinated notes represented by the IDSs and the senior subordinated notes of the same series that will be issued separately from the IDSs. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Table of Additional Registrant Guarantor

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address Including Zip Code, Telephone Number Including Area Code of Registrant Guarantor’s Principal Executive Offices

Alliance Laundry Systems LLC	Delaware	39-1927923	P.O. Box 990
Ripon, Wisconsin 54971-0990 (920) 748-3121

Subject to Completion, Dated April 13, 2004

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Income Deposit Securities (IDSs)

$                     % Senior Subordinated Notes due 2014

Alliance Laundry Holdings Inc.

We are selling                   IDSs in the United States representing                    shares of our Class A common stock and $          million aggregate principal amount of our     % senior subordinated notes due 2014. Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

We are also selling $         aggregate principal amount of our     % senior subordinated notes separately (not in the form of IDSs). The completion of the offering of separate senior subordinated notes is a condition to our sale of IDSs. In addition, as part of our reorganization described elsewhere in this prospectus, we are issuing IDSs representing shares of our Class A common stock and $          million aggregate principal amount of our     % senior subordinated notes to our existing equity holders in exchange for the interests they hold.

This is the initial public offering of our IDSs and senior subordinated notes. We anticipate that the public offering price of the IDSs will be between $         and $          per IDS and the public offering price of the senior subordinated notes will be     % of their stated principal amount.

Holders of IDSs will have the right to separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, except as described below, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. Separation of all of the IDSs will occur automatically upon the continuance of a payment default on the senior subordinated notes for 90 days, upon the occurrence of any redemption of the senior subordinated notes or upon the maturity of the senior subordinated notes. Following any such automatic separation, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

Our senior subordinated notes mature on                   , 2014, subject to our right to extend their maturity for two additional successive five-year terms under specified circumstances. We will be permitted to defer interest payments on our senior subordinated notes under certain circumstances and subject to the limitations described in “Description of Senior Subordinated Notes — Terms of the Notes — Interest Deferral” on page 102. Deferred interest on our senior subordinated notes will bear interest quarterly at a rate equal to the stated annual rate of interest on the senior subordinated notes divided by four.

Upon a subsequent issuance by us of IDSs or senior subordinated notes of the same series (not in the form of IDSs), a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance, and in that event your IDSs will be replaced with new IDSs. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new IDSs to be issued upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Description of Senior Subordinated Notes — Covenants Relating to IDSs — Procedures Relating to Subsequent Issuance” on page 107 and “Material United States Federal Income Tax Consequences — United States Holders — Senior Subordinated Notes — Additional Issuances” on page 144.

We will apply to list our IDSs on the American Stock Exchange under the trading symbol “           .”

Investing in our IDSs (including the shares of our Class A common stock and senior subordinated notes represented thereby) and in our senior subordinated notes involves risks. See “Risk Factors” beginning on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS(1)	Total	Per Note(2)	Total

Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to Alliance Laundry Holdings Inc. (before expenses)(3)	$	$	%	$

(1)	The price per IDS comprises of $ allocated to each share of common stock and $ allocated to each senior subordinated note.

(2)	Relates to the $ principal amount of senior subordinated notes sold separately (not in the form of IDSs).

(3)	Approximately $ million of these proceeds will be paid to our existing equity investors.

Some of our existing equity investors have granted the underwriters an option to purchase up to            additional IDSs to cover over-allotments.

The underwriters expect to deliver the IDSs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                   , 2004.

Joint Book-Running Managers

CIBC World Markets	Lehman Brothers

                  , 2004

NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES AND

ACKNOWLEDGEMENT OF PURCHASER INTENT

      None of the separate senior subordinated notes purchased in connection with this offering may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) otherwise receiving IDSs or shares of Class B common stock or shares of preferred stock in connection with the reorganization described elsewhere in this prospectus. Accordingly, each investor purchasing the separate senior subordinated notes in this offering must not purchase IDSs in this offering and must not concurrently enter into any plan or pre-arrangement whereby it would acquire any IDSs or our Company equity (as defined below) or transfer the separate senior subordinated notes to any holder of IDSs or our Company equity. In addition, each person receiving IDSs or shares of Class B common stock or shares of preferred stock in connection with the reorganization must not purchase separate senior subordinated notes in this offering.

      Each investor in this offering assumes sole responsibility for ensuring that it complies with the restrictions above. Neither we nor the underwriters will assume any responsibility to ensure that any investor complies with these restrictions. If you are unsure whether the restrictions above would prohibit you from purchasing the separate senior subordinated notes or our IDSs in this offering, you should consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

      Furthermore, each person purchasing separate senior subordinated notes in this offering, by acquiring the separate senior subordinated notes, thereby represents to us and the underwriters that:

(a)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering;

(b)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our Company equity); and

(c)	such purchaser is not party to any plan or pre-arrangement whereby it would (1) acquire any IDSs or our Company equity or (2) transfer the separate senior subordinated notes to any holder of IDSs or our Company equity.

      For purposes of these representations, the “purchaser” shall be deemed to be (1) the person who initially purchases the separate senior subordinated notes from the underwriters in this offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

Page

Summary	1
Risk Factors	25
Cautionary Statement Regarding Forward-Looking Statements	39
Use of Proceeds	40
Dividend Policy and Restrictions	42
Capitalization	44
Dilution	45
Selected Historical Financial and Operating Data	46
Management’s Discussion and Analysis of Financial Condition and Results of Operations	50
Business	64
Management	81
Principal and Selling Stockholders	85
Related Party Transactions	86
Description of Certain Indebtedness	89
Description of IDSs	92
Description of Capital Stock	97
Description of Senior Subordinated Notes	101
IDSs Eligible for Future Sale	139
Material United States Federal Income Tax Consequences	140
Certain ERISA Considerations	150
Underwriting	153
Legal Matters	157
Experts	157
Where You Can Find Additional Information	157
Index to Financial Statements	F-1
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SUBSIDIARIES OF THE REGISTRANT
CONSENT OF PRICEWATERHOUSE COOPERS

Summary

The following is a summary of the principal features of this offering of IDSs and senior subordinated notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Throughout this prospectus, we refer to Alliance Laundry Holdings Inc., a Delaware corporation, as “Alliance Holdings,” and, together with its consolidated operations, as “the Company,” “Alliance,” “we,” “our” and “us,” unless otherwise indicated. Any reference to “Alliance Laundry” refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated. Alliance Holdings is a holding company and has no direct operations. Alliance Holdings’ principal assets are the direct and indirect equity interests of Alliance Laundry.

Our Company

Overview

We are the leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac® and Huebsch®, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. We believe we have been the market share leader in the North American stand alone commercial laundry equipment industry for more than ten years. With a market share of approximately 39% in 2003, we believe our sales are more than twice as large as those of the next largest competitor.

We serve three distinct end-customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. The primary means of serving these end-customers is through distributors and route operators. We believe that we have the most extensive distribution network in North America which gives us a significant competitive advantage. We reach laundromat and on-premise laundry end-customers through a network of over 200 North American distributors and over 100 international distributors, serving over 90 different countries. Our distributors purchase equipment from us, then re-sell and install it for laundromat and on-premise end-customers. We serve multi-housing end-customers through a network of over 80 route operators. Route operators purchase equipment from us, and then obtain leases from multi-housing property managers to place it into common laundry rooms. We estimate that our distributors and route operators have either the number one or number two market position in over 80% of North American markets. We believe that the superior quality and loyalty of our distribution network has been a significant factor in achieving the number one market share in North America in each of our three end-customer groups.

We estimate that the North American stand alone commercial laundry equipment industry generated approximately $472.0 million in revenue in 2003. The industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. North American consumers view clean clothes as a necessity, with economic conditions having limited effect on the frequency of use, and therefore the useful life, of laundry equipment. As a result, the industry’s revenues have been relatively stable over time and through economic downturns.

Company Strengths

We believe that we have the following competitive strengths:

•	Market Leader with Significant Installed Base. We are the market share leader in the overall North American stand alone commercial laundry equipment industry, and we believe that our sales are more than twice as large as those of the next largest competitor. We have grown overall market share to approximately 39% in 2003 from 21% in 1993. In addition to leading the overall market, we are the leader in sales to each of our three primary end-customer groups.

Leading and Growing Market Share

North American Stand Alone Commercial Laundry Equipment(1)

(1)	Management estimates.

As a result of our market leadership for more than ten years, we believe that we have the largest installed base of equipment in North America comprised of over two million machines. A significant majority of our revenue is attributable to replacement sales driven by our large installed base combined with an average ten year estimated life per machine.

•	Stable Revenues and Increasing Cash Flow. We have experienced stable revenues even during economic slowdowns, driven by the underlying stability of the industry and the recurring sales of replacement equipment and service parts which together comprise the majority of our revenues. In addition, since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as through plant consolidation, resulting in improving cash from operations as demonstrated by our historical financial performance. Our net cash from operating activities was approximately $11.7 million, $15.3 million, $21.3 million, $22.8 million and $30.4 million for 1999, 2000, 2001, 2002 and 2003, respectively.

•	Limited Working Capital and Consistent Capital Expenditure Requirements. We aggressively manage our working capital requirements, having reduced net working capital as a percent of revenue from 8.2% in 2000 to 6.7% in 2003. From December of 2000 to December of 2003, inventory has been reduced from $37.5 million to $26.2 million, an improvement of 30.0%. We also have consistent capital expenditure requirements, with maintenance capital expenditures of $3.6 million, $2.6 million, $3.6 million, $2.7 million and $3.6 million, for 1999, 2000, 2001, 2002 and 2003, respectively. We believe that we currently have excess manufacturing capacity and can increase production without incurring significant additional capital expenditures.

•	Extensive and Loyal Distribution Network. We believe we have developed the most extensive distribution network in the North American industry, with over 200 distributors and 80 route operators. We estimate that our laundromat and on-premise laundry distributors and multi-housing route operators have either the number one or number two market position in over 80% of North American markets. These leading distributors and route operators are attracted by our industry-leading brand equity, broad product array, significant installed base and our comprehensive value-added support, which includes training, extensive electronic support of installation and service and joint promotion efforts. These factors lead to high costs for distributors and route operators to switch manufacturers, especially when combined with their substantial investments in service parts inventories and in training their sales and installation personnel with respect to our highly engineered products. Our customers place great value on the proven reliability of our products, backed by years of demonstrated experience in the field, as this significantly impacts their long term repair and maintenance expenses. We have not experienced any significant turnover of our distributors and route operators, of which a significant number have been customers for over ten years.

•	High Barriers to Entry. We believe that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market. Many years of engineering and field testing, plus substantial investment in plant and equipment, are required before the process of attempting to earn market share can take place. In addition, a new entrant would have to break the strong, established relationships that existing manufacturers have developed with distributors. There are significant costs for distributors and route operators to break these long-term relationships, including extensive retraining of distributors’ and route operators’ sales, installation and service personnel and duplication of service parts inventories which must be stocked for years.

•	Comprehensive and Innovative Product Offering. We believe our product lines lead the industry in reliability, breadth of offerings, functionality and advanced features. In addition, we believe we are the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors and tumbler dryers for all commercial customer groups), thereby providing customers with a single source solution for all their stand alone commercial laundry equipment needs. Our development team of more than 80 engineers and technical personnel, along with our marketing and sales personnel, work together with our major customers to redesign and enhance our products to better meet customer needs. For example, new products such as our NetMasterTM system emphasize efficiency and feature new electronic controls, facilitating ease of use as well as improving performance and reliability.

•	Leading North American Brands. We market and sell our products under the widely recognized brand names Speed Queen®, UniMac®, Huebsch® and Ajax®. We believe that we have industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993.

•	Strong and Experienced Management Team. Led by chief executive officer Thomas L’Esperance, we have assembled a strong and experienced management team. Our seven executive officers have an average of over 16 years of experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) developing strategic alliances with key customers; (ii) acquiring and successfully integrating the commercial washer-extractor business of UniMac® and the press and finishing equipment business of Ajax®; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) ongoing refinements to our product offerings. Management’s economic interests will align with those of securityholders through management’s participation in our long-term incentive plan.

Business Strategy

We strive to continue our strong financial performance and selectively pursue growth opportunities by offering to our customers a full line of the most reliable and functional stand alone commercial laundry equipment, together with industry-leading, comprehensive value-added services. The key elements of our strategy are as follows:

•	Develop and Strengthen Relationships with Key Customers. We have developed and will continue to pursue long-term relationships and supply agreements with key customers. The relationships that we establish with our customers are comprehensive and include training, extensive technical support and promotion activities. In addition, we model our product development efforts to meet evolving customer preferences by working with key customers to develop new products, features and value-added services.

We have not experienced any significant customer turnover. Our top ten customers, other than a significant new account that was added in 2003, have been our customers for at least ten years. For example, we currently sell our products to Coinmach Corporation, our largest customer, under a multi-year supply agreement. Coinmach, which is the largest operator of multi-housing laundries in North America, has been a significant customer of ours for over two decades.

•	Continue to Improve Manufacturing Operations. We seek to continuously enhance our product quality and reduce costs through ongoing refinements to our manufacturing processes. We achieve such improvements, and intend to continue doing so, through collaboration among key customers, suppliers and our engineering and marketing personnel. Since 1996, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as plant consolidation. Since 2000, we have been implementing a demand flow production system on our higher volume product lines. These process changes have resulted in significant improvements in assembly efficiency, inventory levels, customer order lead times and production quality. For example, labor productivity improved by 4.5% from 2002 to 2003, and over the same period, we improved our first year warranty incident rate by 20% from an already industry leading level of 0.2% of sales.

•	Expand into the U.S. Home Laundry Market. We are planning to re-enter the U.S. home laundry market in October 2004, after the expiration of a non-compete agreement. This non-compete agreement was a result of the divestiture of a sister division in 1997. Our strategy in the home laundry market will be dual-pronged. First, we plan to re-enter the mid to high-end home laundry market with existing products that we currently sell internationally and into other markets. These existing products are designed to have useful lives approximately twice that of typical home laundry equipment. Before exiting the home laundry market pursuant to the non-compete agreement, we produced annual home laundry units of about 500,000 for a 5% market share of annual home laundry units, which generated approximately $150 million in annual sales. We plan to leverage the strong brand equity of our Speed Queen® name in order to recapture our historic market share.

Second, we have signed a letter-of-intent with an ultra-premium home appliance company to produce professional-quality home laundry equipment to be sold under their brand name. This equipment is based completely on our current commercial equipment technology and production methods. These plans to enter both the mid to high-end and the ultra-premium home laundry markets should allow us to expand our sales and continue to diversify our customer base. These products will be produced in our current facilities with minimal incremental capital expenditures.

New Credit Facility

Concurrently with the closing of this offering, we will enter into a $               new senior secured credit facility with a syndicate of financial institutions, including affiliates of CIBC World Markets Corp. and Lehman Brothers Inc. Throughout this prospectus, we refer to this credit facility as the “new credit facility.” We expect that the new credit facility will be comprised of a senior secured revolving credit facility in a total principal amount of up to $           million, which we refer to as the “new revolver,” and a senior secured term loan facility in an aggregate principal amount of $           million, which we refer to as the “new term loan.” We expect that the new revolving credit facility and the new term loan will each have a           -year maturity. The closing of this offering is conditioned upon the closing of the new credit facility. See “Description of Certain Indebtedness — New Credit Facility.”

Tender Offer and Consent Solicitation

Prior to this offering, we will commence a tender offer and consent solicitation with respect to all of our outstanding $110.0 million aggregate principal amount of 9 5/8% senior subordinated notes due 2008, for an expected aggregate consideration of $           million. The closing of this offering will be conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of our existing senior subordinated notes outstanding, and the consummation of the tender offer and consent solicitation is conditioned upon the closing of this offering. Holders of our existing senior subordinated notes that provide consents will be obligated to tender their notes in the offer, and holders of our existing senior subordinated notes that tender their notes are obligated to provide consents. Upon obtaining the minimum required consents in the tender offer and consent solicitation, we and the trustee of the existing senior subordinated notes will enter into a supplemental indenture that will delete all of the material restrictive covenants contained in the indenture governing the existing senior subordinated notes. The tender offer and consent solicitation will be consummated on the terms described above. We will use a portion of the net proceeds from this offering and borrowings under the new credit facility to pay for our existing senior subordinated notes accepted for purchase in the tender offer and consent solicitation.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $           million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use these net proceeds, together with $           million of borrowings under our new credit facility and cash on hand, to repay our existing indebtedness, to repurchase a portion of our existing equity investors’ interest in our predecessor, and for working capital and general corporate purposes.

We will not receive any of the proceeds from the underwriters’ exercise of their over-
allotment option.

Reorganization of Alliance Laundry Holdings LLC

Bain Capital Fund V, L.P. and its co-investors, Bruckmann, Rosser, Sherrill & Co., L.P. and its co-investors, and certain other persons listed in “Principal Stockholders” are the owners of our predecessor’s equity interests prior to this offering. In this prospectus, we refer to these owners as the “existing equity investors.” Our existing equity investors will contribute all of these equity interests to us in exchange for           IDSs,            shares of Class B common stock,            shares of preferred stock and $          in cash in the aggregate. We refer to this contribution as the reorganization. Following our reorganization our management will collectively hold an aggregate of            IDSs,           shares of Class B common stock and            shares of preferred stock.

Our Corporate Information

Our principal executive office is located at Shepard Street, Ripon, Wisconsin 54971-0990, and our telephone number is (920) 748-3121. Our internet address is www.comlaundry.com. www.comlaundry.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

We are offering                     IDSs at an assumed initial public offering price of $           per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus. We are also offering $          aggregate principal amount of our      % senior subordinated notes separately (not in the form of IDSs). Our sale of IDSs will be conditioned upon the consummation of our separate offering of senior subordinated notes. In addition, no purchaser, including our existing equity investors, or any affiliate of such purchaser, is entitled to purchase both IDSs and separate senior subordinated notes in the offering. As part of our reorganization described elsewhere in this prospectus, we are also issuing IDSs to our existing equity investors in exchange for the interests they hold in our predecessor.

Summary of the IDSs

     What are IDSs?

IDSs are securities comprised of Class A common stock and senior subordinated notes.

Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

What payments can I expect to receive as a holder of IDSs?

Assuming we make our scheduled interest payments on the senior subordinated notes and pay dividends in the amount contemplated by our anticipated dividend policy, you will receive in the aggregate approximately $           per year in interest on the senior subordinated notes and dividends on the Class A common stock represented by each IDS. We expect to make interest and dividend payments on           ,           ,           and           of each year to holders of record on the           day of each such month, or, if such day is not a business day, the last business day immediately preceding such twentieth day, of the last month of such quarter.

You will be entitled to receive quarterly interest payments at an annual rate of      % of the aggregate principal amount of senior subordinated notes represented by your IDSs or approximately $           per IDS per year, subject to our right under certain circumstances specified in the indenture governing the senior subordinated notes to defer interest payments on our senior subordinated notes. For a detailed description of these circumstances, see “Description of Senior Subordinated Notes—Interest Deferral.”

You will also receive quarterly dividends on the shares of our Class A common stock represented by your IDSs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any of our other then outstanding indebtedness. Specifically, the indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our common stock as described under “Dividend Policy.” In addition, the new credit facility restricts our ability to declare and pay dividends on our common stock as described under “Dividend Policy” and “Description of Certain Indebtedness—New

Credit Facility.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $           per share of our Class A common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

Will my rights as a holder of IDSs be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

No. As a holder of IDSs you are the beneficial owner of the Class A common stock and senior subordinated notes represented by your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Will the IDSs be listed on an exchange?

We will apply to list the IDSs for trading on the American Stock Exchange under the trading symbol “          .”

Will the terms of the senior subordinated notes represented by IDSs be the same as the notes sold separately (not in the form of IDSs)?

Yes. The senior subordinated notes sold separately (not in the form of IDSs) will be identical in all respects to the senior subordinated notes represented by IDSs and will be part of the same series of notes issued under the same indenture. Accordingly, holders of senior subordinated notes sold separately and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which they were eligible to vote under the indenture.

Will the shares of our Class A common stock and senior subordinated notes represented by the IDSs be separately listed on an exchange?

We currently do not expect an active trading market for our Class A common stock or senior subordinated notes to develop. However, we will use reasonable efforts to list our Class A common stock for separate trading on the American Stock Exchange if a sufficient number of shares of our Class A common stock are held separately to meet the minimum requirements for separate trading on the American Stock Exchange for at least 30 consecutive trading days. The shares of Class A common stock and senior subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless they are held by “affiliates” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs and the shares of our Class A common stock and senior subordinated notes represented by the IDSs be issued?

The IDSs and the shares of our Class A common stock and senior subordinated notes represented by the IDSs will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs and you will not receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs.

Can I separate my IDSs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form IDSs?

Yes. Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series, may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption, acceleration or maturity of any senior subordinated notes. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs—Book-Entry Settlement and Clearance—Separation and Combination.”

Will my IDSs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

Yes. All IDSs will automatically separate upon the continuance of a payment default on the senior subordinated notes for 90 days, upon the occurrence of any redemption, whether in whole or in part, of the senior subordinated notes or upon the maturity of the senior subordinated notes. Following any such automatic separation, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?

We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series, which will have terms that are identical to those of the IDSs being sold in this offering and will represent the same proportion of Class A common stock and senior subordinated notes as is represented by the then outstanding IDSs. In addition, we may in the future issue IDSs in exchange for shares of Class B common stock and preferred stock, see “Related Party Transactions—Equity Investors—Investor Rights Agreement.” Although the senior subordinated notes represented by such IDSs will have terms that are identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold, issued or deemed to be issued with original issue discount, or OID, for United States federal income tax purposes. If such senior subordinated notes are issued with OID, all IDSs of the same series (including the IDSs being offered hereby) and all senior subordinated notes, whether held directly or in the form of IDSs, will be automatically exchanged for senior subordinated notes or IDSs, respectively, with new CUSIP numbers. As a result of such exchanges, the OID associated with the sale of the new senior subordinated notes effectively will be spread among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment.

What will be the United States federal income tax consequences of an investment in the IDSs?

The United States federal income tax consequences of the purchase, ownership and disposition of IDSs or senior subordinated notes in this offering are not entirely clear.

Treatment of Purchase of IDSs. The purchase of IDSs in this offering should be treated for United States federal tax purposes as the purchase of shares of our Class A common stock and senior subordinated notes, rather than as the purchase of a single integrated security, and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis in each component of the IDSs. The value attributed to the shares of Class A common stock and senior subordinated notes represented by the IDSs have been established based on the fair market value of such shares of Class A common stock and senior subordinated notes at issuance. We will report the initial fair market value of each share of Class A common stock as $          and the initial fair market value of each $          principal amount of senior subordinated notes as $          , and by purchasing IDSs, you will agree to such allocation.

Treatment of Senior Subordinated Notes. Based on the opinion of tax counsel, the senior subordinated notes should be treated as debt for United States federal income tax purposes and we intend to deduct interest on such senior subordinated notes for tax purposes. If the senior subordinated notes were treated as equity rather than debt for United States federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend, and interest on the senior subordinated notes would not be deductible by us for United States federal income tax purposes. This would adversely affect our financial position, cash flow, and liquidity, and could affect our ability to make interest or dividend payments on the senior subordinated debt and the common stock and may affect our ability to continue as a going concern. Our tax deduction for interest may be put at risk in the future as a result of a future ruling by the IRS, including an adverse ruling for other IDSs or an adverse ruling for our own IDSs and in the event of any such ruling, we may need to consider the effect of such developments on the determination of our future tax provisions and obligations. In addition, payments on the senior subordinated notes to foreign holders would be subject to United States federal withholding tax at rates up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

What will be the United States federal income tax consequences of a subsequent issuance of senior subordinated notes?

The United States federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) are not entirely clear.

Exchange of Senior Subordinated Notes. The indenture governing the senior subordinated notes will provide that, in the event that there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than the issuance date) in all material respects to the senior subordinated notes represented by the IDSs, including an issuance of senior subordinated notes upon an exchange of shares of preferred stock, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. The aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for United States federal income tax purposes, and it is possible that the Internal Revenue Service, or IRS, might successfully assert that such an exchange should be treated as a taxable exchange. In such case, a holder would recognize any gain realized on such exchange, but a loss realized might be disallowed. If the exchange of senior subordinated notes is treated as a taxable exchange, then your initial tax basis in the senior subordinated notes deemed to have been received in the exchange would be the fair market value of such senior subordinated notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such senior subordinated notes would begin on the day after the deemed exchange.

Reporting of OID. Regardless of whether the exchange of senior subordinated notes is treated as a taxable event, such exchange could result in holders having to include OID in taxable income prior to the receipt of cash. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs and separately held senior subordinated notes will, by purchasing IDSs or senior subordinated notes, agree to report OID in a manner consistent with this approach. However, we cannot assure you that the IRS will not assert that any OID should be reported only by the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and they may challenge a holder’s reporting of OID on its tax returns.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material United States Federal Income Tax Consequences.”

What is the initial and prospective accounting treatment of the IDSs?

There is no explicit guidance under generally accepted accounting principles regarding the accounting and reporting for unit securities comprised of common stock and notes like the IDSs. Any accounting followed by us for the IDSs may be subject to future scrutiny and challenge. Authoritative accounting bodies such as the FASB, EITF or SEC may issue future guidance, rules or interpretations which may require us to adjust our accounting for our IDSs. For our interpretation of the accounting treatment based on existing guidance available, see “Management’s Discussion and Analysis — Critical Accounting Policies (Income Taxes and IDSs, Class B common stock and preferred stock).”

Summary of the Capital Stock

Issuer	Alliance Laundry Holdings Inc.

Common stock	We have shares of authorized Class A common stock, par value $0.01 per share, shares of authorized Class B common stock, par value $0.01 per share and shares of authorized Class C common stock, par value $0.01 per share. Class A common stock, Class B common stock and Class C common stock are identical in all respects, except that only Class A common stock is eligible to be included in IDSs. Furthermore, our bylaws provide that we may only issue additional shares of Class A common stock as part of IDSs and pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. Unless the context otherwise requires, references to our “common stock” throughout this prospectus refer to our Class A common stock, Class B common stock and Class C common stock.

Preferred stock	We have shares of authorized preferred stock, par value $0.01 per share. Following the consummation of the offering, shares of preferred stock will be held by our existing equity investors. The preferred stock will have preference in liquidation over each class of common stock and will accrue dividends as described more fully in “Dividend Policy” and “Description of Capital Stock— Preferred Stock.”

Exchange for IDSs	In addition, we will enter into an agreement with our existing equity investors that provides that following the second anniversary of the consummation of this offering, at the option of the holder of such shares of Class B common stock together with shares of preferred stock, we will exchange with the purchasers of such shares into IDSs at an exchange rate of one IDS for one share of Class B common stock together with one share of preferred stock, subject to compliance with law and applicable agreements and provided that no such exchange can be made if at that time a default or event of default under the indenture has occurred and is continuing or during any interest deferral period or after the end of any interest deferral period until all deferred interest (including interest accrued thereon) has been paid in full. See “Related Party Transactions — Investor Rights Agreement.”

Shares of Class A common stock represented by IDSs being offered to the public:

by Alliance Holdings	shares.

by our existing equity investors	shares if the underwriters’ over-allotment option is exercised in full (which shares shall be offered from the shares of Class A common stock represented by IDSs that we are issuing to our existing equity investors in this offering).

Shares of Class A common stock represented by IDSs being issued to our existing equity investors	shares.

Shares of common stock to be outstanding following the offering	shares of Class A common stock and shares of Class B common stock. No shares of Class C common stock will be outstanding following the consummation of this offering.

Shares of preferred stock to be outstanding following the offering	shares.

Voting rights	Each outstanding share of our common stock will carry one vote per share and all classes of common stock will vote as a single class on all matters presented to the stockholders for a vote. The preferred stock will not vote on matters generally presented to the stockholders.

Dividends	You will receive dividends on the shares of our common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the senior subordinated notes indenture and the new credit facility both restrict our ability to declare and pay dividends on our common stock, as described in detail under “Dividend Policy.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $ per share of our Class A common stock and $ per share of our Class B common stock. No shares of Class C common stock will be outstanding and we do not anticipate that we will issue any shares of Class C common stock or declare dividends thereon in the near future. Any time a dividend is paid to holders of Class A common stock, holders of Class B common stock will be paid a dividend equal to the amount per share paid to holders of Class A common stock. Shares of our preferred stock accrue dividends at a rate of % per annum on the deemed issuance price of $ per share, as more fully described in “Description of Capital Stock— Preferred Stock— Dividends.” Our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure that we will pay dividends at this level or at all in the future.

Dividend payment dates	If declared, dividends on our Class A common stock, Class B common stock and preferred stock will be paid quarterly on the last day of each fiscal quarter to holders of record on the twentieth day, or, if such day is not a business day, the business day immediately preceding such twentieth day, of the last month of such quarter. To the extent not previously paid, the % dividend that accrues on shares of preferred stock will be paid at such time when such shares of preferred stock are exchanged for IDSs.

Listing	We will apply to list the IDSs on the American Stock Exchange under the trading symbol “ .” We do not anticipate that our common stock will trade on an exchange, and we currently do not expect an active trading market for our Class A common stock to develop. However, we will use reasonable efforts to list our Class A common stock for separate trading on the American Stock Exchange if a sufficient number of shares of our Class A common stock are held separately to meet the minimum requirements for separate trading on the American Stock Exchange for at least 30 consecutive trading days. Our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless held by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

Summary of Senior Subordinated Notes

Issuer	Alliance Laundry Holdings Inc.

Senior subordinated notes represented by IDSs being offered to the public:

by Alliance Holdings	$ million aggregate principal amount of % senior subordinated notes.

by our existing investors	$ million aggregate principal amount of % senior subordinated notes if the underwriters’ over-allotment option to purchase IDSs is exercised in full (which notes shall be offered from the senior subordinated notes represented by IDSs that we are issuing to our existing equity investors in this offering).

Senior subordinated notes being offered to the public separately (not in the form of IDSs)	$ million aggregate principal amount of % senior subordinated notes.

Senior subordinated notes represented by IDSs being issued to our existing equity investors	$ million aggregate principal amount of % senior subordinated notes.

Senior subordinated notes to be outstanding following the offering	$ million aggregate principal amount of % senior subordinated notes.

Interest rate	% per year.

Interest payment dates	Interest will be paid quarterly in arrears on , , , and of each year, commencing , 2004 to holders of record on the day of each such month, or, if such day is not a business day, the last business day immediately preceding such day, of such month.

Interest deferral	Prior to , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one or more occasions for up to eight quarters in the aggregate. In addition, after , 2009, but before , 2014 and during the term of each additional five-year term of the senior subordinated notes, if any, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on up to two occasions, provided that no more than two quarters of interest may be deferred at any one time.

No later than , 2009, we will pay in full all interest deferred prior to , 2009 (together with accrued interest thereon). No later than , 2014 we will pay in full all interest deferred after , 2009 and prior to , 2014 (together with accrued interest thereon), provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a second occasion prior to , 2014.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on the capital stock. For a detailed description of interest deferral provisions of the indenture, see “Description of Senior Subordinated Notes— Interest Deferral.”

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments. See “Material U.S. Federal Income Tax Considerations.”

Maturity date	The senior subordinated notes will mature on , 2014. We may extend the maturity of our senior subordinated notes for two additional successive five-year terms if the following conditions are satisfied:

• during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term, our Fixed Charge Coverage Ratio as calculated in accordance with the indenture is greater than to 1.0;

• no event of default, including certain events of bankruptcy, insolvency or reorganization of us or our subsidiaries, under the indenture has occurred and is continuing;

• no event of default has occurred and is continuing with respect to any of our other indebtedness having a principal amount of $ million or more outstanding or would occur as a result of the extension; and

• there are no overdue payments of interest on our senior subordinated notes or any of our other outstanding indebtedness.

Optional redemption	We may, at our option, redeem the senior subordinated notes on the terms set forth in the indenture governing the senior subordinated notes. If the senior subordinated notes are redeemed in whole or in part, all senior subordinated notes and Class A common stock represented by each IDS will automatically separate and will no longer be combinable into IDSs following such separation. See “Description of Senior Subordinated Notes— Optional Redemption.”

Change of control	Upon the occurrence of a change of control, as defined under “Description of Senior Subordinated Notes— Change of Control,” each holder of senior subordinated notes will have the right to require us to repurchase that holder’s senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. If senior subordinated notes are held in the form of IDSs, in order to exercise that right, a holder of IDSs must separate its IDSs into the shares of Class A common stock and senior subordinated notes represented thereby and hold the senior subordinated notes separately.

Guarantees of senior subordinated notes	The senior subordinated notes will be fully and unconditionally guaranteed, on an unsecured senior subordinated basis, by each of our direct and indirect wholly-owned domestic subsidiaries existing on the closing of this offering and each of our future wholly-owned domestic restricted subsidiaries that incur indebtedness or issue shares of preferred stock or certain capital stock that is redeemable at the option of the holder. The guarantees will be subordinated to the guarantees issued by the subsidiary guarantors under the new credit facility.

Subsequent issuances may affect tax treatment	The indenture governing the senior subordinated notes will provide that in the event we issue additional senior subordinated notes with a new CUSIP number having terms that are otherwise identical to the senior subordinated notes (except for the issuance date), including any issuance of IDSs in exchange for shares of Class B common stock in connection with the issuance by us of additional IDSs, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes, whether held as part of IDSs or separately, will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, each holder of IDSs or separately held senior subordinated notes, as the case may be, will own senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Any subsequent issuance of senior subordinated notes by us may affect the tax treatment of the IDSs and senior subordinated notes. See “Material United States Federal Income Tax Consequences— United States Holders— Senior Subordinated Notes— Additional Issuances.”

Ranking of senior subordinated notes and guarantees	Alliance Holdings is a holding company and derives all of its operating income and cash flow from its subsidiaries. The senior subordinated notes will be our and any guarantor’s unsecured senior subordinated indebtedness, will be subordinated in right of payment to all our and any guarantor’s existing and future senior indebtedness, including our borrowings and all guarantees of the subsidiary guarantors under the new credit facility. The senior subordinated notes and guarantees will rank pari passu in right of payment with all of our and any guarantor’s existing and future senior subordinated indebtedness and trade payables. The senior subordinated notes will also be effectively subordinated to any of our and any guarantor’s secured indebtedness to the extent of the value of the assets securing the indebtedness. Because we are a holding company, the senior subordinated notes will be structurally subordinated to all indebtedness of our non-guarantor subsidiaries.

The indenture governing the senior subordinated notes will permit Alliance Holdings and the subsidiary guarantors to incur additional indebtedness, including senior indebtedness, subject to specified limitations. On a pro forma basis as of December 31, 2003:

• Alliance Holdings would have had no senior or pari passu indebtedness outstanding except for its guarantee under the new credit facility, as described below; and

• Alliance Holdings would have had $ million aggregate principal amount of senior secured indebtedness outstanding under the new credit facility plus approximately $ million of letters of credit, which would have been guaranteed on a senior secured basis by Alliance Holdings and the subsidiary guarantors.

Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

• the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

• the payment of dividends on, and redemption of, capital stock;

• a number of other restricted payments, including investments;

• specified sales of assets;

• specified transactions with affiliates;

• the creation of a number of liens; and

• consolidations, mergers and transfers of all or substantially all of our assets.

The indenture will also prohibit certain restrictions on distributions from our restricted subsidiaries. There will be no restriction in the indenture, however, on our ability to incur indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional senior subordinated notes to the number of the additional shares of Class A common stock will not exceed the equivalent ratio represented by the then existing IDSs. In addition, all the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Senior Subordinated Notes— Certain Covenants.”

Listing	We do not currently anticipate that our senior subordinated notes will be listed separately on any exchange.

Risk Factors

You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the IDSs (including the shares of our Class A common stock and senior subordinated notes represented by the IDSs) or in our senior subordinated notes.

General Information About This Prospectus

Throughout this prospectus, unless otherwise noted, we have assumed:

•	that our reorganization will be consummated, including the issuance of IDSs to our existing equity investors;

•	no exercise of the underwriters’ over-allotment option;

•	the purchase of % of our existing senior subordinated notes in the tender offer and consent solicitation for aggregate consideration of $ million and the redemption of the remaining % of our existing senior subordinated notes on or about , 2004 for aggregate consideration of $ million, in each case including accrued and unpaid interest to the tender purchase or redemption date, respectively, and the pro forma offering numbers give effect to the purchase on tender or redemption of 100% of these notes;

•	a % annual interest rate on the senior subordinated notes, which is subject to change depending on market conditions prior to the pricing date;

•	an initial public offering price of $ per IDS, the midpoint of the range set forth on the cover page of this prospectus, comprised of $ allocated to one share of Class A common stock and $ allocated to the $ principal amount of senior subordinated notes included in each IDS, which equals 100% of the principal amount thereof; and

•	an initial public offering price of the senior subordinated notes that are being offered separately (not in the form of IDSs), of % of their stated principal amount.

In this prospectus, unless otherwise indicated, all references to dollars are to U.S. dollars, and all references to GAAP are to U.S. generally accepted accounting principles.

Unless the context otherwise requires, references in this prospectus to the “offering” refer collectively to the offering of:

•	an aggregate of IDSs to the public; and

•	$ aggregate principal amount of senior subordinated notes to the public separately (not in the form of IDSs).

Furthermore, unless the context otherwise requires, references in this prospectus to “senior subordinated notes” refer to both senior subordinated notes represented by IDSs and senior subordinated notes issued separately (not in the form of IDSs).

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information derived from our audited consolidated financial statements as of and for each of the years ended December 31, 1999 through December 31, 2003, of which the financial statements for 2001, 2002 and 2003 are included elsewhere in this prospectus.

The information in the table below is only a summary and should be read together with our audited consolidated financial statements for 2001, 2002, and 2003 and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands, except ratios)
Statements of operations data:
Net revenues:
Commercial laundry(1)	$281,658	$230,448	$219,273	$219,653	$230,663
Service parts	32,716	34,993	34,743	35,524	36,944

	314,374	265,441	254,016	255,177	267,607
Cost of sales	239,482	197,558	188,982	179,047	188,979

Gross profit	74,892	67,883	65,034	76,130	78,628

Selling, general and administrative expenses	32,889	36,469	28,665	30,098	33,566
Securitization and other costs	3,707	402	–	10,920	–

Total operating expenses	36,596	36,871	28,665	41,018	33,566

Operating income	38,296	31,012	36,369	35,112	45,062
Interest expense	31,509	35,947	33,538	28,341	28,258
Loss from early extinguishment of debt	–	–	–	2,004	–
Abandoned Canadian public offering costs	–	–	–	3,409	–
Other income (expense), net	(1,706)	354	(67)	33	(830)

Income (loss) before taxes	5,081	(4,581)	2,764	1,391	15,974
Provision for income taxes	29	20	34	56	55
Net income (loss) before cumulative effect of accounting change	5,052	(4,601)	2,730	1,335	15,919
Cumulative effect of change in accounting principle	–	–	2,043	–	–

Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919

Cash flow data:
Net cash provided by operating activities	$11,662	$15,290	$21,338	$22,775	$30,393
Net cash used in investing activities	$(10,208)	$(19,557)	$(4,964)	$(2,563)	$(3,590)
Net cash provided by (used in) financing activities	$(3,265)	$6,330	$(15,806)	$(18,532)	$(26,205)
Other financial data:
Maintenance capital expenditures(2)	$3,575	$2,578	$3,617	$2,652	$3,600
Ratio of earnings to fixed charges(3)	1.2	–	1.1	1.1	1.6
Adjusted EBITDA(4)	$56,962	$55,125	$53,188	$59,118	$58,314

	December 31, 2003

			Pro Forma As
	Actual	Adjustments	Adjusted(5)

	(In thousands)
Balance sheet data(6):
Total current assets	$60,996	$	$
Total current liabilities	$42,977	$	$
Working capital(7)	$18,019	$	$
Total assets	$190,639	$	$
Long-term debt (including current portion)	$292,199	$	$
Total liabilities	$330,397	$	$

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands)
EBITDA:
Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919
Cumulative effect of change in accounting principle	–	–	2,043	–	–
Provision for income taxes	29	20	34	56	55

Income (loss) before income taxes	5,081	(4,581)	2,764	1,391	15,974
Adjustments:
Interest expense	31,509	35,947	33,538	28,341	28,258
Depreciation and amortization(8)	16,969	17,155	17,026	13,293	10,886
Non-cash interest expense included in amortization above(9)	(2,562)	(2,518)	(2,720)	(2,507)	(2,017)

EBITDA(10)	$50,997	$46,003	$50,608	$40,518	$53,101

(1)	For 1999, this includes approximately $54.7 million in revenue from home laundry equipment sales to Amana Company, L.P.
(2)	Maintenance capital expenditures is defined in the indenture as capital expenditures less non-recurring capital expenditures as reflected in the chart below for the relevant periods.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands)
Capital expenditures	$10,947	$7,445	$5,152	$2,652	$3,600
Non-recurring capital expenditures	(7,372)	(4,867)	(1,535)	—	—

Maintenance capital expenditures	$3,575	$2,578	$3,617	$2,652	$3,600

During 1999 and 2001, we incurred various capital expenditures in connection with certain facility rationalization efforts related to previously owned facilities in Searcy, Arkansas, Madisonville, Kentucky and Cincinnati, Ohio, that were considered non-recurring and outside the normal course of our manufacturing operations. The non-recurring capital expenditures consist of the following:

•	In 1999, $4.9 million and $2.5 million, respectively, of expenditures at our Ripon facility related to the replication of production capabilities for our standard dryer and front load washer product lines. These products were produced by a previously owned manufacturing facility in Searcy, Arkansas, which was sold in 1997 as part of Raytheon Company’s divestiture of its Raytheon Appliance Group.

•	In 2000, $3.2 million of expenditures at our Ripon facility related to the transfer of production of our standard dryer and front load washer product lines from a previously owned manufacturing facility in Searcy, Arkansas, which began in 1999 (these expenditures included $2.6 million to build a new finished goods distribution center in Ripon as the prior warehousing space was displaced by the standard dryer, front load washer and tumbler dryer production lines); $1.1 million of expenditures at our Ripon facility related to the transfer of production of our tumbler dryer product line from a previously owned manufacturing facility in Madisonville, Kentucky, which was closed in 1999; $0.5 million of expenditures at our Marianna facility related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio.

•	In 2001, $1.5 million of expenditures primarily at our Marianna facility related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio, which began in 2000.

We believe that the identification and separation of maintenance and non-recurring capital expenditures are important factors in evaluating our financial results.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. In 2000, earnings were inadequate to cover fixed charges. The dollar amount of earnings required to attain a ratio of 1.0 to 1.0 is $4.6 million.

(4)	“Adjusted EBITDA,” as defined in the indenture governing our senior subordinated notes is determined as EBITDA, as adjusted for finance program adjustments, other non-recurring charges and the annual management fee paid to affiliates of Bain. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our senior subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt requires a ratio of Adjusted EBITDA to fixed charges of to 1.0, subject to certain exceptions, including our ability to incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional senior subordinated notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs.

On a historical basis, we made the following adjustments to EBITDA to compute Adjusted EBITDA:

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands, except ratios)
EBITDA	$50,997	$46,003	$50,608	$40,518	$53,101
Adjustments:
Finance program adjustments(a)	(1,313)	2,650	151	1,019	3,396
Other non-recurring charges, as defined in the indenture(b)	6,269	5,453	1,414	16,548	797
Management fees paid to affiliates of Bain	1,009	1,019	1,015	1,033	1,020

Adjusted EBITDA	$56,962	$55,125	$53,188	$59,118	$58,314

Ratio of Adjusted EBITDA to fixed charges(c)	2.0	1.6	1.7	2.3	2.2

(a)	We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by Statement of Financial Accounting Standards No. 125/140, or SFAS No. 125/140) and cash basis revenues.

(b)	Historically other non-recurring charges included infrequently occurring items, plant relocation costs included in administrative expenses and lawsuit settlement expenses.

For a more detailed explanation of the adjustments of EBITDA to calculate Adjusted EBITDA, see Footnote 4 to “Selected Historical Financial and Operating Data Information.”

(c)	For purposes of calculating the ratio of Adjusted EBITDA to fixed charges (as defined in the indenture), fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest and cash dividends on preferred stock. On a pro forma basis, for the year ended December 31, 2003, our ratio of Adjusted EBITDA to fixed charges under the indenture would have been to 1.0.

(5)	The pro forma as adjusted balance sheet data have been prepared assuming the closing of this offering, the tender or purchase on redemption of 100% of our existing senior subordinated notes and completion of the bank refinancing, including payment of related fees and expenses. The pro forma as adjusted balance sheet data give effect to those transactions as if they had occurred on December 31, 2003.

(6)	As described in “Risk Factors” and further described in “Material U.S. Federal Income Tax Consequences,” we plan to account for the issuance of the IDSs as representing shares of common stock and senior subordinated notes. We will deduct as interest expense the interest on the senior subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deduction in our consolidated financial statements. We cannot assure you that the Internal Revenue Service will not seek to challenge the treatment of these senior subordinated notes as debt and the amount or timing of interest expense deducted. If the Internal Revenue Service were to challenge this treatment successfully, we would have to pay additional income taxes and record an additional liability for the previously recorded benefit for the interest deductions.

(7)	Working capital represents total current assets less total current liabilities.

(8)	Amortization expense for 2001, 2000 and 1999 includes goodwill amortization of $2.0 million, $2.0 million and $1.5 million, respectively. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of the goodwill balance as of December 31, 2001.

(9)	Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(10)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Set forth below is a reconciliation of EBITDA to our cash flow from operating activities for the periods indicated.

	Year Ended
	December 31,

	1999	2000	2001	2002	2003

	(In thousands)
Cash flows from operating activities	$11,662	$15,290	$21,338	$22,775	$30,393
Interest expense, net of non-cash interest	27,023	31,134	27,155	20,959	20,951
Net change in operating assets and liabilities	14,753	(393)	2,148	(1,301)	1,735
Income tax provision	29	20	34	56	55
Loss from early extinguishment of debt	—	—	—	(2,004)	—
Other(A)	(2,470)	(48)	(67)	33	(33)

EBITDA	$50,997	$46,003	$50,608	$40,518	$53,101

(A)	In 1999, we recorded a $2.3 million restructuring charge associated with the closing of our Madisonville, Kentucky manufacturing facility. The charge includes $1.7 million in employee termination and severance benefit charges, $0.5 million for the estimated loss on fixed assets which were held for disposal, and $0.1 million in miscellaneous costs. In 2000, we recorded an additional $0.4 million restructuring charge due to additional medical benefits provided as part of the employee terminations.

Interest and Dividend Payments to IDS Holders

The table below is intended to provide certain information relating to our available funds and our interest and dividend payments to IDS holders for the year ended December 31, 2003, on a pro forma basis to give effect to this offering, including the use of proceeds from this offering, our reorganization, the consent solicitation and tender offer, and to give effect to our new credit facility.

Adjusted EBITDA, available funds before dividend payments on common shares and remaining funds are not indicators of performance or other measures in accordance with GAAP. We present these non-GAAP financial measures in this prospectus because we believe they are indicators of our ability to declare and pay dividends on Class A common stock and Class B common stock pursuant to our indenture governing the senior subordinated notes. Adjusted EBITDA is described under “Summary Consolidated Financial Information.”

The information in the table below assumes that these transactions occurred on January 1, 2003.

Pro Forma

Year Ended
December 31,
2003

(In thousands)
Adjusted EBITDA (actual)	$58,314
Deductions:
Capital expenditures(1)	3,600
Interest expense on new credit facility(2)
Interest expense on senior subordinated notes(3)
Dividends on shares of preferred stock
State and federal income tax expense(4)
Estimated additional public company administrative expense(5)
Available funds before dividend payments on common shares
Dividends on shares of Class A common stock
Dividends on shares of Class B common stock

Remaining funds	$

(1)	Represents our capital expenditures for the year ended December 31, 2003. We estimate that we will have capital expenditure requirements of approximately $ million in each of 2004 and 2005.

(2)	Assumes interest at current rates, estimated as % average interest, on $ million outstanding borrowings under the new term loan and a % commitment fee on the average unused balance of million under the new revolver.

(3)	Assumes % interest on $ million of senior subordinated notes represented by the IDSs and $ million of senior subordinated notes issued separately (not in the form of IDSs).

(4)	Represents our income tax expense for the year ended December 31, 2003. This does not reflect the impact of our reorganization and we expect that our income tax expense will be $ in 2004.

(5)	Consists of estimated incremental accounting and audit fees, director and officer liability insurance, expenses relating to the annual stockholders meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent expenses, directors fees, additional legal fees, listing fees and miscellaneous fees.

Dividend payments are discretionary. See “Dividend Policy and Restrictions.”

We estimate that we will have capital expenditure requirements of approximately $           million in each of 2004 and 2005. Interest payments on the senior subordinated notes may be deferred on one or more occasions for up to eight quarters in the aggregate prior to           , 2009 and may be deferred at our option on two occasions for not more than two quarters between           , 2009 and           , 2014.

Based on the foregoing, aggregate payments to IDS holders and holders of separate senior subordinated notes for the year ended December 31, 2003, would have been as follows:

	Aggregate	Per IDS	Per Note

(In thousands)
Interest on senior subordinated notes	$	$	$
Dividends on shares of Class A common stock represented by IDSs

Total	$	$	$

Risk Factors

Before you invest in the IDSs (including the shares of our Class A common stock and our senior subordinated notes represented by the IDSs) or the senior subordinated notes, you should carefully consider the various risks of the investment, including those described below, together with all of the other information included in this prospectus. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of the IDSs and the senior subordinated notes could decline and you could lose all or part of your investment.

Risks Relating to the IDSs, the Shares of Class A Common Stock and Senior Subordinated Notes Represented by the IDSs, the Senior Subordinated Notes Offered Separately (not in the form of IDSs), and our New Credit Facility

We have substantial indebtedness that could restrict our ability to pay interest and principal on the senior subordinated notes and to pay dividends with respect to shares of our Class A common stock represented by the IDSs and impact our financing options and liquidity position.

Our ability to make distributions, pay dividends or make other payments will be subject to applicable law and contractual restrictions contained in the instruments governing our indebtedness, including the new credit facility which we guarantee on a senior secured basis. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IDSs and of separate senior subordinated notes (not in the form of IDSs), including:

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes; and

•	our substantial indebtedness may make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

Although our new credit facility will contain total leverage, senior leverage and cash interest coverage maintenance covenants that will restrict our ability to incur debt as described under “Description of Certain Indebtedness—New Credit Facility,” the indenture governing the senior subordinated notes allows us to issue an unlimited amount of senior subordinated notes so long as we issue additional shares of Class A common stock in the appropriate proportionate amounts to represent additional IDSs.

We may amend the terms of our new credit facility, or we may enter into new agreements that govern our senior indebtedness and the amended or new terms may significantly affect our ability to pay interest on our senior subordinated notes and dividends on shares of our common stock.

Our new credit facility contains significant restrictions on our ability to pay interest on the senior subordinated notes and dividends on shares of common stock based on us meeting certain performance measures and compliance with other conditions. As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional indebtedness may contain covenants that could limit, in a significant manner, our ability to make interest payments and pay dividends to you.

We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	a number of other restricted payments, including investments;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of a number of liens;

•	consolidations, mergers and transfers of all or substantially all of our assets; and

•	our ability to change the nature of our business.

The terms of the new credit facility include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also requires us to maintain certain specified financial ratios and satisfy financial condition tests. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Events of default under the new credit facility would prohibit us from making payments on the senior subordinated notes in cash, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

We are a holding company and conduct all of our operations through our subsidiaries. We currently have no significant assets other than equity interests in Alliance Laundry, all of which will be pledged to the creditors under the new credit facility which we guarantee. As a result, we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Subject to restrictions set forth in the indenture, we may defer the payment of interest to you for a significant period of time.

Prior to                     , 2009, we may, subject to restrictions set forth in the indenture, defer interest payments on our senior subordinated notes on one or more occasions for up to an aggregate period of eight quarters. In addition, after                     , 2009 but before                     , 2014 and during the term of each additional five-year term of the senior subordinated notes, if any, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes for up to two quarters. Deferred interest will bear interest at the same rate as the senior subordinated notes. For any interest deferred during the first five years, we are not obligated to pay any deferred interest until                , 2009; so you may be owed a substantial amount of deferred interest that will not be due and payable until such date. For any interest deferred

after                     , 2009, we are not obligated to pay all of the deferred interest until           so you may be owed a substantial amount of deferred interest that will not be due and payable until such date.

You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering or any dividends at all.

Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing our senior subordinated notes and the new credit facility contain significant restrictions on our ability to make dividend payments, including, if we defer interest on the senior subordinated notes under the indenture, restrictions on the payment of dividends until we have paid all deferred interest.

In addition, our after-tax cash flow available for dividend and interest payments would be reduced if the senior subordinated notes were treated as equity rather than debt for United States federal income tax purposes. In that event, the stated interest on the senior subordinated notes could be treated as a dividend and interest on the senior subordinated notes would not be deductible by us for United States federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our United States federal and applicable state income tax liability.

You will be immediately diluted by $           per share of Class A common stock if you purchase IDSs in this offering.

If you purchase IDSs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $           per share of Class A common stock represented by the IDSs which exceeds the entire price allocated to each share of Class A common stock represented by the IDSs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book value as of December 31, 2003, after giving effect to this offering, was approximately $           million, or $           per share of Class A common stock.

Our interest expense may increase significantly and could cause our net income and distributable cash to decline significantly.

The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Borrowings under the revolving facility will be made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our shareholders. Our ability to continue to expand our business will, to a large extent, be dependent upon our ability to borrow funds under our new credit facility and to obtain other third party financing, including through the sale of IDSs or other securities. We cannot assure you that such financing will be available to us on favorable terms or at all.

We may not generate sufficient funds from operations to pay our indebtedness at maturity or upon the exercise by holders of their rights upon a change of control.

A significant portion of our cash flow from operations will be dedicated to servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of quarterly dividends. Moreover, prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case you exercise your right to require us to purchase your notes upon a change of control. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

The indenture governing our senior subordinated notes and our new credit facility permit us to pay a significant portion of our cash flow to stockholders in the form of dividends.

Although the indenture governing our senior subordinated notes and our new credit facility have some limitations on our payment of dividends, they permit us to pay a significant portion of our cash flow to stockholders in the form of dividends. Following completion of this offering, we intend to pay quarterly dividends. Specifically, the indenture governing our senior subordinated notes permits us to pay up to the quarterly base dividend level in any fiscal quarter, which equals      % of our excess cash (which is Adjusted EBITDA, as defined in the indenture, minus the sum of cash interest expense, cash income tax expense and maintenance capital expenditures) for the 12 fiscal month period divided by four, as more fully described in “Description of Senior Subordinated Notes—Certain Covenants.” In addition, if the actual dividends paid in any fiscal quarter are less than the quarterly base dividend level, the indenture permits us to use the difference between the aggregate amounts of dividends actually paid and the quarterly base dividend level for such quarter for the payment of dividends at a later date. The new credit facility permits us to use up to      % of the distributable cash, as defined in the new credit facility plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes.

Because we will use a significant portion of the proceeds of this offering to purchase equity interests in our subsidiaries from our existing equity investors, we will have only the remaining portion of the proceeds of this offering to repay our existing debt and for corporate purposes and will have to incur more debt.

We will use a significant portion of the net proceeds from this offering to purchase equity interests in our subsidiaries from our existing equity investors as part of our reorganization. Therefore, we will not have these funds available to us (1) to repay our existing debt, and will therefore have to borrow more under our new credit facility to repay the existing credit facility than we would have had we not undertaken these purchases, or (2) to fund our operations or to continue to expand our business.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

At December 31, 2003, our assets included intangible assets in the amount of $55.4 million, representing approximately 29% of our total consolidated assets and consisting primarily of the excess of the acquisition cost over the fair market value of the net assets acquired in purchase transactions. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the growth in cash flows. As a result, in the event of a default under our new credit facility or on our senior subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the senior subordinated notes.

If we defer interest payments on the senior subordinated notes, you will be required to recognize interest income for United States federal income tax purposes in respect of the senior subordinated notes before you receive any cash payment of this interest. In addition, we will not pay you this cash if you sell the IDSs or the senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

The IDSs or the senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes if we defer interest payments. In addition, the requirement that we defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IDSs or the senior subordinated notes may be more volatile than other securities that do not have this requirement.

Because of the subordinated nature of the senior subordinated notes, holders of our senior subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors that are similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors. Holders of our senior subordinated notes may, therefore, receive less, ratably, than the holders of our senior indebtedness.

On a pro forma basis as of December 31, 2003, our senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $           million of outstanding senior secured indebtedness plus approximately $           million of letters of credit and the subsidiary guarantees would have ranked junior to no senior unsecured debt and pari passu with approximately $           million of outstanding indebtedness of ours and the subsidiary guarantors. In addition, as of December 31, 2003, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $           million under the new credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our senior subordinated notes. If any of the $110.0 million in our existing senior subordinated notes are not tendered to us by the closing of this offering, such notes will rank pari passu to our senior subordinated notes and the subsidiary guarantees until such time as we redeem such notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you.

Holders of our senior subordinated notes will be structurally subordinated to the debt of our non-guarantor subsidiaries.

In the event of bankruptcy or insolvency, the senior subordinated notes could be equitably subordinated or recharacterized as equity.

In the event of bankruptcy or insolvency, a party in interest may seek to subordinate the senior subordinated notes under principles of equitable subordination or to recharacterize the senior subordinated notes as equity. While we believe that any such attempt should fail, there can be no assurance as to the outcome of such proceedings. In the event a court subordinates the senior subordinated notes or recharacterizes them as equity, we cannot assure you that you would recover any amounts owed on the senior subordinated notes and you may be required to return any payments made to you on account of the senior subordinated notes, potentially for up to six years prior to our bankruptcy. In addition, should the court recharacterize the senior subordinated notes as equity you may not be able to enforce the guaranties.

The guarantees of the senior subordinated notes by our subsidiaries may be unenforceable.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

•	was engaged or about to engage in a business or a transaction for which the guarantor’s remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

What constitutes insolvency for the purposes of fraudulent transfer laws varies depending upon the law applied in any proceeding to determine if a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time such person incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that immediately after the issuance of the senior subordinated notes and the guarantees, we and each of the guarantors will be solvent, have sufficient capital to carry on our respective businesses and be able to pay our respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that since the guarantee was incurred for the benefit of Alliance Holdings and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor’s other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness and other credit obligations of that subsidiary guarantor.

The United States federal income tax consequences of the purchase, ownership and disposition of IDSs and senior subordinated notes are uncertain.

No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or the senior subordinated notes, or instruments similar to the IDSs or the senior subordinated notes, for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of IDSs and the senior subordinated notes are uncertain. Based on the opinion of tax counsel, we believe that an IDS should be treated as a unit representing a share of common stock and senior subordinated notes, and that the senior subordinated notes should be classified as debt for United States federal income tax purposes and we intend to deduct interest on such senior subordinated notes for tax purposes. However, the IRS or the courts may take the position that the IDSs are a single security classified as equity, or that the senior subordinated notes are properly classified as equity for United States federal income tax purposes, which could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs or senior subordinated notes, and materially increase our taxable income and, thus, our United States federal and applicable state income tax liability. This would adversely affect our financial position, cash flow, and liquidity, and could affect our ability to make interest or dividend payments on the senior subordinated notes and the common stock and may affect our ability to continue as a going concern. Our tax deduction for interest may be put at risk in the future as a result of a future ruling by the IRS, including an adverse ruling for other IDSs or an adverse ruling for our own IDSs and in the event of any such ruling, we may need to consider the effect of such developments on the determination of our future tax provisions and obligations. Foreign holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the common stock. Payments to foreign holders would not be grossed-up for any such taxes. For discussion of these tax-related risks, see “Material United States Federal Income Tax Consequences.”

The allocation of the purchase price of the IDSs may not be respected.

The purchase price of each IDS must be allocated for tax purposes between the share of common stock and senior subordinated notes comprising the IDS in proportion to their respective fair market values at the time of purchase. If our allocation is not respected, then it is possible that the senior subordinated notes will be treated as having been issued with original issue discount, or OID (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would be required to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes.

The IRS may not view the interest rate on the senior subordinated notes as an arm’s length rate.

We plan to deduct the interest expense on the senior subordinated notes from taxable income for income tax purposes and to report the full benefit of the income tax deductions in our consolidated financial statements. If the IRS were to determine that the interest rate on the senior subordinated notes did not represent an arm’s length rate, then any excess of the amount paid on the senior subordinated notes over the arm’s length rate would not be deductible and could be recharacterized as a dividend payment instead of an interest payment. In addition, the reclassification of interest payments as dividend payments may give rise to an event of default under our new credit facility. In such case, our taxable income and thus, our United States federal income tax liability could be materially increased and we would have to provide an additional liability in our consolidated financial statements for the previously recorded benefit for the interest deductions. In addition, foreign holders could be subject to withholding taxes with regard recharacterized amounts in the same manner as they will be with regard to dividends paid on the common stock. If the interest rate on the senior subordinated notes were determined to be less than an arm’s length rate, the senior subordinated notes could be treated as issued with OID, which you would be required to include in income over the term of the senior subordinated notes in advance of the receipt of cash attributable to that income.

Because of the deferral of interest provisions, the senior subordinated notes may be treated as issued with OID.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid is disregarded in determining whether a debt instrument is issued with OID. Although there is no authority directly on point, based on our financial forecasts, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations. Based on the foregoing, although the matter is not free from doubt because of the lack of direct authority, the senior subordinated notes should not be considered to be issued with OID at the time of their original issuance. If deferral of any payment of interest were determined not to be “remote,” then the senior subordinated notes would be treated as issued with OID at the time of issuance. In such case, all stated interest on the senior subordinated notes would be treated as OID, with the consequence that all holders would be required to include the yield on the senior subordinated notes in income as it accrued on a constant yield basis, possibly in advance of their receipt of the associated cash and regardless of their method of tax accounting.

If we subsequently issue senior subordinated notes with significant OID, we may be unable to deduct all of the interest on those senior subordinated notes.

It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations.” If any such senior subordinated notes were so treated, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our shareholders.

Subsequent issuances of senior subordinated notes may cause you to recognize taxable gain and/or OID and may reduce your recovery in the event of bankruptcy.

The United States federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) are unclear. In the future, we may issue senior subordinated notes underlying IDSs in exchange for shares of our preferred stock. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event that there is a subsequent issuance of senior subordinated notes having terms substantially identical to the senior subordinated notes offered hereby, each holder of senior subordinated notes or IDSs, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes.

The aggregate stated principal amount of senior subordinated notes owned by you and each other holder will not change as a result of such subsequent issuance and exchange. However, under applicable law, it is possible that the holders of subsequently issued senior subordinated notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for United States federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for United States federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. In such case, you would recognize any gain realized on the exchange, but a loss realized might be disallowed in which case your basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss.

Regardless of whether the exchange is treated as a taxable event, such exchange may result in an increase in the amount of OID, if any, that you are required to accrue with respect to senior subordinated notes. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange, we (and our agents) will report any OID on any subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing senior subordinated notes or IDSs, as the case may be, agree to report OID in a manner consistent with this approach. Consequently, you may be required to report OID as a result of a subsequent issuance (even though you purchased senior subordinated notes having no OID). This will generally result in you reporting more interest income over the term of the senior subordinated notes than you would have reported had no such subsequent issuance and exchange occurred. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder will have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

Before this offering, there has not been a public market for our IDSs, shares of our Class A common stock or senior subordinated notes. The price of the IDSs may fluctuate substantially, which could negatively affect IDS holders.

None of the IDSs, the shares of our Class A common stock or the senior subordinated notes has a public market history. In addition, there has not been an established market in the United States for securities similar to the IDSs. We cannot assure you that an active trading market for the IDSs will develop in the future, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop until the senior subordinated notes are redeemed or mature. If the senior subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange.

The initial public offering price of the IDSs has been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the IDSs after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our common stock or our senior subordinated notes may depress the price of the IDSs and the shares of our common stock and our senior subordinated notes.

Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our common stock and senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

We may issue shares of our common stock and senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Risks Relating to our Business and the Industry

Energy efficiency and water usage standards could adversely affect our industry.

Certain of our washer products are subject to federal and state laws and regulations which pertain to energy efficiency and/or water usage. There is a federal standard for residential clothes washers. Individual U.S. states are currently considering, and enacting, laws and corresponding standards which endeavor to regulate energy efficiency for certain of our commercial washers, as well as water usage standards for certain of our residential and commercial washers.

There can be no assurance that if these, and anticipated energy efficiency and water usage laws and corresponding standards create short term market conditions which are economically disadvantageous, they will not have a material adverse effect on our business, financial condition and results of operations.

Price fluctuations or shortages of raw materials and the possible loss of suppliers could adversely affect our operations.

The major raw materials and components we purchase for our production process are motors, stainless and carbon steel, aluminum castings, electronic controls, corrugated boxes and plastics. The price and availability of these raw materials and components are subject to market conditions affecting supply and demand. There can be no assurance that increases in raw material or component costs (to the extent we are unable to pass on such higher costs to customers) or future price fluctuations in raw materials will not have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that the loss of suppliers or of components would not have a material adverse effect on our business, financial condition and results of operations. We currently do not hedge commodities associated with payments for purchased raw materials and components.

Our net revenues depend on a limited number of significant customers.

Our top ten equipment customers accounted for approximately 35.8% of our 2003 net revenues, of which one customer, Coinmach Corporation and its subsidiary, Super Laundry Equipment Corp., accounted for approximately 15.8% of such net revenues for the period. Many arrangements are by purchase order and are terminable at will at the option of either party. Our business also depends upon the financial viability of our customers. A significant decrease or interruption in business from our significant customers could result in loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

Our inability to fund our financing programs to end-customers could result in the loss of sales and adversely affect our operations.

We offer an extensive financing program to end-customers, primarily laundromat owners, to assist them in their purchases of new equipment from our distributors or, in the case of route operators, from us. Typical terms include two to nine year loans with an average principal amount of approximately $75,000. We provide these financing programs through our asset backed facility, which is a three year $300.0 million revolving facility entered into by Alliance Laundry Equipment Receivables Trust 2002-A, a trust formed by one of our special purpose bankruptcy remote subsidiaries, and backed by equipment loans and trade receivables originated by us. The trust is utilized to finance both equipment loans and trade receivables. If certain limits in size of the asset backed facility are reached (either overall size or certain sublimits), additional indebtedness may be required to fund the financing programs. Our inability to incur such indebtedness to fund the financing programs or our inability to securitize such assets through off-balance sheet bankruptcy remote subsidiaries could limit our ability to provide our end-customers with financing which could result in the loss of sales and have a material adverse effect on our business, financial condition and results of operations. In addition, a significant increase in the cost of funding our financing subsidiaries could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive market.

Within the North American stand alone commercial laundry equipment industry, we compete with several large competitors. With respect to laundromats, our principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, key competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, we compete primarily with Pellerin Milnor Corporation, American Dryer Corporation and Wascomat. There can be no assurance that significant new competitors or increased competition from existing competitors will not have a material adverse effect on our business, financial condition and results of operations. Certain of our principal competitors have greater financial resources and/or are less leveraged than us and may be better able to withstand market conditions within the commercial laundry equipment industry. There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may face competition from companies outside of the United States that may have lower costs of production (including labor or raw materials). These companies may pass off these lower production costs as price decreases for customers and as a result, our revenues and profits could be adversely affected.

Our business is subject to the economic and political risks of selling products in foreign countries.

Sales of equipment to international customers represented approximately 12.7% of our 2003 net revenues. Demand for our products are and may be affected by economic and political conditions in each of the countries in which we sell our products and by certain other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in United States dollars), import duties, changes to import and export regulations (including quotas), possible restrictions on the transfer of funds, labor or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable and the burdens and cost of compliance with a variety of foreign laws. Changes in policies by foreign governments could result in, for example, increased duties, higher taxation, currency conversion limitations or limitations on imports or exports, any of which could have a material adverse effect on our business, financial condition and results of operations. We do not, and currently do not intend to hedge exchange rate fluctuations between United States dollars and foreign currencies associated with payments for equipment and service parts sales.

We are dependent on key personnel.

We are dependent on the continued services of our senior management team and certain other key employees. Other than for chief executive officer, Thomas L’Esperance, we do not maintain employment agreements with senior management and we do not maintain life insurance policies with respect to key employees. The employment agreement entered into with Mr. L’Esperance in May 1998 was amended on July 23, 2003 to renew for additional one-year periods from May 4, 2004 forward, unless we or Mr. L’Esperance provides written notice not to renew the agreement. The loss of such key employees could have a material adverse effect on our business, financial condition and results of operations and could lead to reduced distribution on our capital stock.

Adverse relations with employees could harm our business.

As of December 31, 2003, approximately 639 of our employees at our Wisconsin facilities were represented by The United Steel Workers of America. We are periodically in negotiations with The United Steel Workers of America. The current collective bargaining agreement covering employees at our Wisconsin facilities was approved in February 2004 and expires on February 28, 2009. Although we expect to renew the existing agreement upon its expiration or negotiate a new agreement without a work stoppage and believe that our relations with our union employees are generally good, there can be no assurance that we can successfully negotiate a new agreement or that work stoppages by certain employees will not occur. Any such work stoppages could have a material adverse effect on our business, financial condition and results of operations.

Beginning in December 2005, we will be unable to continue our off-balance sheet facility. If we are unable to refinance this facility, this may have an adverse impact on our business.

If we are unable to refinance or replace the facility prior to December 2005, it could also have a material adverse effect on our business, financial condition and results of operations, including our revenues and EBITDA and leverage. In 2003, our financing program contributed approximately $9.7 million, or approximately 17%, to our Adjusted EBITDA. As of December 31, 2003, the amount due to lenders under our asset backed facility for trade receivables was $31.8 million. If we are unable to refinance or replace the facility, among other things, our EBITDA could decrease over time due to the loss in revenue generated by new financings and our leverage could increase as a result of having to finance accounts receivables on our balance sheet. CIBC World Markets Corp. (or one of its affiliates) is a lender and co-administrative agent under our asset backed facility. We have been advised by CIBC World Markets Corp. that it and its affiliates are in the process of exiting certain structured finance businesses and transactions and winding down or selling CIBC’s U.S., United Kingdom, and Australian based receivables conduit vehicles, and, as a result, will not be able to act as a lender under any replacement facility or participate in any refinancing of the facility.

The nature of our business exposes us to potential liability for environmental claims and we could be adversely affected by environmental and safety requirements.

We are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not have a material adverse effect on our business, financial condition and results of operations. We believe that our facilities and operations are in material compliance with all environmental, health and safety laws.

Federal, state and local governments could enact laws or regulations concerning environmental matters that affect our operations or facilities or increase the cost of producing, or otherwise adversely affect the demand for, our products. We cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future, the effect of which could be retroactive. Nor can we predict how existing or future laws and regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at other properties where we or our predecessors have arranged for the disposal of hazardous substances. The enactment of more stringent laws or stricter interpretation of existing laws could require expenditures by us, some of which could have a material adverse effect on our business, financial condition and results of operations. With respect to the Marianna, Florida facility, a former owner of the property has agreed to indemnify us for certain environmental liabilities. In the event that the former owner fails to honor its obligations under the indemnification, such liabilities could be borne directly by us and could be material.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, subsurface environmental contamination with respect to our Marianna, Florida and Ripon, Wisconsin manufacturing facilities. With respect to the Marianna facility, this work is being conducted by a former owner of the property pursuant to an indemnity agreement and is being funded through an escrow account, the available balance of which we believe to be substantially greater than the remaining remediation costs. With respect to the Ripon facility, this work will be conducted by us. We currently expect to incur costs of less than $100,000 through 2004 at the Ripon facility to complete remedial work. There can be no assurance, however, that significant additional remedial costs will not be incurred by us in the future with respect to the Marianna, Ripon or other facilities.

Our operations are also subject to various hazards incidental to the manufacturing and transportation of commercial laundry equipment. These hazards can cause personal injury and damage to and destruction of property and equipment. There can be no assurance that as a result of past or future operations, there will not be claims of injury by employees or members of the public. Furthermore, we also have exposure to present and future claims with respect to worker safety, workers’ compensation and other matters. There can be no assurance as to the actual amount of these liabilities or the timing of them. Regulatory developments requiring changes in operating practices or influencing demand for, and the cost of providing, our products and services or the occurrence of material operational problems, including but not limited to the above events, may also have a material adverse effect on our business, financial condition and results of operations.

For a discussion of these risks, see “Business— Regulation and Laws— Environmental, Health and Safety Matters.”

We are subject to risks of future legal proceedings.

At any given time, we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles that we believe are reasonable and prudent. However, we can make no assurance that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. A significant judgment against us, the loss of a significant permit or other approval or the imposition of a significant fine or penalty could have a material adverse effect on our business, financial condition and future prospects.

Interest and foreign exchange rate fluctuations could have an adverse effect on our revenues and financial results.

From time to time, we hedge exchange rate fluctuations between United States dollars and foreign currencies for purchases of inventory components. Such amounts are not material to our operations. Additionally, from time to time, we may enter into derivative financial instruments to hedge our interest rate exposures. We do not enter into derivatives for speculative purposes. We currently do not hedge commodities for purchased raw materials and components.

Revenue from international customers represented approximately 12.7% of 2003 net revenues. At December 31, 2003, there were no material non-United States dollar denominated financial instruments outstanding which exposed us to foreign exchange risk.

As noted above, we are exposed to market risk associated with adverse movements in interest rates. Specifically, we are primarily exposed to changes in the fair value of our $110.0 million senior subordinated notes, and to changes in earnings and related cash flows on our variable interest rate debt obligations outstanding under the new credit facility and our retained interests related to trade accounts receivable and equipment loans sold to our special-purpose securitization entities. Borrowings outstanding under the existing senior credit facility totaled $157.0 million at December 31, 2003.

The fair value of our senior subordinated notes was approximately $110.6 million based upon prevailing prices in recent market transactions as of December 31, 2003. We estimate that this fair value would increase/decrease by approximately $3.7 million based upon an assumed 10% decrease/increase in interest rates compared with the effective yield on the senior subordinated notes as of December 31, 2003.

An assumed 10% increase/decrease in the variable interest rate of 4.7% in effect at December 31, 2003 related to the term loan borrowings outstanding under the existing senior credit facility would decrease/increase annualized earnings and cash flows by approximately $1.0 million.

On December 12, 2002, we entered into an $80.0 million interest rate swap agreement with Lehman Brothers Special Financing Inc. to hedge a portion of our interest rate risk related to our term loan borrowings under the existing senior credit facility. Under the swap, which matures on January 6, 2006, we pay a fixed rate of 3.06%, and receive or pay quarterly interest payments based upon three month LIBOR. Under the swap, net cash interest paid during 2003 was $1.1 million. The fair value of this interest rate swap agreement, which represents the amount that we would pay to settle the instrument, was $1.9 million at December 31, 2003.

An assumed 10% increase/decrease in interest rates under our special-purpose entities at December 31, 2003 would not have a material effect on the fair value of the retained interest in sold trade accounts receivable due to the short-term nature of the underlying receivables. Finally, based upon the mix of variable and fixed rate equipment loans we have sold, a 10% increase/decrease in interest rates would decrease/increase the fair value of our retained interests at December 31, 2003 of $22.7 million by approximately $0.5 million.

Our amended and restated certificate of incorporation and bylaws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in our amended and restated certificate of incorporation and amended and restated bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our amended and restated certificate of incorporation will provide that stockholders generally may not act by written consent and only stockholders representing at least           % in voting power may request that our board of directors call a special meeting. In addition, our ability to merge or consolidate with any other person or, directly or indirectly, sell all or substantially all our assets is subject to the approval of a supermajority of our directors. Our amended and restated certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	impact of competition;

•	continued sales to key customers;

•	possible fluctuations in the cost of raw materials and components;

•	possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad;

•	the impact of substantial leverage and debt service on us;

•	possible loss of suppliers;

•	risks related to asset backed facility;

•	dependence on key personnel;

•	labor relations; and

•	potential liability for environmental, health and safety matters.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $           million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use these net proceeds, together with $           million of borrowings under our new credit facility and cash and cash equivalents, which we refer to in the aggregate as the “aggregate cash sources” as follows:

•	$ million to repurchase all of our existing senior subordinated notes in the tender offer or through a redemption and to repay all outstanding borrowings under the existing credit facility;

•	$ million to repay amounts outstanding under the junior notes;

•	$ million to redeem the mandatorily redeemable preferred membership interests in our predecessor held by affiliates of Trust Company of the West and affiliates of Sankaty Advisors;

•	funding $ million as working capital; and

•	to repurchase our existing equity investors’ remaining equity interest in our predecessor. Based on account balances reflected on our , 2004 balance sheet, we expect that such remaining aggregate cash sources would have been approximately $ million. Assuming this offering and all related transactions described in this prospectus had been consummated on , 2004, such aggregate cash sources would have been $ million.

We will not receive any of the proceeds from the underwriters’ exercise of their over-allotment option.

Borrowings under the existing term loan facility bear interest, at our election, at either the lender’s “base rate” (as defined in the existing senior credit facility documents) plus a margin of 2.5% or the “Eurodollar rate” (as defined in the existing senior credit facility documents) plus a margin of 3.5%. Borrowings under the existing revolving credit facility bear interest, at our election, at either the “base rate” plus a margin ranging from 1.5% to 2.5% or the “Eurodollar rate” plus a margin ranging from 2.5% to 3.5%. The interest rate on term loan borrowings outstanding at December 31, 2003 and 2002 was 4.7% and 5.3%, respectively. Our existing senior subordinated notes bear interest at 9 5/8% per year and are due in 2008. Our junior notes bear interest at the rate of 19.0% per annum until the eighth anniversary of the date of issuance of the junior notes and at a rate of 13.0% thereafter and mature on August 21, 2009. Our preferred membership interests are redeemable at a redemption price of $6.0 million upon a change of control or certain other liquidity events.

The table below sets forth our estimate of the sources and uses of funds required to effect the transactions described in this prospectus. The estimated sources and uses are based on an assumed closing date of                     , 2004.

Sources
(In millions)
Cash and cash equivalents	$
New credit facility:
New term facility
New revolving facility
IDSs offered hereby

Senior subordinated notes sold hereby separately

Total sources of funds	$

Repayment of existing credit facility	$
Purchase of our existing senior subordinated notes in the tender offer and consent solicitation (including accrued and unpaid interest)
Repayment of junior notes
Redemption of preferred stock
Fees and expenses
Funding working capital
Proceeds to existing equity investors(1)	$

Total uses of funds	$

(1)	The proceeds to our existing equity investors shown on the table above does not include IDSs, Class B common stock and preferred stock that we are issuing to them in this offering in connection with our reorganization. These IDSs have an aggregate value of $ million based on an assumed initial public offering price of $ , the Class B common stock has an assumed initial aggregate value of $ million, and the preferred stock has an aggregate value of $ million. In addition, if the underwriters’ over-allotment option is exercised in full, existing equity investors will offer an aggregate of IDSs to the public and will receive all proceeds from the sale thereof, less any underwriters’ discount and commissions.

Dividend Policy and Restrictions

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our Class A common stock as of the                     day of                     ,                     ,                     and                     of each year, or the business day immediately preceding such day, subject to applicable law, as described below, and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our Class A common stock. The initial dividend rate is expected to be equal to $           per share of Class A common stock per annum, subject to adjustment. We will pay those dividends on or about the last day of                     ,                     ,                     and                     of each year. Any time a dividend is paid to holders of Class A common stock, holders of Class B common stock will be paid a dividend equal to the amount per share paid to holders of Class A common stock.

In addition to any such dividend, holders of shares of our preferred stock will be entitled to receive cumulative dividends which will accrue at a rate of      % per annum on the deemed issuance price of $           per share; provided that during the continuation of any event of default under the indenture governing the senior subordinated notes, dividends will accrue at a rate of      % per annum. Such dividends will accrue, and to the extent not paid, accumulate, whether or not declared and whether or not we have funds legally available for the payment of dividends. Such dividends will be paid, if declared by the board, on                     ,                     ,                     and                     of each year or, to the extent not previously paid, at such time as such shares of preferred stock together with the Class B common stock are exchanged for IDSs; provided that such dividends may only be paid to the extent allowable under applicable law, the terms of our new credit facility and the indenture governing our senior subordinated notes.

Upon the closing of the offering no shares of our Class C common stock will be outstanding and we do not anticipate that we will issue shares of Class C common stock or declare dividends thereon in the near future.

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our capital stock as follows:

•	we may not pay dividends if such payment will exceed the quarterly base dividend level in any fiscal quarter; provided that if such payment is less than the quarterly base dividend level in any fiscal quarter, the difference between the aggregate amount of dividends actually paid and the quarterly base dividend level for such quarter will be available for the payment of dividends at a later date. The quarterly base dividend level for any given fiscal quarter shall equal % of our excess cash (as defined below) for the 12 month period ending on the last day of our then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four (4). “Excess cash” shall mean with respect to any period, Adjusted EBITDA, as defined in the indenture, minus the sum of (i) cash interest expense (ii) cash income tax expense, (iii) maintenance capital expenditures and (iv) dividends on our preferred stock, in each case, for such period;

•	we may not pay any dividends if not permitted under any of our senior indebtedness;

•	we may not pay any dividends while interest on the senior subordinated notes is being deferred or, after the end of any interest deferral, so long as any deferred interest has not been paid in full; and

•	we may not pay any dividends if a default or event of default under the indenture has occurred and is continuing.

Our board of directors may, in its discretion, amend or repeal this dividend policy. Our board of directors may decrease the level of dividends provided for in this dividend policy or discontinue entirely the payment of dividends.

Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

We have not paid dividends in the past.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003 on an actual basis and on a pro forma as adjusted basis as if our reorganization and this offering, including the use of proceeds from this offering, the repayment of all outstanding borrowings under our existing credit facility and the tender offer and consent solicitation had occurred on that date and that we had entered into the new credit facility on that date. For purposes of this presentation, we have assumed that all of our existing senior subordinated notes are purchased or redeemed in the tender offer and consent solicitation for an aggregate consideration of $           million.

	As of December 31, 2003

			Pro Forma
	Actual	Adjustments	as Adjusted

	(In thousands)
Cash and cash equivalents	$7,937	$	$

Long-term debt, including current portion
Current maturities of long-term debt	11,270
Existing credit facility (long-term)	145,975
New credit facility	—
9 5/8% senior subordinated notes	110,000
% senior subordinated notes	—
Junior subordinated note	24,171
Other long-term debt	783

Total long-term debt	292,199

Preferred stock, $0.01 par value per share
Stockholders’ equity
Mandatorily redeemable preferred equity	6,000
Members’ deficit	(145,758)
Class A common stock, $0.01 par value per share	—
Class B common stock, $0.01 par value per share	—
Class C common stock, $0.01 par value per share	—
Additional paid-in capital	—
Accumulated other comprehensive gain	—
Total stockholders’ equity	(139,758)

Total capitalization	$160,378	$	$

Dilution

Dilution is the amount by which the portion of the offering price paid by the purchasers of the IDSs to be sold in the offering that is allocated to our shares of Class A common stock represented by the IDSs exceeds the net tangible book value or deficiency per share of our Class A common stock after the offering. Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding at that date.

Our net tangible book value as of December 31, 2003 was approximately $(195.2) million. After giving effect to our receipt and intended use of approximately $           million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs and separate senior subordinated notes in this offering, based on an assumed initial public offering price of $           per IDS (the midpoint of the range set forth on the cover page of this prospectus) and      % of the stated principal amount of the senior subordinated notes being sold separately, our pro forma as adjusted net tangible book value as of December 31, 2003 would have been approximately $           million, or $           per share of Class A common stock. This represents an immediate increase in net tangible book value of $           per share of our Class A common stock to existing stockholders and an immediate dilution of $           per share of our Class A common stock to new investors purchasing IDSs in this offering.

The following table illustrates this substantial and immediate dilution to new investors:

Per Share of
Common Stock
	Per Share of	Assuming
	Class A	Full Exercise of the
	Common Stock	Over-Allotment Option

Portion of the assumed initial public price of $ per IDS allocated to one share of Class A common stock	$	$
Net tangible book value per share as of December 31, 2003
Increase per share attributable to cash payments made by investors in this offering

Pro forma as adjusted net tangible book value after this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

The following table sets forth on a pro forma basis as of December 31, 2003, assuming no exercise of the over-allotment option:

•	the total number of shares of our Class A common stock to be owned by the existing equity investors and to be owned by the new investors, as represented by the IDSs to be sold in this offering;

•	the total consideration to be paid by the existing equity investors and to be paid by the new investors purchasing IDSs in this offering; and

•	the average price per share of Class A common stock to be paid by existing equity investors (cash and stock) and to be paid by new investors purchasing IDSs in this offering:

Shares of Class A
	Common Stock				Average Price
	Purchased		Total Consideration		Per Share of
Class A
	Number	Percent	Amount	Percent	Common Stock

Existing equity investors		%	$	%	$
New investors		%		%	$

Total		100.0%	$	100.0%

Selected Historical Financial and Operating Data

The following table sets forth our selected consolidated financial information derived from our audited consolidated financial statements as of and for each of the years ended December 31, 1999 through December 31, 2003, of which the financial statements for 2001, 2002 and 2003 are included elsewhere in this prospectus.

The information in the following table should be read together with our audited consolidated financial statements for 2001, 2002 and 2003 and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the following table reflect rounding adjustments.

	Year Ended December 31,

	1999	2000	2001	2002	2003

		(In thousands, except per share data)
Statements of operations data
Net revenues:
Commercial laundry(1)	$281,658	$230,448	$219,273	$219,653	$230,663
Service parts	32,716	34,993	34,743	35,524	36,944

	314,374	265,441	254,016	255,177	267,607
Cost of sales	239,482	197,558	188,982	179,047	188,979

Gross profit	74,892	67,883	65,034	76,130	78,628

Selling, general and administrative expenses	32,889	36,469	28,665	30,098	33,566
Securitization and other costs	3,707	402	–	10,920	–

Total operating expenses	36,596	36,871	28,665	41,018	33,566

Operating income	38,296	31,012	36,369	35,112	45,062
Interest expense	31,509	35,947	33,538	28,341	28,258
Loss from early extinguishment of debt	–	–	–	2,004	–
Abandoned Canadian public offering costs	–	–	–	3,409	–
Other income (expense), net	(1,706)	354	(67)	33	(830)

Income (loss) before taxes	5,081	(4,581)	2,764	1,391	15,974
Provision for income taxes	29	20	34	56	55
Net income (loss) before cumulative effect of accounting change	5,052	(4,601)	2,730	1,335	15,919
Cumulative effect of change in accounting principle	–	–	2,043	–	–

Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919

Cash flow data:
Net cash provided by operating activities	$11,662	$15,290	$21,338	$22,775	$30,393
Net cash used in investing activities	$(10,208)	$(19,557)	$(4,964)	$(2,563)	$(3,590)
Net cash provided by (used in) financing activities	$(3,265)	$6,330	$(15,806)	$(18,532)	$(26,205)
Other data:
Maintenance capital expenditures(2)	$3,575	$2,578	$3,617	$2,652	$3,600
Ratio of earnings to fixed charges(3)	1.2	—	1.1	1.1	1.6
Adjusted EBITDA(4)	$56,962	$55,125	$53,188	$59,118	$58,314

	December 31,

	1999	2000	2001	2002	2003

	(In thousands)
Balance sheet data:
Total assets	$217,148	$210,143	$203,771	$197,295	$190,639
Long-term debt (including current portion)	$322,048	$336,605	$323,564	$314,577	$292,199

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands)
EBITDA:
Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919
Cumulative effect of change in accounting principle	–	–	2,043	–	–
Provision for income taxes	29	20	34	56	55

Income (loss) before taxes	5,081	(4,581)	2,764	1,391	15,974
Adjustments:
Interest expense	31,509	35,947	33,538	28,341	28,258
Depreciation and amortization(5)	16,969	17,155	17,026	13,293	10,886
Non-cash interest expense included in amortization above(6)	(2,562)	(2,518)	(2,720)	(2,507)	(2,017)

EBITDA(7)	$50,997	$46,003	$50,608	$40,518	$53,101

(1)	For 1999, this includes approximately $54.7 million in revenue from home laundry equipment sales to Amana Company, L.P.

(2)	Maintenance capital expenditures is defined in the indenture as capital expenditures less non-recurring capital expenditures as reflected in the chart below for the relevant periods.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands)
Capital expenditures	$10,947	$7,445	$5,152	$2,652	$3,600
Non-recurring capital expenditures	(7,372)	(4,867)	(1,535)	—	—

Maintenance capital expenditures	$3,575	$2,578	$3,617	$2,652	$3,600

During 1999 and 2001, we incurred various capital expenditures in connection with certain facility rationalization efforts related to previously owned facilities in Searcy, Arkansas, Madisonville, Kentucky and Cincinnati, Ohio, that were considered non-recurring and outside the normal course of our manufacturing operations. The non-recurring capital expenditures consist of the following:

•	In 1999, $4.9 million and $2.5 million, respectively, of expenditures at our Ripon facility related to the replication of production capabilities for our standard dryer and front load washer product lines. These products had been produced by a previously owned manufacturing facility in Searcy, Arkansas, which was sold in 1997 as part of Raytheon Company’s divestiture of its Raytheon Appliance Group.

•	In 2000, $3.2 million of expenditures at our Ripon facility related to the transfer of production of our standard dryer and front load washer product lines from a previously owned manufacturing facility in Searcy, Arkansas, which began in 1999 (these expenditures included $2.6 million to build a new finished goods distribution center in Ripon as the prior warehousing space was displaced by the standard dryer, front load washer and tumbler dryer production lines); $1.1 million of expenditures at our Ripon facility related to the transfer of production of our tumbler dryer product line from a previously owned manufacturing facility in Madisonville, Kentucky, which was closed in 1999; $0.5 million of expenditures at our Marianna facility related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio.

•	In 2001, $1.5 million of expenditures primarily at our Marianna facility related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio, which began in 2000.

We believe that the identification and separation of maintenance and non-recurring capital expenditures are important factors in evaluating our financial results.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. In 2000, earnings were inadequate to cover fixed charges. The amount of earnings required to attain a ratio of 1.0 to 1.0 is $4.6 million.

(4)	“Adjusted EBITDA,” as defined in the indenture governing our senior subordinated notes is determined as EBITDA, as adjusted for finance program adjustments, other non-recurring charges and the annual management fee paid to affiliates of Bain. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our senior subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt requires a ratio of Adjusted EBITDA to fixed charges of to 1.0, subject to certain exceptions, including our ability to incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional senior subordinated notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs.

On a historical basis, we made the following adjustments to EBITDA to compute Adjusted EBITDA:

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands, except ratios)
EBITDA	$50,997	$46,003	$50,608	$40,518	$53,101
Adjustments:
Finance program adjustments(a)	(1,313)	2,650	151	1,019	3,396
Other non-recurring charges, as defined in the indenture(b)	6,269	5,453	1,414	16,548	797
Management fees paid to affiliates of Bain	1,009	1,019	1,015	1,033	1,020

Adjusted EBITDA	$56,962	$55,125	$53,188	$59,118	$58,314

Ratio of Adjusted EBITDA to fixed charges(c)	2.0	1.6	1.7	2.3	2.2

(a)	We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(b)	Other non-recurring charges includes infrequently occurring items, plant relocation costs included in administrative expenses and lawsuit settlement expenses as follows:

Other non-recurring charges in 1999 relate to a $2.3 million restructuring charge associated with the Madisonville plant closure, $1.5 million associated with payments under retention agreements with certain key employees, a $1.5 million legal settlement with Amana Company, L.P., and $1.0 million of plant relocation costs.

Other non-recurring charges in 2000 relate to $0.4 million of additional medical benefits provided as part of the Madisonville plant closure and $5.1 million of plant relocation costs.

Other non-recurring charges in 2001 relate to $1.4 million of plant relocation costs.

Other non-recurring charges in 2002 relate to $10.9 million associated with costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables, $3.4 million associated with an abandoned Canadian public offering, $2.0 million associated with the non-cash loss resulting from the early extinguishment of debt on a prior term loan and revolving credit facility, and $0.2 million of plant relocation costs.

Other non-recurring charges in 2003 relate to $0.8 million of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.

Plant relocation costs in 2002, 2001 and 2000 primarily relate to expenses associated with the relocation of Madisonville, Kentucky and Cincinnati, Ohio production lines to Ripon, Wisconsin and Marianna, Florida, respectively. Plant relocation costs in 1999 primarily relate to the relocation of Madisonville, Kentucky product lines to Ripon, Wisconsin and duplication of the Searcy, Arkansas standard dryer and small capacity frontload washer production line in Ripon, Wisconsin.

(c)	For purposes of calculating the ratio of Adjusted EBITDA to fixed charges (as defined in the indenture), fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest and cash dividends on preferred stock. On a pro forma basis, for the year ended December 31, 2003, our ratio of Adjusted EBITDA to fixed charges under the indenture would have been to 1.0.

(5)	Amortization expense for 2001, 2000 and 1999 includes goodwill amortization of $2.0 million, $2.0 million and $1.5 million, respectively. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of the goodwill balance as of December 31, 2001.

(6)	Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(7)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP.

We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity.

	Year Ended
	December 31,

	1999	2000	2001	2002	2003

	(In thousands)
Cash flows from operating activities	$11,662	$15,290	$21,338	$22,775	$30,393
Interest expense, net of non-cash interest	27,023	31,134	27,155	20,959	20,951
Net change in operating assets and liabilities	14,753	(393)	2,148	(1,301)	1
Income tax provision	29	20	34	56	55
Loss from early extinguishment of debt	—	—	—	(2,004)	—
Other(A)	(2,470)	(48)	(67)	33	(33)

EBITDA	$50,997	$46,003	$50,608	$40,518	$53,101

(A)	In 1999, we recorded a $2.3 million restructuring charge associated with the closing of our Madisonville, Kentucky manufacturing facility. The charge includes $1.7 million in employee termination and severance benefit charges, $0.5 million for the estimated loss on fixed assets which were held for disposal, and $0.1 million in miscellaneous costs. In 2000, we recorded an additional $0.4 million restructuring charge due to additional medical benefits provided as part of the employee terminations.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve risks, uncertainties and assumptions. It contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We believe we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and that we are similarly a leader worldwide. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch® and Ajax®, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons and (iv) drycleaners.

The North American stand alone commercial laundry equipment industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. With economic conditions having limited effect on the frequency of use, and therefore the useful life of laundry equipment, industry revenues have been relatively stable over time. Similarly, with a majority of our revenues generated by recurring sales of replacement equipment and service parts, we have experienced stable revenues even during economic slowdowns.

Sales of stand alone commercial laundry equipment are the single most important driver of our revenues. In 2003, our net revenues from the sale of commercial laundry equipment were approximately $230.7 million, which comprised over 86% of our total net revenues. The other main component of our revenues is the sale of high margin service parts. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround for emergency repair parts orders. In 2003, net revenues from the sale of service parts were approximately $36.9 million, almost 14% of our total net revenues.

We have grown our overall market share to approximately 39% in 2003 and achieved steady revenues by building an extensive and loyal distribution network for our products, establishing a significant installed base of units and developing and offering a full innovative product line. As a result of our large installed base, a significant majority of our revenue is attributable to replacement sales of equipment and service parts.

We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We anticipate growth in demand for commercial laundry equipment in international markets as well, especially in developing countries where laundry processing has historically been far less sophisticated than in North America. In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on operating costs.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date and reported amounts of revenues and expenses, including amounts that are susceptible to change. Our critical accounting policies include accounting methods and estimates underlying such financial statement preparation, as well as judgments around uncertainties affecting the application of those policies. In applying critical accounting policies, materially different amounts or results could be reported under different conditions or using different assumptions. We believe that our critical accounting policies, involving significant estimates, uncertainties and susceptibility to change, include the following:

Revenue Recognition. Revenue from product sales is recognized by us when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred and ownership has transferred to the customer; (iii) the price to the customer is fixed or determinable and (iv) collectibility is reasonably assured. With the exception of certain sales to international customers, which are recognized upon receipt by the customer, these criteria are satisfied, and accordingly, revenue is recognized upon shipment by us. In addition, warranty and sales incentive costs are estimated and accrued at the time of sale, as appropriate.

We sell notes receivable and accounts receivable through our special-purpose bankruptcy remote entities. Servicing revenue, interest income on beneficial interests retained, and gains on the sale of notes receivable are included in commercial laundry revenue. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. We generally estimate the fair values of our retained interests based on the present value of expected future cash flows to be received, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved.

Inventories. We value inventories at the lower of cost or market. Cost is determined by the first-in, first-out method. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write-down any excess quantities to estimated net realizable value. Inherent in the estimates of net realizable value are our estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

Notes and Accounts Receivable. We value notes receivable not sold and accounts receivable net of allowances for uncollectible accounts. These allowances are based on estimates of the portion of the receivables that will not be collected in the future, and in the case of notes receivable, also considers estimated collateral liquidation proceeds. However, the ultimate collectibility of a receivable is significantly dependent upon the financial condition of the individual customer, which can change rapidly and without advance warning.

Retained Interests in Securitized Notes Receivable. We value retained beneficial interests in notes receivable sold to our off-balance sheet special-purpose entities based upon the present value of expected future cash flows to be received on the residual portion of cash flows on the notes, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks inherent in such estimates. Unrealized gains and losses resulting from changes in the estimated fair value of retained interests are recorded as other comprehensive income (loss). Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest.

Employee Pensions. We sponsor a defined benefit pension plan covering the majority of our employees. GAAP requires us to develop actuarial assumptions in determining annual pension expense and benefit obligations for the related plan. Such assumptions include discount rate, expected rate of return on plan assets, compensation increases and employee turnover rates. These assumptions are reviewed on an annual basis and modified as necessary to reflect changed conditions. For purposes of determining our pension expense for 2004, the discount rate and expected rate of return on plan assets have been reduced to 6.25% and 8.75%, respectively.

Further, GAAP requires the recognition of a minimum pension liability and in certain circumstances an adjustment to members’ equity (deficit) when the fair market value of year-end pension assets are less that the accumulated benefit obligation. At year-end 2002, a charge of $8.0 million to members’ deficit was recorded in response to lower asset valuation and somewhat higher benefit obligations as of that date. At year end 2003, members’ deficit was reduced by $4.4 million in response to asset returns for 2003 exceeding the plan’s assumed rates of return.

The following critical accounting policies address the initial and prospective accounting for the IDSs and the shares of Class A common stock and senior subordinated notes represented thereby:

Income Taxes. We intend to account for our issuance of the IDSs in this offering as representing an issuance of separate securities, shares of Class A common stock and senior subordinated notes and to allocate the proceeds received for each IDS unit between the Class A common stock and senior subordinated notes in proportion to their respective fair market values at the time of issuance. Accordingly, we will account for the senior subordinated notes represented by the IDSs as long-term debt bearing a stated interest rate of % maturing on 2014, subject to extension to 2024 based on certain conditions. As discussed below, based on the opinion of tax counsel, we are of the view that the senior subordinated notes should be treated as debt for United States federal income tax purposes and we intend to annually deduct interest expense of approximately $ on the senior subordinated notes from taxable income for United States federal and state income tax purposes. There can be no assurance that the classification of senior subordinated notes as debt (or the amount of interest expense deducted) will not be challenged by the IRS or will be sustained if challenged, although to date we have neither been informed by the IRS that they believe that the senior subordinated notes should be treated as equity rather than debt for United States federal and state income tax purposes, nor have we sought a ruling from the IRS that the senior subordinated notes should be treated as debt. If our treatment of the senior subordinated notes as debt is put at risk in the future as a result of a future ruling by the IRS, including an adverse ruling for other IDSs or an adverse ruling for our own IDSs such that the senior subordinated notes are required to be treated as equity for income tax purposes then in the event of any such ruling, we may need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claim the interest expense deduction and would adversely effect our financial position, cash flow, and liquidity, and could affect our ability to make interest or dividend payments on the senior subordinated notes and the shares of common stock represented by the IDSs and our ability to continue as a going concern. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction. In addition, non-U.S. holders of our IDS units could be subject to withholding taxes on the payment of interest treated by the IRS or the courts as dividends on equity which could subject us to additional liability for the withholding taxes that we do not collect on such payments.

As discussed below under “Material United States Federal Income Tax Consequences — United States Holders — Senior Subordinated Notes — Characterization,” the determination as to whether an instrument is treated as debt or equity for United States federal income tax purposes is based on all the facts and circumstances. There is no clear statutory definition of debt, and the characterization of an instrument as debt or equity is governed by principles developed in the case law, which analyzes numerous factors that are intended to identify the formal characteristics of, and the economic substance of, the investor’s interest in us. In light of the representations and determinations described in the section referred to above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes (including the separate issuance of senior subordinated notes in this offering), we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for United States federal income tax purposes. We intend to take such position, and therefore our financial statements will not reflect a tax liability related to this position. However, there can be no assurance that this position would be sustained if challenged by the IRS.

Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the senior subordinated notes represents an arm’s length rate. If the IRS were successful in such a challenge, then any excess of the interest paid on the senior subordinated notes over the deemed arm’s length amount would not be deductible by us and could be characterized as a dividend payment instead of an interest payment for United States federal income tax purposes. In such case, our taxable income and, thus, our United States federal income tax liability could be materially increased. We intend to determine, upon consummation of this offering, the appropriate arm’s length interest rate on the senior subordinated notes through the utilization of a third party valuation firm and through the sale of the separate senior subordinated notes with the same terms that are a part of this offering.

IDSs, Class B common stock and preferred stock. Our IDSs represent common stock, senior subordinated notes and embedded derivative features that may require bifurcation under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities (“FAS 133”).” Upon completion of this offering, proceeds from the issuance of the IDSs will first be allocated, based upon relative fair value at the issuance date, to Class A common stock and the senior subordinated notes. If it is determined at the time of issuance that any of the embedded derivatives are required to be bifurcated and separately accounted for, then a portion of the proceeds from the original issuance will also be allocated to the embedded derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the proceeds allocated to the senior subordinated notes will be reduced and the senior subordinated notes will be recorded at a discount and accreted to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not effect the tax treatment of the IDSs.

The Class A common stock portion of the IDS unit will be included in stockholders’ equity, net of the related portion of the IDS transaction costs allocated to Class A common stock, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated debt portion of the IDS unit will be included in long-term debt, and the related portion of the IDS transaction costs allocated to the notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the senior subordinated notes will be charged to expense as accrued by us. Any derivatives requiring bifurcation will be recorded as a liability as required by FAS 133 and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the senior subordinated notes and any embedded derivatives that require bifurcation through the utilization of a third party valuation firm and the sale of the separate senior subordinated notes with the same terms that are part of this offering.

In connection with our reorganization, we will issue shares of Class B common stock, and preferred stock to certain current equity holders. The preferred stock may, subject to certain conditions, be exchanged in the future for IDSs. The Class B common stock will be treated as permanent equity. The Class B common stock dividends will be equal to the amount per share paid to holders of Class A common stock. Because we have two classes of common stock, net income will be allocated between the two classes of common stock for purposes of computing earnings per share. At the date of the initial sale, the preferred stock will be classified as mezzanine equity. Dividends on preferred stock will be deducted from net income in the determination of net income available to common stockholders for purposes of computing earnings per share.

Following the second anniversary of the consummation of this offering, at the option of our existing equity investors, upon any subsequent sale of any of their shares of Class B common stock together with their preferred stock we will issue to the purchasers of such shares, one IDS in exchange for one share of Class B common stock and one share of preferred stock.

If it is determined at the time of issuance that the embedded conversion option is required to be bifurcated and separately accounted for, a portion of the proceeds from the original issuance of the Class B common stock and preferred stock will also be allocated to this derivative. If a portion of the initial proceeds is allocated to the derivative, the amount recorded as mezzanine equity will initially be recorded at a discount and accreted to the redemption value using the effective interest method. The bifurcated derivatives will be recorded as liabilities and will be marked to market with changes in fair value being recorded as a component of interest expense.

Results of Operations

The following table sets forth our historical net revenues for the periods indicated:

	Year Ended December 31,

	2001	2002	2003

	(In millions)
Commercial laundry	$219.3	$219.7	$230.7
Service parts	34.7	35.5	36.9

	$254.0	$255.2	$267.6

The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:

	Year Ended December 31,

	2001	2002	2003

Net revenues	100.0%	100.0%	100.0%
Cost of sales	74.4%	70.2%	70.6%
Gross profit	25.6%	29.8%	29.4%
Selling, general and administrative expense	11.3%	11.7%	12.6%
Securitization and other costs	0.0%	4.3%	0.0%
Operating income	14.3%	13.8%	16.8%
Net income (loss) before cumulative effect of accounting change	1.1%	0.5%	5.9%

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Revenues. Net revenues for the year ended December 31, 2003 increased $12.4 million, or 4.9%, to $267.6 million from $255.2 million for the year ended December 31, 2002. This increase was primarily attributable to higher commercial laundry revenue of $11.0 million and higher service parts revenue of $1.4 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $7.1 million, and international revenue of $4.7 million, which was partly offset by lower earnings from our off-balance sheet equipment financing program of $0.8 million. The increase in North American equipment revenue was primarily due to higher revenue from laundromats, and multi-housing laundries partially offset by lower revenue from drycleaners and on-premise laundries. Revenue from international customers was higher in Europe and Asia.

Gross Profit. Gross profit for the year ended December 31, 2003 increased $2.5 million, or 3.3%, to $78.6 million from $76.1 million for the year ended December 31, 2002. This increase was primarily attributable to margins associated with the higher sales volume, a price increase and lower depreciation expense, which were partially offset by unfavorable exchange rates related to foreign purchases, unfavorable product mix related to sales to drycleaning customers and lower earnings from our off-balance sheet equipment financing program. Gross profit as a percentage of net revenues decreased to 29.4% for the year ended December 31, 2003 from 29.8% for the year ended December 31, 2002.

Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2003 increased $3.5 million, or 11.5%, to $33.6 million from $30.1 million for the year ended December 31, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.5 million, and higher sales and marketing expenses of $1.2 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.6% for the year ended December 31, 2003 from 11.7% for the year ended December 31, 2002.

Securitization and Other Costs. We did not incur any securitization and other costs for the year ended December 31, 2003. Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.

Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2003 increased $10.0 million, or 28.3%, to $45.1 million from $35.1 million for the year ended December 31, 2002. Operating income as a percentage of net revenues increased to 16.8% for the year ended December 31, 2003 from 13.8% for the year ended December 31, 2002.

Interest Expense. Interest expense for the year ended December 31, 2003 of $28.3 million was unchanged as compared to interest expense for the year ended December 31, 2002. Lower cash interest expense resulting from a reduction in total debt outstanding was offset by higher cash interest expense related to the junior subordinated note. Interest expense in 2003 includes an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million to reflect changes in the fair values of a similar interest rate swap agreement.

Other Income (Expense), Net. Other expense for the year ended December 31, 2003 was $0.8 million as compared to other income of less than $0.1 million for the year ended December 31, 2002. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary of ours in Argentina and losses on the sale of fixed assets. The 2002 other income is comprised entirely of gains on the sale of fixed assets.

Net Income. As a result of the aforementioned, net income for the year ended December 31, 2003 increased $14.6 million to $15.9 million as compared to $1.3 million for the year ended December 31, 2002. Net income as a percentage of net revenues increased to 5.9% for the year ended December 31, 2003 from 0.5% for the year ended December 31, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Revenues. Net revenues for the year ended December 31, 2002 increased $1.2 million, or 0.5%, to $255.2 million from $254.0 million for the year ended December 31, 2001. This increase was primarily attributable to higher commercial laundry revenue of $0.4 million and higher service parts revenue of $0.8 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $3.0 million, and higher earnings from our off-balance sheet equipment financing program of $0.6 million, which was partly offset by lower international revenue of $3.2 million. The increase in North American equipment revenue was primarily due to price increases of approximately $3.5 million and higher revenue from multi-housing laundries, and laundromats, partially offset by lower revenue from on-premise laundries. Revenue from international customers was lower due to the discontinuance of sales to a foreign customer under a private label contract and higher sales to the Mexican government in 2001 under a one-time contract.

Gross Profit. Gross profit for the year ended December 31, 2002 increased $11.1 million, or 17.1%, to $76.1 million from $65.0 million for the year ended December 31, 2001. This increase was primarily attributable to the price increase and favorable manufacturing efficiencies, $1.5 million of lower depreciation expense, and $2.0 million of favorable impact in 2001 resulting from a change in accounting principle whereby goodwill is no longer amortized. Gross profit as a percentage of net revenues increased to 29.8% for the year ended December 31, 2002 from 25.6% for the year ended December 31, 2001.

Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2002 increased $1.4 million, or 5.0%, to $30.1 million from $28.7 million for the year ended December 31, 2001. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.4 million, higher independent development expenses of $0.9 million, higher compensation expenses of $0.9 million, and higher sales and marketing expenses of $0.3 million, partially offset by lower expenses related primarily to the relocation of Cincinnati, Ohio production lines to Marianna, Florida of $0.9 million and a lower loss on sales of qualified accounts receivable of $0.8 million. Selling, general and administrative expenses as a percentage of net revenues increased to 11.7% for the year ended December 31, 2002 from 11.3% for the year ended December 31, 2001.

Securitization and Other Costs. We did not incur any securitization and other costs for the year ended December 31, 2001. Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.

Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2002 decreased $1.3 million, or 3.5%, to $35.1 million from $36.4 million for the year ended December 31, 2001. Operating income as a percentage of net revenues decreased to 13.8% for the year ended December 31, 2002 from 14.3% for the year ended December 31, 2001.

Interest Expense. Interest expense for the year ended December 31, 2002 decreased $5.2 million, or 15.5%, to $28.3 million from $33.5 million for the year ended December 31, 2001. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million related to interest rate swap agreements entered into in 2002. Interest expense in 2001 included an unfavorable non-cash adjustment of $0.9 million related to these agreements. Interest expense was also lower in 2002 as a result of lower interest rates and a reduction in total debt outstanding of $22.0 million, or 6.5% since December 2000.

Loss from Early Extinguishment of Debt. Loss from early extinguishment of debt for the year ended December 31, 2002 was $2.0 million. We entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, we recorded a loss on early extinguishment of debt of $2.0 million at that time, to write-off unamortized debt issuance costs related to our prior term loan and revolving credit facilities.

Abandoned Canadian Public Offering. Abandoned Canadian public offering expense for the year ended December 31, 2002 was $3.4 million of costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, we determined that such a public offering was not advantageous to us at that time.

Other Income (Expense), Net. Other income for the year ended December 31, 2002 was less than $0.1 million as compared to other expense of $0.1 million for the year ended December 31, 2001. The 2002 other income is comprised entirely of gains on the sale of fixed assets. The 2001 other expense is comprised entirely of losses on the sale of fixed assets.

Net Income Before Cumulative Effect of Accounting Change. As a result of the foregoing, net income before cumulative effect of accounting change for the year ended December 31, 2002 decreased $1.4 million to a net income before cumulative effect of accounting change of $1.3 million as compared to $2.7 million for the year ended December 31, 2001. Net income before cumulative effect of accounting change as a percentage of net revenues decreased to 0.5% for the year ended December 31, 2002 from 1.1% for the year ended December 31, 2001.

Cumulative Effect of Accounting Change. Effective April 1, 2001, we adopted the provisions of Emerging Issues Task Force, or EITF, Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the impairment provisions of EITF 99-20, upon adoption we recognized a $2.0 million non-cash write-down of our retained interests in its securitization transactions.

Net Income. As a result of the aforementioned, net income for the year ended December 31, 2002 increased $0.6 million to $1.3 million as compared to $0.7 million for the year ended December 31, 2001. Net income as a percentage of net revenues increased to 0.5% for the year ended December 31, 2002 from 0.3% for the year ended December 31, 2001.

Liquidity and Capital Resources

Existing Senior Credit Facility. On August 2, 2002, we amended and restated our May 1998 credit agreement with a syndicate of financial institutions. The amended and restated existing $238.0 million senior credit facility is comprised of a term loan facility aggregating $193.0 million and a $45.0 million revolving credit facility. Among other modifications, the amended and restated agreement extends the senior credit facility termination date from May 5, 2005 to August 5, 2007.

The existing senior credit facility continues to be subject to certain financial ratios and tests, similar to those included in the prior facility. The senior credit facility allows a maximum ratio of consolidated debt to EBITDA (as defined by the existing senior credit facility) at December 31, 2003 of 5.50.

Additional borrowings and the issuance of additional letters of credit under the senior credit facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.

We expect to use the proceeds from this offering to repay the outstanding indebtedness under the existing senior credit facility.

New Credit Facility. We expect that the new credit facility will be comprised of a senior secured revolving credit facility in a total principal amount of up to $           million, which we refer to as the “new revolver,” and a senior secured term loan facility in an aggregate principal amount of $           million, which we refer to as the “new term loan.” Our new revolver will have a           -year maturity period and the new term loan will have a           -year maturity period. We expect to use borrowings under the revolving credit facility for general corporate purposes, including working capital, capital expenditures, payment of dividends and letters of credit.

The new credit facility will require that we meet certain financial tests and will contain customary covenants and restrictions.

We believe, based on currently available information, that future cash flows from operations, together with available borrowings under the new credit facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments while achieving all required covenant requirements under the new credit facility.

Securitization Programs. On November 26, 2002, a trust, Alliance Laundry Equipment Receivables Trust 2002-A, or ALERT 2002A, formed by a special-purpose bankruptcy remote subsidiary of ours entered into a $300.0 million revolving facility, or the asset backed facility, backed by equipment loans and trade receivables originated by us. During the first three years of the asset backed facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the asset backed facility. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria standard for transactions of this type. After three years from the closing date, which is December 2, 2005, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years thereafter.

Additional advances under the asset backed facility are subject to certain continuing conditions, including but not limited to (i) the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.

The risk of loss to the note purchasers under the asset backed facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to our benefit. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.

Liquidity. Our principal sources of liquidity are cash flows generated from operations and borrowings under our $           million new credit facility. Our principal uses of liquidity are to meet debt service requirements, finance our capital expenditures and provide working capital. We expect that capital expenditures in 2004 will not exceed $7.4 million. We expect the ongoing requirements for debt service, capital expenditures and working capital will be funded by internally generated cash flow and borrowings under the revolving credit facility. As of December 31, 2003, we had $292.2 million of indebtedness outstanding.

At December 31, 2003, we had outstanding debt of $157.0 million under the existing term loan facility, $110.0 million of existing senior subordinated notes, $24.2 million of junior subordinated notes, $0.6 million of borrowings pursuant to a Wisconsin Community Development Block Grant Agreement and $0.4 million of borrowings pursuant to an equipment financing transaction with Alliant Energy — Wisconsin Power & Light Company. At December 31, 2003 there were no borrowings under our existing revolving credit facility. Letters of credit issued on our behalf under the existing revolving credit facility totaled $25.3 million at December 31, 2003. At December 31, 2003, we had $19.7 million of our existing $45.0 million revolving credit facility available subject to certain limitations under our existing $238.0 million senior credit facility. After considering such limitations, which relate primarily to the maximum ratio of consolidated debt to EBITDA (as defined by the existing senior credit facility), we could have borrowed $19.7 million at December 31, 2003 in additional indebtedness under the existing revolving credit facility. The maximum ratio of consolidated debt to EBITDA under the existing senior credit facility is scheduled to be reduced from 5.50 at December 31, 2003 to 4.75 at December 31, 2004.

The existing term loan facility is repayable in the following aggregate annual amounts:

Year	Amount Due

(In millions)
2004	$11.0
2005	$13.2
2006	$17.7
2007	$115.1

The existing term loan facility is also subject to mandatory prepayment with the proceeds of certain debt incurrences, asset sales and a portion of Excess Cash Flow (as defined in the existing senior credit facility). The existing revolving credit facility will terminate on August 5, 2007.

Our ability to make scheduled payments of principal or to pay the interest or liquidated damages, if any, or to refinance our indebtedness, or to fund planned capital expenditures, will depend upon our future performance, which in turn is subject to general economic, financial, competitive and other factors that are beyond our control. There can be no assurance, therefore, that our business will continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained.

Contractual Commitments

A summary of our contractual commitments under debt and lease agreements at December 31, 2003 and the effect such obligations are expected to have on liquidity and cash flow in future periods appears below.

		Less Than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

	(In thousands)
Long-term debt	$292,199	$11,270	$31,328	$225,291	$24,310
Operating leases	1,190	507	599	66	18
Purchase commitments*	13,488	13,488	—	—	—
Other long-term obligations**	7,888	—	—	—	7,888

Total contractual cash obligations	$314,765	$25,265	$31,927	$225,357	$32,216

*	Purchase commitments are based on our estimate of the liability we could incur under open and blanket purchase orders for inventory related items.

**	Other long-term obligations represent future payment requirements associated with deferred compensation agreements and redeemable preferred equity.

We do not have any significant guarantees of debt or other commitments to third parties.

Off-Balance Sheet Arrangements

Through our special-purpose bankruptcy remote subsidiary, we entered into the $300.0 million asset backed facility as described above. Pursuant to the terms of the asset backed facility, we provide credit enhancement to the note purchasers (including an irrevocable letter of credit, which is an unconditional lending commitment of the lenders under the existing senior credit facility) subject to certain limits. We are obligated under the reimbursement provisions of the existing senior credit facility to reimburse the lenders for any drawings on the credit enhancement by the facility indenture trustee. If the credit enhancement is not replenished by us after a drawing, the trust is prohibited from request new borrowings under the asset backed facility and the asset backed facility will begin to amortize. The amount of the irrevocable letter of credit related to the asset backed facility at December 31, 2003 was $24.0 million.

Cash Flows

After giving effect to this offering, the expected use of proceeds and the new credit facility, we believe that our net cash provided by operating activities and borrowing capacity under the new credit facility will be sufficient to enable us to fund our liquidity needs for the foreseeable future. Should we be unable to borrow under the new credit facility, we would seek other sources of debt or equity funding. However, we cannot assure you that we will be successful in obtaining alternate sources of funding in sufficient amounts or on acceptable terms.

Our summary cash flows for the three years ending December 31, 2003 are as follows:

	Year Ended December 31,

	2001	2002	2003

	(In thousands)
Net cash provided by operating activities	$21,338	$22,775	$30,393
Net cash used in investing activities	(4,964)	(2,563)	(3,590)
Net cash used in financing activities	(15,806)	(18,532)	(26,205)

Net increase in cash and cash equivalents	$568	$1,680	$598

Cash generated from operations for the twelve months ended December 31, 2003 of $30.4 million was derived from our earnings before depreciation and amortization with a partial offset resulting from changes in working capital. The working capital investment in accounts receivable at December 31, 2003 of $9.2 million increased $3.4 million as compared to the balance of $5.8 million at December 31, 2002. The investment in beneficial interests in securitized accounts receivable at December 31, 2003 of $16.8 million decreased $3.1 million as compared to the balance of $19.9 million at December 31, 2002, which was primarily attributable to a decrease in retained interests on trade receivables sold under the asset backed facility. The investment in notes receivable at December 31, 2003 of $8.2 million decreased $3.0 million as compared to the balance of $11.2 million at December 31, 2002, which was primarily attributable to a decrease in unsold notes carried on our books. The investment in inventory at December 31, 2003 of $26.2 million increased $0.5 million as compared to the balance of $25.7 million at December 31, 2002. The working capital investment in accounts payable at December 31, 2003 of $11.3 million decreased $2.5 million as compared to the balance of $13.8 million at December 31, 2002.

Cash generated from operations for the twelve months ended December 31, 2002 of $22.8 million was principally derived from our earnings before depreciation and amortization as well as changes in working capital. The working capital investment in accounts receivable at December 31, 2002 of $5.8 million decreased $4.6 million as compared to the balance of $10.4 million at December 31, 2001. The investment in beneficial interests in securitized accounts receivable at December 31, 2002 of $19.9 million increased $13.0 million as compared to the balance of $6.9 million at December 31, 2001, which was primarily attributable to an increase in retained interests on trade receivables sold under the asset backed facility as compared to retained interests associated with the prior trade receivables facility. The investment in notes receivable at December 31, 2002 of $11.2 million increased $2.7 million as compared to the balance of $8.5 million at December 31, 2001, which was primarily attributable to an increase in unsold notes carried on our books. The investment in beneficial interests in securitized financial assets at December 31, 2002 of $21.5 million decreased $6.7 million as compared to the balance of $28.2 million at December 31, 2001, which was primarily attributable to a decrease in retained interests on equipment loans sold under the asset backed facility as compared to retained interests associated with the prior notes receivables facility. The investment in inventory at December 31, 2002 of $25.7 million decreased $4.2 million as compared to the balance of $29.9 million at December 31, 2001. The working capital investment in accounts payable at December 31, 2002 of $13.8 million increased $1.6 million as compared to the balance of $12.2 million at December 31, 2001.

Capital Expenditures

Our capital expenditures for the twelve months ended December 31, 2003 and December 31, 2002 were $3.6 million and $2.7 million, respectively. Capital spending in 2003 and 2002 was principally oriented toward product enhancements and reducing manufacturing costs.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 effective January 1, 2003. The adoption did not have any impact on the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No., or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. In addition, FIN 45 requires additional disclosures about the guarantees that an entity has issued, including a reconciliation of the changes in the entity’s product warranty liabilities during the reporting period. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this statement effective January 1, 2003. The adoption of the recognition and measurement provisions did not have a material impact on the consolidated financial statements.

During January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which clarifies the consolidation and disclosure requirements related to variable interests in a variable interest entity. A variable interest entity is an entity for which control is achieved through means other than voting rights. In December 2003, the FASB issued a revision to FIN 46, which replaced FIN 46. The revised Interpretation, or FIN 46-R, must be adopted by us, based upon our status as a non-public entity as defined by FIN 46-R, beginning on January 1, 2005 for interests in entities created on or before December 31, 2003 and as of the date we first become involved with a potential variable interest entity created after December 31, 2003.

FIN 46-R provides exceptions from its scope for certain entities, including qualifying special-purpose securitization entities subject to the reporting requirement of SFAS No. 140 and business entities, as defined, that do not possess certain characteristics.

Our primary variable interests are notes receivable that have not been sold and are comprised primarily of equipment loans to laundromat operators and other end-users. Excluding notes awaiting sale, the carrying value of such loans was approximately $4.5 million at December 31, 2003. We are continuing our evaluation of FIN 46-R and accordingly, cannot at this time determine the effects of adoption, if any, on our consolidated financial statements. If in the future, however, we are required to consolidate a variable interest entity in which one or both of our SFAS No. 140 qualifying special-purpose entities also holds a variable interest, the qualifying status of the special-purpose entity with such holdings would be eliminated. In that instance, we would be required to determine if we are the primary beneficiary of the affected securitization entity under FIN 46-R and if so, to consolidate that entity, which would have a material effect on our consolidated financial position, results of operations and cash flows.

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments modified or entered into after June 30, 2003. Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003. We adopted SFAS No. 149 effective July 1, 2003. The adoption did not have any impact on our consolidated financial statements.

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The FASB has also subsequently issued certain staff positions that effectively amended SFAS No. 150. The statement became effective for us beginning January 1, 2004. The adoption of SFAS No. 150, as amended, will result in classification of our mandatorily redeemable preferred equity as a liability.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. These disclosure requirements are effective immediately for our plans, except for estimated future benefit payments, which will be effective in 2004. This statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension and other postretirements benefit plans. These interim-period disclosures will be effective for us in the first quarter of 2004.

In December 2003, the staff of the SEC issued Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition”, which supercedes SAB No. 101, “Revenue Recognition in Financial Statements”. SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers, or the FAQ, issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The adoption of SAB No. 104 did not have any impact upon our consolidated financial statements.

The FASB is expected to re-expose a proposed statement in the first quarter of 2004 that would amend and clarify SFAS No. 140 (and related implementation guidance). The proposed statement will address permitted activities of qualifying special-purpose entities, including the degree of discretion allowable in determining the terms of beneficial interests issued after inception, and whether certain transfers can meet the criteria for sale accounting under SFAS No. 140 if the transferor or any consolidated affiliate provides liquidity support for the transferee’s beneficial interests. As the proposed statement has not been issued, we are unable to determine the effects, if any, on our existing securitization entities, or the related transition provisions. However, in the event that transfers to our existing asset backed facility would no longer qualify as sales of financial assets in the future, we may recognize additional costs for a replacement facility or other material financial statement effects.

Quantitative And Qualitative Disclosures About Market Risk

We are potentially exposed to market risk associated with changes in interest and foreign exchange rates. From time to time, we do hedge exchange rate fluctuations between United States dollars and foreign currencies for purchases of inventory components. These amounts are not material to our operations. Additionally, from time to time, we may enter into derivative financial instruments to hedge our interest rate exposures. We do not enter into derivatives for speculative purposes. We currently do not hedge commodities for purchased raw materials and components.

Revenue from international customers represented approximately 12.7% of our 2003 net revenues. At December 31, 2003, there were no material non-United States dollar denominated financial instruments outstanding which exposed us to foreign exchange risk.

As noted above, we are exposed to market risk associated with adverse movements in interest rates. Specifically, we are primarily exposed to changes in the fair value of our existing $110.0 million senior subordinated notes, and to changes in earnings and related cash flows on our variable interest rate debt obligations outstanding under the existing senior credit facility and our retained interests related to trade accounts receivable and equipment loans sold to our special-purpose securitization entities. Borrowings outstanding under the existing senior credit facility totaled $157.0 million at December 31, 2003.

The fair value of our existing senior subordinated notes was approximately $110.6 million based upon prevailing prices in recent market transactions as of December 31, 2003. We estimate that this fair value would increase/ decrease by approximately $3.7 million based upon an assumed 10% decrease/ increase in interest rates compared with the effective yield on the existing senior subordinated notes as of December 31, 2003.

An assumed 10% increase/decrease in the variable interest rate of 4.7% in effect at December 31, 2003 related to the term loan borrowings outstanding under the existing senior credit facility would decrease/increase annualized earnings and cash flows by approximately $1.0 million.

On December 12, 2002, we entered into an $80.0 million interest rate swap agreement with Lehman Brothers Special Financing Inc. to hedge a portion of our interest rate risk related to our term loan borrowings under the existing senior credit facility. Under the swap, which matures on January 6, 2006, we pay a fixed rate of 3.06%, and receive or pay quarterly interest payments based upon 3 month LIBOR. Under the swap, net cash interest paid during 2003 was $1.1 million. The fair value of this interest rate swap agreement, which represents the amount that we would pay to settle the instrument, was $1.9 million at December 31, 2003.

An assumed 10% increase/ decrease in interest rates under our special-purpose entities at December 31, 2003 would not have a material effect on the fair value of the retained interest in sold trade accounts receivable due to the short-term nature of the underlying receivables. Finally, based upon the mix of variable and fixed rate equipment loans we have sold, a 10% increase/decrease in interest rates would decrease/ increase the fair value of our retained interests at December 31, 2003 of $22.7 million by approximately $0.5 million.

Inflation

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot assure you, however, that our business will not be affected by inflation in the future.

Business

Overview

We are the leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen(R), UniMac(R) and Huebsch(R), we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. We believe we have been the market share leader in the North American stand alone commercial laundry equipment industry for more than ten years. With a market share of approximately 39% in 2003, we believe our sales are more than twice as large as those of the next largest competitor.

We serve three distinct end-customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. The primary means of serving these end-customers is through distributors and route operators. We reach laundromat and on-premise laundry end-customers through a network of over 200 North American distributors and over 100 international distributors, serving over 90 countries. Our distributors purchase equipment from us, then re-sell and install it for laundromat and on-premise end-customers. We serve multi-housing end-customers through a network of over 80 route operators. Route operators purchase equipment from us, and then obtain leases from multi-housing property managers to place it into common laundry rooms.

We believe that we have the most extensive distribution network in North America which gives us a significant competitive advantage. We estimate that our distributors and route operators have either the number one or number two market position in over 80% of North American markets. We believe that the superior quality and loyalty of our distribution network has been a significant factor in achieving the number one market share in North America in each of our three end-customer groups.

We estimate that the North American stand alone commercial laundry equipment industry generated approximately $472.0 million in revenue in 2003. The industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. North American consumers view clean clothes as a necessity, with economic conditions having limited effect on the frequency of use, and therefore the useful life, of laundry equipment. As a result, the industry’s revenues have been relatively stable over time and through economic downturns.

History

Our business began in 1908 when we introduced a hand-operated washer to the marketplace. Industry leading features were introduced under the Speed Queen® brand with the introduction of stainless steel wash tubs in 1938 and automatic washers and dryers in 1952. In 1956, McGraw Electric Company purchased our business. Manufacturing and marketing of coin-operated laundry equipment began in 1957. The addition of Huebsch® brand commercial tumblers in 1978 further expanded our product line. In 1979, Raytheon Company purchased our business. During the next 19 years, we expanded the capabilities of our commercial laundry business by purchasing the UniMac® product line and established ourselves as a leader in the commercial laundry industry. Following an initiative by Raytheon to divest itself of its commercial laundry business, on May 5, 1998, Bain/ RCL, L.L.C., an investment group led by BRS/ RCL Investment Corp. and members of our management, acquired 93% common equity interest in us with Raytheon continuing to own 7% of the common interests. In late 2003, Raytheon sold all of its debt and equity interests to a group of investors consisting of affiliates of each of Trust Company of the West, or TCW, and Sankaty Advisors. We have continued to expand our commercial laundry business by purchasing the Ajax® product lines in 2000.

Company Strengths

We believe that we have the following competitive strengths:

Market Leader with Significant Installed Base. We are the market share leader in the overall North American stand alone commercial laundry equipment industry, and we believe that our sales are more than twice as large as those of the next largest competitor. We have grown overall market share to approximately 39% in 2003 from 21% in 1993. In addition to leading the overall market, we are the leader in sales to each of our three primary end-customer groups.

Leading and Growing Market Share

North American Stand Alone Commercial Laundry Equipment(1)

(1)	Management estimates.

As a result of our market leadership for more than ten years, we believe that we have the largest installed base of equipment in North America comprised of over two million machines. A significant majority of our revenue is attributable to replacement sales driven by our large installed base combined with an average ten year estimated life per machine.

Stable Revenues and Increasing Cash Flow. We have experienced stable revenues even during economic slowdowns, driven by the underlying stability of the industry and the recurring sales of replacement equipment and service parts which together comprise the majority of our revenues. In addition, since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as through plant consolidation, resulting in improving cash from operations as demonstrated by our historical financial performance. Our net cash from operating activities was approximately $11.7 million, $15.3 million, $21.3 million, $22.8 million and $30.4 million for 1999, 2000, 2001, 2002 and 2003, respectively.

Limited Working Capital and Consistent Capital Expenditure Requirements. We aggressively manage our working capital requirements, having reduced net working capital as a percent of revenue from 8.2% in 2000 to 6.7% in 2003. From December of 2000 to December of 2003, inventory was reduced from $37.5 million to $26.2 million, an improvement of 30.0%. We also have consistent capital expenditure requirements, with maintenance capital expenditures of $3.6 million, $2.6 million, $3.6 million, $2.7 million and $3.6 million, for 1999, 2000, 2001, 2002 and 2003, respectively. We believe that we currently have excess manufacturing capacity and can increase production without incurring significant additional capital expenditures.

Extensive and Loyal Distribution Network. We believe we have developed the most extensive distribution network in the North American industry, with over 200 distributors and 80 route operators. We estimate that our laundromat and on-premise laundry distributors and multi-housing route operators have either the number one or number two market position in over 80% of North American markets. These leading distributors and route operators are attracted by our industry-leading brand equity, broad product array, significant installed base and our comprehensive value-added support, which includes training, extensive electronic support of installation and service and joint promotion efforts. These factors lead to high costs for distributors and route operators to switch manufacturers, especially when combined with their substantial investments in service parts inventories and in training their sales and installation personnel with respect to our highly engineered products. Our customers place great value on the proven reliability of our products, backed by years of demonstrated experience in the field, as this significantly impacts their long term repair and maintenance expenses. We have not experienced any significant turnover of our distributors and route operators, of which a significant number have been customers for over ten years.

High Barriers to Entry. We believe that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market. Many years of engineering and field testing, plus substantial investment in plant and equipment, are required before the process of attempting to earn market share can take place. In addition, a new entrant would have to break the strong, established relationships that existing manufacturers have developed with distributors. There are significant costs for distributors and route operators to break these long-term relationships, including extensive retraining of distributors’ and route operators’ sales, installation and service personnel and duplication of service parts inventories which must be stocked for years.

Comprehensive and Innovative Product Offering. We believe our product lines lead the industry in reliability, breadth of offerings, functionality and advanced features. In addition, we believe we are the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors and tumbler dryers for all commercial customer groups), thereby providing customers with a single source solution for all their stand alone commercial laundry equipment needs. Our development team of more than 80 engineers and technical personnel, along with our marketing and sales personnel, work together with our major customers to redesign and enhance our products to better meet customer needs. For example, new products such as our NetMasterTM system emphasize efficiency and feature new electronic controls, facilitating ease of use as well as improving performance and reliability. In 1999, for example, in response to customer demand, we introduced a new line of small-chassis frontload washers, offering increased water and energy efficiency to multi-housing laundries. Similarly, in late 2000, we introduced our NetMasterTM system of technologically advanced laundry products offering multi-housing and laundromat operators more flexibility and accountability, allowing operators to change vend prices, cycle times, rinse options and cycle selections from a remote site while also auditing machine operation. We estimate that since the introduction of the NetMasterTM system, over 300 laundries have been built with this product, with approximately 20% of those being fully networked. In addition, our Wash AlertTM system allows students to view the availability of equipment in their common laundry areas and to view the status of their laundry from the convenience of their dorm room.

Leading North American Brands. We market and sell our products under the widely recognized brand names Speed Queen®, UniMac®, Huebsch® and Ajax®. We believe that we have industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993.

Strong and Experienced Management Team. Led by chief executive officer Thomas L’Esperance, we have assembled a strong and experienced management team. Our seven executive officers average over 16 years of experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) developing strategic alliances with key customers; (ii) acquiring and successfully integrating the commercial washer-extractor business of UniMac® and the press and finishing equipment business of Ajax®; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) ongoing refinements to our product offerings. Management’s economic interests will align with those of securityholders through management’s participation in our long-term incentive plan.

Business Strategy

We strive to continue our strong financial performance and selectively pursue growth opportunities by offering to our customers a full line of the most reliable and functional stand alone commercial laundry equipment, together with industry-leading, comprehensive value-added services. The key elements of our strategy are as follows:

Develop and Strengthen Relationships with Key Customers. We have developed and will continue to pursue long-term relationships and supply agreements with key customers. The relationships that we establish with our customers are comprehensive and include training, extensive technical support and promotion activities. In addition, we model our product development efforts to meet evolving customer preferences by working with key customers to develop new products, features and value-added services.

We have not experienced any significant customer turnover. Our top ten customers, other than a significant new account that was added in 2003, have been our customers for at least ten years. For example, we currently sell our products to Coinmach Corporation, our largest customer, under a multi-year supply agreement. Coinmach, which is the largest operator of multi-housing laundries in North America, has been a significant customer of ours for over two decades.

Continue to Improve Manufacturing Operations. We seek to continuously enhance our product quality and reduce costs through ongoing refinements to our manufacturing processes. We achieve such improvements, and intend to continue doing so, through collaboration among key customers, suppliers and our engineering and marketing personnel. Since 1996, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as plant consolidation. Since 2000, we have been implementing a demand flow production system on our higher volume product lines. These process changes have resulted in significant improvements in assembly efficiency, inventory levels, customer order lead times and production quality. For example, labor productivity improved by 4.5% from 2002 to 2003, and over the same period, we improved our first year warranty incident rate by 20% from an already industry leading level of 0.2% of sales.

Expand into the U.S. Home Laundry Market. We are planning to re-enter the U.S. home laundry market in October 2004, after the expiration of a non-compete agreement. This non-compete agreement was a result of the divestiture of a sister division in 1997. Our strategy in the home laundry market will be dual-pronged. First, we plan to re-enter the mid to high-end home laundry market with existing products that we currently sell internationally and into other markets. These existing products are designed to have useful lives approximately twice that of typical home laundry equipment. Before exiting the home laundry market pursuant to the non-compete agreement, we produced annual home laundry units of about 500,000 for a 5% market share of annual home laundry units, which generated approximately $150 million in annual sales. We plan to leverage the strong brand equity of our Speed Queen® name in order to recapture our historic market share.

Second, we have signed a letter-of-intent with an ultra-premium home appliance company to produce professional-quality home laundry equipment to be sold under their brand name. This equipment is based completely on our current commercial equipment technology and production methods. These plans to enter both the mid to high-end and the ultra-premium home laundry markets should allow us to expand our sales and continue to diversify our customer base. These products will be produced in our current facilities with minimal incremental capital expenditures.

Industry Overview

We estimate that North American stand alone commercial laundry equipment sales were approximately $472.0 million in 2003, of which our equipment revenue represented approximately $181.5 million. We believe that the North American market for stand alone commercial laundry equipment has grown at a compound annual rate of approximately 1.2% since 1993. North American commercial laundry equipment sales historically have been relatively insulated from business and economic cycles, given that economic conditions tend not to affect the frequency of use, or replacement, of laundry equipment. We believe steady industry growth will be sustained by continued population expansion and by customers increasingly “trading up” to equipment with enhanced functionality and higher average selling prices.

Manufacturers of stand alone commercial laundry equipment compete on their ability to satisfy several customer criteria, including: (i) equipment reliability and durability; (ii) performance criteria such as water and energy efficiency, load capacity and ease of use; (iii) the availability of innovative technologies such as cashless payment systems and advanced electronic controls, which improve ease of use and management audit capabilities; and (iv) the supply of value-added services such as rapid spare parts delivery, equipment financing and computer-aided assistance in the design of commercial laundries.

     Trends and Characteristics

Growth Drivers. We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We believe population growth has historically supported replacement and some modest growth in the installed base of commercial laundry equipment. According to the U.S. Census Bureau, the United States population has grown at a compound annual rate of 1.2% since 1993 and is projected to grow at approximately 0.8% per year on average over the next ten years. In addition to the North American market, we anticipate growth in demand for commercial laundry equipment in international markets, especially in developing countries where laundry processing has historically been far less sophisticated than in North America.

In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. For example, the larger national and regional customers in the laundromat and multi-housing customer groups are more likely to take advantage of recently available electronic features, such as cashless payment systems and advanced electronic controls which we believe provide these customers with a competitive advantage. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on containing operating costs.

Limited End Use Cyclicality. North American commercial laundry equipment sales historically have been relatively insulated from business and economic cycles because economic conditions tend not to affect the frequency of use, or replacement, of laundry equipment. The useful life of commercial laundry equipment, and thus the timing of replacement of the equipment, are also generally unaffected by economic conditions. The useful life of stand alone commercial laundry equipment is generally 7 to 14 years. Under all economic conditions, owners of commercial laundries typically continue to use their equipment until it can no longer be economically repaired or until competition forces the owner to upgrade their equipment in order to improve its appearance or functionality.

International Growth. We anticipate growth in demand for commercial laundry equipment in international markets, especially in developing countries where laundry needs are less sophisticated than in North America.

Reducing Customer Operating Costs. The time required to wash and dry a given load of laundry, which we refer to as cycle time, has a significant impact on the economics of a commercial laundry operation. Accordingly, commercial laundry equipment manufacturers produce equipment that provides progressively shorter cycle times through improved technology and product innovation. This shorter cycle time decreases labor costs and increases the volume of laundry that can be processed in a given time period. Examples of methods for reducing cycle time are: (i) shortening fill, drain and wash times; and (ii) decreasing water extraction time by increasing spin speed. Our product enhancements in 2000 increased our topload washer’s spin speed to the fastest in the commercial laundry equipment industry with its 710 revolutions per minute spin speed. The higher spin speed substantially increases water extraction and thereby lowers moisture retention. For coin laundromat and multi-housing laundry owners, the lower moisture retention results in reduced energy bills for clothes drying operations. Overall, this improvement provides faster drying times, lower energy costs and the potential for increased revenue generating cycles per day.

     Customer Categories:

Stand Alone Commercial Laundry Equipment. Each of the stand alone commercial laundry equipment industry’s three primary customer groups—laundromat operators, multi-housing laundry operators and on-premise laundry operators—is served through a different distribution channel and has different requirements with respect to equipment load capacity, performance and operating features. Vended equipment purchased by multi-housing route operators is most similar to consumer machines sold to retail customers and is generally purchased directly from us. Equipment purchased by laundromats and on-premise laundries has greater durability, delivers increased capacity, provides more sophisticated cleaning and faster drying capabilities and is generally purchased through distributors.

North American Stand Alone Commercial Laundry Equipment Industry Sales(1)

($472 million)

(1)	Management estimates for 2003.

Alliance Laundry North American Stand Alone

Commercial Laundry Equipment Market Shares(1)

(1)	Management estimates for 2003.

Laundromats. We estimate that laundromats accounted for approximately 54% of the sales for the North American stand alone commercial laundry equipment industry in 2003 and we have a 31% market share for this customer category. There are an estimated 35,000 laundromats in North America. These laundromats typically provide walk-in, self-service washing and drying and primarily purchase commercial topload washers, washer-extractors and tumblers. Washer-extractors and tumblers are larger-capacity, higher-performance washing machines and matching large capacity dryers, respectively. Laundromats have historically been owned and operated by sole proprietors who typically rely on distributors to find locations for stores, design the laundromat, provide and install equipment and provide technical and repair support and broader business services. For example, distributors frequently host seminars for potential laundromat proprietors on laundromat investment opportunities. Independent laundromat proprietors also look to distributors and manufacturers for equipment financing. Given the laundromat owner’s reliance on the services of its local distributor, we believe that a strong distributor network in local markets differentiates manufacturers which serve this customer group.

In addition to distributor relationships, we believe that laundromat owners choose among different manufacturers’ products based on, among other things: (i) availability of equipment financing; (ii) reputation, reliability and ease and cost of repair; (iii) the water and energy efficiency of the products (approximately 25% of annual gross wash and dry revenue of laundromats is consumed by utility costs, according to the Coin Laundry Association, or CLA); and (iv) the efficient use of physical space in the store (approximately 25% of annual gross revenue of laundromats is expended on rent, according to the CLA’s “2003 Coin Laundry Industry Survey”).

Multi-Housing Laundries. We estimate that multi-housing laundries accounted for approximately 27% of North American stand alone commercial laundry equipment sales in 2003 and we have a 46% market share for this customer category. These laundries include common laundry facilities in multi-family apartment and condominium complexes, universities and military installations, as well as equipment for in-unit hook ups.

Most products sold to multi-housing laundries are small-chassis topload and frontload washers and small-chassis dryers that are vended, but similar in appearance to those sold to the retail consumer market and offer a variety of enhanced durability and performance features such as audit functions that keep track of the number of cycles and the amount of money that has been collected. We estimate that topload washers sold to multi-housing laundries typically last up to 12,000 cycles, approximately twice as long as the expected life of a consumer machine.

Multi-housing laundries are managed primarily by route operators who purchase, install and service the equipment under contract with building management. Route operators pay rent (which may include a portion of the laundry’s revenue) to building management. Route operators are typically direct customers of commercial laundry equipment manufacturers such as ours and tend to maintain their own service and technical staffs. Route operators compete for long-term contracts on the basis of, among other things: (i) the reputation and durability of their equipment; (ii) the level of maintenance and quality of their repair service; (iii) the ability of building management to audit laundry equipment revenue; and (iv) the water and energy efficiency of products.

We believe reliability and durability are key criteria for route operators and their property management customers in selecting equipment, because these criteria help to minimize equipment down time and repair costs. We also believe route operators prefer water and energy efficient equipment that offers enhanced electronic monitoring and tracking features demanded by building management companies. Route operators are reluctant to change equipment suppliers given their investments in spare parts inventories and in sales and repair technician training, particularly as laundry equipment becomes more technically sophisticated. Therefore, we believe a large installed base of laundry equipment gives a commercial laundry equipment manufacturer a significant competitive advantage and a high likelihood of substantial replacement sales.

On-Premise Laundries. We estimate that on-premise laundries accounted for approximately 19% of North American stand alone commercial laundry equipment sales in 2003 and we have a 51% market share for this customer category. On-premise commercial laundries are located at a wide variety of businesses that wash or process textiles or laundry in large quantities, such as hotels and motels, hospitals, nursing homes, sports facilities, car washes and prisons.

Most products sold to on-premise laundries are washer-extractors and tumbler dryers, primarily in larger capacities up to 250 pounds per load. These machines process significantly larger loads of textiles and garments in shorter times than equipment typically sold to laundromats or multi-housing customer groups. Effective and rapid washing (i.e., reduced cycle time) of hotel sheets, for example, reduces both a hotel’s linen requirements and labor costs of washing and drying linens. We believe that in a typical on-premise laundry within a hotel, up to 50% of the operating costs is labor.

On-premise laundries typically purchase equipment through a distributor who provides a range of sales and repair services on behalf of manufacturers. As with laundromats, we believe a strong distributor network is a critical element of sales success. On-premise laundries select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability of products; (ii) load capacity and cycle time; (iii) water and energy efficiency; and (iv) ease of use. In addition, the availability of technical support and service is important when an on-premise laundry operator selects an equipment supplier.

Drycleaning. We estimate that North American drycleaning equipment sales were approximately $210.0 million in 2003. Until our March 6, 2000 acquisition of the Ajax® press and finishing equipment line, we offered only shirt laundering, wetcleaning and drying equipment to the drycleaning market. Approximately 34,000 drycleaners in North America provide full-service drycleaning and wetcleaning for households. These services include stain removal, cleaning, pressing, finishing and packaging. In addition, many commercial drycleaners provide laundry services for water-washable garments and rug cleaning services and minor alteration and repair services.

Drycleaners primarily purchase drycleaning machines, presses and finishing equipment, washer-extractors, tumblers and small-chassis topload washers and dryers. Drycleaners primarily include independently operated neighborhood cleaners, franchisees and specialty cleaners. Drycleaners typically rely on distributors and chemical supply companies to provide equipment, detergents, stain removers, technical support and broader business services. For example, distributors and chemical suppliers provide training seminars on the proper use of equipment and chemicals for cleaning, stain removal and garment finishing.

As with laundromats and on-premise laundries, drycleaners typically purchase equipment through distributors who can provide service parts, repair service and technical support. Drycleaners select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability; (ii) load capacity and cycle time; (iii) ease of use and (iv) solvent and energy efficiency.

Products and Services

We offer a full line of stand alone commercial laundry washers and dryers, with service parts and value-added services supporting our products. Our products range from small washers and dryers, primarily for use in laundromats and multi-housing laundry rooms, to large laundry equipment with load capacities of up to 250 pounds used in on-premise laundries. Our brands include the Speed Queen®, Huebsch® and UniMac® and are sold throughout North America and in over 90 foreign countries. Additionally, we offer laundry and drycleaning presses and shirt finishing equipment under the Ajax® brand. We also benefit from domestic and international sales of service parts for our large installed base of commercial laundry equipment. Internationally, we also sell laundry equipment under private label brands in order to take advantage of distribution networks of other companies and to round out their product offerings.

In 2003, we completed the successful introduction of the Micro-electronic Display Control on our small chassis product and the tumbler dryers. The Micro-electronic Display Control offers an electronic interface between the Micro-electronic Display Control and card readers from various manufacturers offering enhanced features such as time of day and multi-level pricing. Emerging energy and water consumption standards are also met with the unique cycle programming of the control. The introduction of the Micro-electronic Display Control in conjunction with an upgraded electronic control on the washer-extractors gave the Huebsch® brand a full line of electronically controlled equipment for the first time, resulting in increased sales for this brand.

     Washers

Washers represented approximately 46% of our 2003 net revenues and include washer-extractors, topload washers and frontload washers.

Washer-Extractors. We manufacture washer-extractors, our largest washer products, to process from 20 to 250 pounds of laundry per load. After cleaning, washer-extractors extract water from laundry with spin speeds that produce over 300 G’s of centrifugal force, thereby reducing water retention and the time and energy costs for the drying cycle. Sold primarily under the Speed Queen®, Huebsch® and UniMac® brands, these products represented approximately 25% of our 2003 net revenues. Washer-extractors that process up to 80 pounds of laundry per load are sold to laundromats and washer-extractors that process up to 250 pounds of laundry per load are sold to on-premises laundries. Washer-extractors are built to be extremely durable in order to handle the enormous G-force generated by spinning several hundred pounds of water-soaked laundry. Also, the equipment is in constant use and must be durable enough to avoid frequent breakdown, which would represent increased cost for the user.

In 2001, we introduced a new 40 pound wash load washer-extractor and in 2003, we introduced a new 60 pound washer-extractor. These new washer-extractors replaced our 35 pound and 50 pound wash load capacity units, respectively, thereby offering customers additional wash capacity and an extra large opening for easy loading and unloading of laundry. In addition, in 2003, we introduced the following: (i) a new line of technologically advanced soft mount washer-extractors from 18 to 165 pound capacity which features user friendly alpha numeric controls, efficient dimensions and high energy and water efficiency; (ii) a new micro processor control for the coin market offering individual cycle pricing, cycle modifier keys, time-of-day pricing and new easier programming, all designed to be customer and environment friendly and (iii) a companion to our premium line products referred to as the “value line”, which are one step below the premium featured line with a price point advantage.

Topload Washers. Topload washers are small-chassis washers with the capability to process up to 16 pounds of laundry per load with spin speeds that produce up to 150 G’s. Sold primarily to multi-housing laundries and laundromats under the Speed Queen® and Huebsch® brands, these products represented approximately 17% of our 2003 net revenues.

In late 2000, we introduced our NetMasterTM system of technologically advanced laundry products offering multi-housing and laundromat operators more business flexibility and accountability. This system interfaces with several payment types including coins, tokens and debit cards and credit cards, and enables operators to program vend prices, cycle times, rinse options and cycle selections from a remote site while auditing machine operation.

In 2003, we introduced our Wash AlertTM system to universities. This system allows students to view the availability of equipment in their common laundry areas and to view the status of their laundry from the convenience of their dorm room. Our software solution provides students with added convenience, while providing universities with accurate laundry room activity analysis through their own network system.

Wash AlertTM is not only a time-saver for students; universities benefit from it as well. The system verifies the income from coin/card vending laundry equipment ensuring greater revenue accountability. The system’s remote diagnostic capability means faster response time from service providers.

In addition, in 2003, we introduced an upgraded Micro-electronic Display Control on the topload washer that conserves water and energy. The improved efficiency qualifies the Micro-electronic Display Control topload washer for the ENERGY STAR(R) label and other federal and local energy efficiency programs.

Frontload Washers. Frontload washers contributed approximately 4% of our 2003 net revenues. In 1999, we introduced a new small-chassis frontload washer with the capability to process up to 18 pounds of laundry per load. Frontload washers are sold under the Speed Queen® and Huebsch® brands to laundromat and multi-housing customers. The frontload washer’s advanced design uses 28% less water than commercial topload washers. Furthermore, decreased usage of hot water and superior water extraction in the high G-force spin cycle reduce energy consumption. The frontload washer is available with front controls (front accessibility complies with Americans with Disabilities Act regulations) or rear controls and can be purchased with a matching small-chassis dryer (single or stacked, front or rear controls).

Our frontload washers display the U.S. federal government’s ENERGY STAR(R) mark. The ENERGY STAR(R) label was designed by the U.S. federal government to denote products that use less energy, thereby saving money on utility bills while helping to protect the environment. Along with our 18 pound wash load capacity, our frontload washer has a spin speed of over 1,000 revolutions per minute, providing significant savings in the energy required to dry wash loads.

In 2001, we introduced a new commercial stacked frontload washer and dryer which takes up half the floor space compared to a conventional washer and dryer. The pair saves on energy and water and received the U.S. federal government’s ENERGY STAR(R) mark. The new product is offered with push button, coin or card activation.

In 2003, we introduced a major upgrade to the frontload washer. This upgrade included a new drive system which incorporates an induction motor and a motor control with an integrated inverter. Also, the new drive system will deliver longer equipment life and is substantially quieter to operate. This new system represents leading edge technology and provides a significant increase in energy efficiency.

Dryers

Dryers represented approximately 33% of our 2003 net revenues and include tumbler dryers, standard dryers and stacked dryers. We also sell a new line of stacked combination frontload washers and dryers.

Tumbler Dryers. Tumblers are very large dryers with the capability of drying up to 170 pounds of laundry per load. Tumblers represented approximately 22% of our 2003 net revenues. Tumblers are sold primarily to laundromats and on-premise laundries under all four of our brands. Our current tumbler dryer design, introduced in October 1997, has 33% to 50% fewer moving parts and requires 20% less drying time as compared to the previous design. In 2003, we upgraded our 50 and 75 pound tumbler designs by enlarging the doors to facilitate easier loading and unloading. These new doors are also reversible which allows for a broader array of installation arrangements. In addition, in 2003, we introduced the CARETM fire suppression system option for 50, 75, 120 and 170 pound tumblers. This system detects and diminishes spontaneous combustion fires driven by the cleaning of chemically saturated fabrics.

In the fall of 2002, we began supplying tumbler dryers to a large European original equipment manufacturer account allowing the account to curtail its production of similar sized products. In 2003, sales to this account exceeded $4.5 million.

Standard Dryers. Standard dryers are small capacity dryers with the capability to process up to 18 pounds of laundry per load. Sold under the Speed Queen® and Huebsch® brands, standard dryers (including stacked dryers) represented approximately 11% of our 2003 net revenues. Our dryer’s capacity, measuring 7.1 cubic feet, is among the largest in the industry.

Stacked Dryers and Stacked Frontload Washers and Dryers. To enable our multi-housing customers to conserve valuable floor space, we offer a stacked unit consisting of two 18 pound standard dryers and offers a stacked combination unit consisting of an 18 pound frontload washer paired with an 18 pound standard dryer.

     Presses and Finishing Equipment

Presses and finishing equipment are sold primarily to commercial drycleaners and industrial cleaning plants under the Ajax® brand. Sales of this equipment accounted for approximately 3% of our 2003 net revenues. We offer a broad array of presses and finishing equipment such as cabinet presses for shirt finishing; pants and linen presses; collar and cuff presses; shirt sleevers; steam-air garment finishers; and utility presses and accessories.

     Service Parts

We benefit from the recurring sales of service parts to our large installed base of equipment. The expected field service life of the equipment is 7 to 14 years. Service parts sales accounted for approximately 14% of our 2003 net revenues. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround basis for emergency repair parts orders. The significant demand for service parts generated by the large installed base provides us with a source of higher margin, recurring revenue.

     Other Value-Added Services

We believe our customers attach significant importance to the value-added services we provide. We offer services that we believe are significant drivers of high customer satisfaction and retention, such as equipment financing (which accounted for approximately 2% of our 2003 net revenues), laundromat site selection assistance, investment seminar training materials, computer-aided commercial laundry room design and sales and service training for distributors. In 1999, our technical communications department introduced a new, CD-Rom based, parts look up program called SearchIt. Since that time, the program has continually been updated to include service manuals, troubleshooting guides, parts pricing information and a parts ordering pick list. Our technical communication web site includes installation and operating instructions, programming manuals and technical bulletins. Through our password protected extranet site, our distributors and route operators can download sample equipment operating signs for laundry rooms in both English and Spanish. In addition, management believes we offer an unmatched range of complementary customer services and support, including toll-free technical support and on-call installation and repair service through our highly trained distributors and our web sites which provide information on all of our products and services, including downloadable product literature and installation guides. Our laundry design service provides construction drawings and 3-dimensional layouts of proposed laundry facilities. The service also provides a cost analysis for new or updated laundries. We believe our extensive service capabilities, in addition to the dependability and functionality of our products, will continue to differentiate our products from the competition.

Customers

Our customers include more than: (i) 100 distributors to laundromats; (ii) 100 distributors to on-premise laundries; (iii) 45 distributors to drycleaners; (iv) 80 route operators serving multi-housing laundries; and (v) 130 international distributors serving more than 90 countries.

Our top ten customers accounted for approximately 35.8% of our 2003 net revenues. Our top ten customers, other than a significant new account that was added in 2003, have been customers for at least ten years. In 2003, Coinmach Corporation, the largest multi-housing route operator in the United States, PWS Investments, Inc. and Metropolitan Laundry Machinery Co., Inc. were our largest customers, with Coinmach being the largest, accounting for 15.8% of our 2003 net revenues.

Sales and Marketing

     Sales Force

We structure our sales force of 29 as of December 31, 2003 to serve the needs of each of our customer groups. In addition, through a marketing staff of approximately 51 professionals as of December 31, 2003, we provide customers and distributors with a wide range of value-added services such as advertising materials, training materials, computer-aided commercial laundry room design, product development and technical service support.

     Marketing Programs

We support our sales force and distributors through a balanced marketing program of advertising and industry trade shows. Advertising expenses totaled $3.1 million in 2003 and included a variety of forms, from print and electronic media to direct mail. In addition, our representatives attended over 34 trade shows in 2003 to introduce new products, maintain contact with customers, develop new customer relationships and generate sales leads for our products.

     Equipment Financing

Through our special-purpose financing subsidiaries, we offer an extensive off-balance sheet equipment financing program to end-users, primarily laundromat owners, to assist in their purchases of new equipment. Typical terms include two to nine year loans with an average principal amount of approximately $75,000. We believe that our off-balance sheet equipment financing program is among the industry’s most comprehensive and that the program is an important component of our marketing activities. In addition, this service provides us with an additional source of recurring income.

The financing program is structured to minimize our risk of loss. We adhere to strict underwriting procedures, including comprehensive applicant credit analysis (generally including credit bureau, bank, trade and landlord references, site analysis including demographics of the location and multiple year pro-forma cash flow projections), the receipt of collateral and distributor assistance in remarketing collateral in the event of default. As a result of these risk management tools, losses from the program have been minimal. Net write-offs for equipment loans have averaged approximately 1% for the five year period ended December 31, 2003, and were less than 1% for the year ended December 31, 2003.

Research and Development

Our engineering organization was staffed with over 80 engineers and technical support staff as of December 31, 2003. Our recent research and development efforts have focused primarily on continuous improvement in the reliability, performance, capacity, energy and water conservation, sound levels and regulatory compliance of our commercial laundry equipment. Our engineers and technical personnel, together with our marketing and sales personnel, collaborate with our major customers to redesign and enhance our products to better meet customer needs. The cumulative research and development spending exceeded $31.7 million for the period 1999 through 2003. We have developed numerous proprietary innovations that we utilize in select products. Over the past four years, we have rolled out our MicroMaster line of electronically controlled tumblers and washer-extractors under the Speed Queen® brand, as well as our CardMateTM Plus and NetMasterTM debit card cashless systems designed to replace coin operated equipment. We believe this array of new products allows us to continue to be an innovative leader in electronically controlled equipment. We believe improvements made to existing products and the introduction of new products have supported our market leadership position.

Competition

Within the North American stand alone commercial laundry equipment industry, we compete with several large competitors. However, we believe that we are the only participant in the North American stand alone commercial laundry equipment industry to serve significantly all three customer groups (laundromats, multi-housing laundries and on-premise laundries) with a full line of topload washers, washer-extractors, frontload washers, tumbler dryers and standard dryers. With respect to laundromats, our principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, our principal competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, we compete primarily with Pellerin Milnor Corporation, American Dryer Corporation and Wascomat. We do not believe that a significant new competitor has entered the North American stand alone commercial laundry equipment industry during the last ten years.

Within the drycleaning industry, we compete primarily with other pressing and finishing equipment and shirt laundering equipment manufacturers. With respect to pressing and finishing equipment, our principal competitors include Unipress Corporation and Forenta, L.P. With respect to shirt laundering equipment (primarily washer-extractors), our principal competitors include Wascomat and Pellerin Milnor Corporation.

Manufacturing

We own and operate two manufacturing facilities located in Ripon, Wisconsin and Marianna, Florida with an aggregate of more than 830,000 square feet. The facilities are organized to focus on specific product segments, although each facility serves multiple customer groups. The Ripon plant produces our small-chassis topload washers, frontload washers, small chassis dryers and tumbler dryers. The Marianna plant produces our large-chassis washer-extractors, presses and finishing equipment. Our manufacturing plants primarily engage in fabricating, machining, painting, assembling and finishing operations. We also operate three product distribution centers in the United States, all of which we own. We believe that existing manufacturing facilities provide adequate production capacity to meet expected product demand.

We purchase substantially all raw materials and components from a variety of independent suppliers. Key material inputs for manufacturing processes include motors, stainless and carbon steels, aluminum castings, electronic controls, corrugated boxes and plastics. For the majority of raw materials and components, we believe there are readily available alternative sources of raw materials from other suppliers. We have developed long-term relationships with many of our suppliers and have sourced materials from nine of our ten largest suppliers for at least five years.

We are committed to achieving continuous improvement in all aspects of our business in order to maintain our industry leading position. Both of our manufacturing facilities are ISO 9001 certified. ISO 9001 is a set of standards dealing with quality management systems for quality assurance in design/development, production, installation and servicing that are published by the International Standardization Organization.

Regulations and Laws

     Environmental, Health and Safety Matters

We are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate and at other properties where we or predecessors have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquires relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not have a material adverse effect on our business, financial condition and results of operations. We believe that our facilities and operations are in material compliance with all environmental, health and safety laws.

Federal, state and local governments could enact laws or regulations concerning environmental matters that affect our operations or facilities or increase the cost of producing, or otherwise adversely affect the demand for, our products. We cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future, the effect of which could be retroactive. Nor can we predict how existing or future laws and regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at other properties where we or our predecessors have arranged for the disposal of hazardous substances.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, our Ripon, Wisconsin and Marianna, Florida manufacturing facilities. With respect to the Ripon facility, this work will be conducted by us. We currently expect to incur costs of less than $100,000 through 2004 at the Ripon facility to complete remedial work. There can be no assurance, however, that we will not incur additional remedial costs in the future with respect to the Ripon facility. With respect to the Marianna facility, this work is being conducted by a former owner of the property and is being funded through an escrow account, the available balance of which we believe to be substantially greater than remaining remediation costs. A former owner of the Marianna, Florida facility has agreed to indemnify us for certain environmental liabilities. If the former owner fails to honor its obligations under these indemnifications, we would bear the costs of such liabilities.

We also received an order in 1995 from the U.S. Environmental Protection Agency, or EPA, requiring participation in clean-up activities at the Marina Cliffs site in South Milwaukee, Wisconsin, the location of a former drum reconditioner. The EPA asserted that the Ripon facility was a generator of wastes that were disposed of at the Marina Cliffs site. The asserted disposal predated our and Raytheon’s ownership of the Ripon facility. We believe that the EPA also has contacted a prior owner of the facility to assert that the former owner may be liable. There is an established group of potentially responsible parties that are conducting a cleanup of the site. The group has estimated that the cleanup will cost approximately $5.0 million. The group proposed to settle their alleged claims against us, and to protect us from further liability at the site, for approximately $100,000. We declined the proposal because we believe that the Ripon facility’s prior owner, and not us, is responsible for bearing the costs of any liability related to the site.

We have met with EPA to explain our defenses to enforcement of the administrative order. We received a General Notice of Potential Liability on March 21, 2001, regarding an additional five acre parcel at the site. We were informed that Raytheon has settled this matter by paying $138,672 plus interest from October 31, 2001 in exchange for an Administrative Order from the EPA. It is our opinion that the Raytheon settlement and release in the Administrative Order resolves any liability of Raytheon’s former subsidiaries doing business in Ripon, Wisconsin, and hence any liability that may have passed to us.

Other Regulation

In addition to environmental regulation, our operations are also subject to other U.S. federal, state and local laws, including those relating to protection of public health and worker safety.

Employees

We are dependent on the continued services of our senior management team and certain other key employees. Other than for Mr. L’Esperance, we do not maintain employment agreements with our senior management, nor do we maintain life insurance policies with any key employees.

On December 31, 2003, we had 1,309 employees. Approximately 639 of our employees at our Wisconsin facilities are represented by The United Steel Workers of America. In February 2004, the United Steel Workers of America ratified a new five (5) year labor contract with us. Included in the new contract is a two-tier wage system which allows us to hire new assembly workers at a wage approximately 20% below the current assembly wage. The Marianna, Florida facility is not unionized. There have been no work stoppages at any of our facilities for more than 30 years. We believe that current labor relations are good, and no labor disruptions are anticipated in the foreseeable future.

Properties

The following table sets forth certain information regarding significant facilities in which we operated as of December 31, 2003:

		Approximate
Location	Function/Products	Square Feet	Owned/Leased

Production Facilities
Ripon, WI	Manufacture small washers and dryers, and tumbler dryers	572,900	Owned
Marianna, FL	Manufacture washer-extractors, presses and finishing equipment	259,200	Owned	(1)

	Subtotal	832,100
Regional Distribution Centers
Ripon, WI	Washers, dryers, tumbler dryers	147,500	Owned
Marianna, FL	Washer-extractors, presses and finishing equipment	33,000	Owned	(1)
Ripon, WI	Service parts	60,800	Owned

	Subtotal	241,300
Other
Ripon, WI	Sales and administration	65,700	Owned
Ripon, WI	Engineering and procurement	43,100	Owned

	Subtotal	108,800

	Total	1,182,200

(1)	We own the Marianna buildings, but we lease the land from the city of Marianna.

We believe existing manufacturing facilities provide adequate production capacity to meet expected product demand for the foreseeable future.

Litigation

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of our management, any liability arising under these claims and legal proceedings will not have a material adverse effect on our business, financial condition and results of operations after giving effect to provisions already recorded.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima, or ALSA, a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a consulting agreement, and indemnification for loss of profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted and on April 3, 2001, the arbitration panel awarded Argentine Pesos 1,408,900 (U.S. $1.4 million at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of Mr. Lopez. We believed, based on the advice of counsel, in as much as ALSA was a foreign subsidiary, ALSA was responsible for its own debts and obligations and under the terms of the award, any such payments would have been forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s bankruptcy was decreed, at the request of Mr. Lopez, on grounds of non-payment of the arbitration award. On December 12, 2002, Mr. Lopez filed a lawsuit with the National Commercial Court Number 13 in Buenos Aires, Argentina against us for the amount ordered to be paid in the arbitration, plus unspecified damages caused by the award not having been timely paid.

Because of the risk this lawsuit presented, we entered into a Settlement, Release, Discharge and Indemnification Agreement with Mr. Lopez in July 2003. While denying any liability whatsoever, we agreed to and paid Mr. Lopez $736,440 on August 6, 2003 and agreed to deliver commercial laundry equipment, up to a cost to us of U.S. $60,000 to Mr. Lopez in Brazil free of charge. In consideration for such payment and delivery of equipment, Mr. Lopez released and forever discharged, and waived any claims or rights of any nature whatsoever against us and a number of affiliated subsidiary companies. In addition, Mr. Lopez and his counsels signed the dismissal of the lawsuit referred to above. A provision for this settlement was recorded in our 2003 financial statements.

In April 2002 we were named as a defendant in a lawsuit filed by Imonex Services, Inc. for patent infringement, arising from a vendor supplied coin selector, the “W2000”, used in certain of our products. The vendor, W. H. Münzprüfer Dietmar Trenner GmbH, indemnified us and agreed to pay and is paying for our representation in this matter. Imonex accused us, and other Münzprüfer customers, of patent infringement resulting from the sales of the W2000 within the defendants’ products. Trial commenced January 6, 2003 in the United States District Court for the Eastern District of Texas. Following the trial, the court indicated it would enter an order rendering judgment for Imonex that the asserted patent claims were infringed, are not invalid, and were not procured by inequitable conduct. The court indicated it will issue a permanent injunction and invited the parties to submit proposed injunction languages, and objections thereto. The court has withheld ruling upon the timelines of Imonex bringing its damage claims. The court reduced the jury’s damage verdict from $10,350,000 ($5,382,000 against us with the remainder against the other defendants) against all defendants, to $490,295 ($267,645 against us with the remainder against the other defendants) and gave Imonex the option to accept the reduced damages or have a new trial on damages. On April 28, 2003, Imonex filed an election for a new trial on damages, and filed proposed language for the injunction. The defendants filed their objections to the injunction language on May 5, 2003. On August 1, 2003, the court ruled it will not enhance any damages for willful infringement, but entered judgment for Imonex on the issues of infringement, and validity of the Imonex’s patents. Imonex submitted expert reports at the new trial on damages which attempted to prove actual damages of approximately $16,267,644 million (approximately $6,305,232 million against us with the remainder against other defendants). On August 12, 2003 a preliminary injunction was issued prohibiting W2000 coin selector usage.

The trial on damages commenced August 18, 2003 and yielded a jury verdict of $1,396,873 to Imonex ($614,662 against us with the remainder against the other defendants) against all defendants.

Final judgment on the August 18, 2003 jury verdict was rendered on February 9, 2004 against all the defendants. The final judgment included $614,662 against us, plus prejudgment interest, yielding $771,728 against us. In addition, the judgment awarded court costs to Imonex, including attorneys’ fees. On

February 23, 2004, Imonex submitted an application seeking from all the defendants a total of $669,107 in attorneys’ fees and $133,214 in court costs. The preliminary injunction of August 12, 2003 was made permanent. The defendants have filed a post judgment motion seeking to have the judgment amended or set aside.

The plaintiff has filed a Notice of Appeal and the Court of Appeals for the Federal Circuit has set the date of docketing at March 16, 2004. The defendants have filed cross-appeals.

Our position remains that any liability related to this lawsuit is properly borne by Münzprüfer. We believe that Münzprüfer has the ability to fully satisfy its indemnification obligations up to the amount of the final judgment. We have also reached tentative agreement with Münzprüfer as to acceptable methods of satisfying the provisions of the indemnification agreement, in the event the judgment is not appealed, or is not overturned upon appeal. In accordance with GAAP, as a judgment has been rendered by the court, we have separately recorded an appropriate payable to Imonex related to our liability and a corresponding receivable balance from Münzprüfer within our December 31, 2003 financial statements.

Management

Directors and Executive Officers

Our directors and executive officers as of                     are as follows:

Name	Age	Position

Thomas F. L’Esperance	55	Chief Executive Officer and Director
Jeffrey J. Brothers	57	Senior Vice President, Sales and Marketing
Bruce P. Rounds	47	Vice President, Chief Financial Officer
William J. Przybysz	59	Vice President, General Manager Marianna Operations
R. Scott Gaster	51	Vice President, General Manager Ripon Operations
Robert T. Wallace	48	Vice President, Corporate Controller
Scott L. Spiller	53	Vice President, Law and Human Resources
Edward W. Conard	47	Director
Robert C. Gay	52	Director
Stephen M. Zide	44	Director
Stephen C. Sherrill	51	Director

Thomas F. L’Esperance serves as a Director. He has been our Chief Executive Officer since March 1996. He had served as President of the Amana Home Appliance Company from 1993 to 1996 and was President of Caloric Corporation, a manufacturer of appliances, for two years prior to 1993. Prior to that time, Mr. L’Esperance held several executive management positions with Raytheon.

Jeffrey J. Brothers has been our Senior Vice President of Sales and Marketing since October 1989. He has been employed with us since 1977. Mr. Brothers has been involved in sales for us since 1983 and has held other positions such as Manager of Distribution Development, Plant Controller and Financial Analyst.

Bruce P. Rounds joined us in 1989 as Vice President of Finance and was promoted to his current position in February 1998. He held the position of Vice President, Business Development, from 1996 to 1998. Before joining us, he served in a variety of capacities for eight years at Mueller Company and for three years with Price Waterhouse. He is a Certified Public Accountant.

William J. Przybysz rejoined us in May 2000 as Vice President, General Manager Marianna, Florida operations. Previously he had been with us as Vice President of Logistics and Material from 1990 through 1993. From 1993 through February of 2000 he was the Vice President and General Manager of Amana Central Heating and Air Conditioning Division based in Fayetteville, Tennessee. Mr. Przybysz’s prior experience includes ten years in various management positions with Whirlpool Corporation and eight years of management experience with Wheelhorse Products (since acquired by The Toro Company).

R. Scott Gaster joined us as Vice President, Procurement and Materials, in June 1995. He became the Vice President of Washer and Dryer Operations in July 1997 and Tumbler Operations in August 1998. In December of 2003 Mr. Gaster was promoted to Vice President, General Manager Ripon Operations. Mr. Gaster has also retained his former purchasing responsibilities. Prior to joining us, he was employed by GKN Automotive, Inc. from 1979 to 1995 in such positions as Director of Procurement and Logistics, Corporate Purchasing Agent and Purchasing Manager.

Robert T. Wallace has been our Vice President, Corporate Controller since June 1996. He held positions as Controller and Manager-Reporting and Analysis for us from 1990 to 1996. Mr. Wallace’s previous experience includes two years as Controller of Alcolac (chemicals), four years as Manager of Reporting and Analysis with Mueller Company, five years with Ohmeda and two years with Price Waterhouse. He is a certified public accountant.

Scott L. Spiller has been our Vice President of Law & Human Resources, and General Counsel since February 1998. From April 1996 to February 1998, Mr. Spiller was practicing law as a sole practitioner. Prior to that, he was our General Counsel and Secretary for ten years.

Edward W. Conard serves as a Director. He has been a Managing Director of Bain Capital Partners, LLC, or BCP, since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Previously, he was a Vice President of Bain & Company, where he headed the management consulting firm’s operations practice area. Mr. Conard also serves as a director of Waters Corporation, ChipPac, US Synthetic, Unisource Worldwide, Inc. and Broder Brothers.

Robert C. Gay serves as a Director. Mr. Gay has been a Managing Director of BCP since 1993 and has been a General Partner of Bain Venture Capital since 1989. From 1988 through 1989, Mr. Gay was a Principal of Bain Venture Capital. Mr. Gay is a member of the Supervisory Board of Buhrmann/ Corporate Express and the Vice Chairman of the Board of Directors of Icon Health & Fitness. He also serves as a Director of Bocchi Laboratories, DIC Entertainment, Nutraceutical, Walco, Maxim Crane and U.S. Synthetics.

Stephen M. Zide serves as a Director. Mr. Zide has been a Managing Director of BCP since 2001. From 2000 to 2001, Mr. Zide was a Principal of BCP. From 1998 through 2000, Mr. Zide was a Managing Director of Pacific Equity Partners. Previously, he was a Principal of BCP and a Partner at the law firm of Kirkland & Ellis. Mr. Zide also serves as a director of Keystone Automotive Operations, Broder Brothers and Maxim Crane Works.

Stephen C. Sherrill serves as a Director. Mr. Sherrill is a Managing Director of Bruckmann, Rosser, Sherrill & Co. Mr. Sherrill was an officer of Citicorp Venture Capital, Ltd. from 1983 through 1994. Mr. Sherrill is a Director of Remington Arms, Inc., B & G Foods, Inc. and Doane Pet Care Enterprises, Inc.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to our or our predecessor for the last three completed fiscal years of those persons who served as (i) the chief executive officer during 2003 and (ii) our other four most highly compensated executive officers for 2003:

Summary Compensation Table

		Annual Compensation

				Other Annual
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)

Thomas F. L’Esperance	2003	318,360	481,706	19,560	(1)
Chief Executive Officer	2002	293,424	285,422	16,448	(1)
	2001	284,880	285,422	12,100	(1)
William J. Przybysz	2003	167,904	96,199	–
VP and General Manager,	2002	158,275	57,000	–
Marianna Operations	2001	153,500	50,124	–
R. Scott Gaster	2003	166,309	87,842	8,405	(1)
VP, Washer, Dryer and Tumbler	2002	153,060	52,048	11,185	(1)
Operations	2001	144,464	52,048	7,263	(1)
Jeffrey J. Brothers	2003	159,466	85,625	12,582	(1)
Senior VP, Sales and Marketing	2002	142,812	50,735	10,298	(1)
	2001	138,516	50,735	7,140	(1)
Bruce P. Rounds	2003	158,304	83,432	8,082	(1)
VP, Chief Financial Officer	2002	140,475	49,435	10,118	(1)
	2001	135,942	49,435	7,560	(1)

(1)	Represents gross-up amounts paid for non-deductible fringe benefits provided by us.

Employment Agreement

Alliance Laundry entered into an employment agreement with Thomas F. L’Esperance, which was amended on July 23, 2003 to renew for additional one year periods from May 4, 2003 forward, unless we or Mr. L’Esperance provides written notice not to renew the agreement. Such agreement provides for: (i) a minimum base salary and participation in an annual bonus program so long as we employ Mr. L’Esperance; (ii) severance benefits; (iii) non-competition, non-solicitation and confidentiality agreements; and (iv) other terms and conditions of Mr. L’Esperance’s employment.

Deferred Compensation Agreement

In May 1998, Raytheon, Alliance Laundry and Alliance Holdings entered into deferred compensation agreements with certain of our executive officers, including Mr. L’Esperance, Mr. Gaster, Mr. Brothers and Mr. Rounds whereby we assumed certain long-term compensation obligations earned by management under programs established by Raytheon. Such agreements provide for the deferral of compensation until the earlier of (i) the payment of a lump sum benefit amount to each such executive officer ten years after the date of such agreement, regardless of whether such executive officer is employed by us as of such date or (ii) the payment of the benefit amount upon the occurrence of certain events described therein.

In addition, we have established the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan. This plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the plan.

Pension Plan

Substantially all of our eligible salaried employees, including our executive officers, are covered under the Alliance Laundry Systems Pension Plan. The cost of the pension plan is borne entirely by us. The pension plan is a defined benefit cash balance plan. Under this plan, an account is established for each participant in which pay credits and interest credits are earned as the participant provides service. Pay credits are calculated as a percentage of the participant’s remuneration adjusted for age and years of service in accordance with the following table:

Pension Plan Pay Credits Table

Base Remuneration
Total of Age and Years of Service	Credit Rates

Less than 45	3.0%
45 but less than 50	3.5%
50 but less than 55	4.0%
55 but less than 60	4.5%
60 but less than 65	5.0%
65 but less than 75	6.0%
75 but less than 85	7.0%
85 or more	8.0%

In addition, a supplemental pay credit is earned on remuneration in excess of $54,370 (indexed for years after 2002) at the lesser of 5% or the percentage used per the above table. A participant’s account also increases for interest credits each year. Interest credits are earned at the rate of a one-year Treasury Bill as of the last day of the prior plan year plus 1%, which was 2.26% for 2003. The amount of earnings that can be recognized for plan purposes is limited by the IRS to $200,000 in 2003. A participant vests in his benefits accrued under the pension plan after five years of service.

Respective years of benefit service under the pension plan, through December 31, 2003, are as follows: Mr. L’Esperance 5; Mr. Przybysz 3; Mr. Gaster 7; Mr. Brothers 24 and Mr. Rounds 14. Mr. L’Esperance was covered under Raytheon plans through April 1998, at which time he became a participant under our pension plan.

Savings Plan

Substantially all of the salaried employees, including our executive officers, participate in our ALCAP 401(k) plan. Employees are permitted to defer a portion of their income under this plan and we will provide a matching contribution equal to 50% of the first 6% of the employee’s contribution.

Compensation of Directors

We will reimburse members of our board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate directors for services provided in such capacity.

Principal and Selling Stockholders

The following table shows information regarding the beneficial ownership of shares of our Class A common stock, Class B common stock and preferred stock immediately prior to and immediately after the completion of this offering and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of either class of our capital stock;

•	each member of our board of directors;

•	each of our named executive officers;

•	each of our nominees to our board of directors; and

•	all members of our board of directors and our executive officers as a group.

Both prior to and after completion of this offering, there will be no shares of Class C common stock outstanding. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

Shares Beneficially Owned

	Class A				Class B				Preferred

	prior to offering		after offering		prior to offering		after offering		prior to offering		after offering

	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%

Bain Funds(1)(2)
BRS Investors(3)
Management Investors(4)
Edward W. Conard(1)(2)(5)
Robert C. Gay(1)(2)(5)
Stephen C. Sherrill(3)(6)
Stephen M. Zide(1)(2)(5)
Thomas F. L’Esperance(4)
William J. Przybysz(4)
R. Scott Gaster(4)
Jeffrey J. Brothers(4)
Bruce P. Rounds(4)
All directors and executive
officers as a group(1)(2)(3)(4)

(1)	Amounts shown reflect interests in Bain/ RCL, L.L.C. which beneficially owns 60.1% of the outstanding common membership interests of Alliance Laundry through its ownership of Class A and Class L membership units in Alliance Holdings. The address of each such person and/or entity is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199.

(2)	Amounts shown reflect the aggregate interests held by Bain Capital Fund V, L.P. (“Fund V”), BCIP Trust Associates II-B (“BCIP Trust II-B”), BCIP Associates II (“BCIP”) and BCIP Associates II-B (“BCIP II-B”) (collectively, the “Bain Funds”), for the Bain Funds and Messrs. Conard, Gay and Zide.

(3)	Amounts shown reflect the aggregate interests held by Bruckmann, Rosser, Sherrill & Co., L.P. (“BRS”), BCB Family Partners, L.P., NAZ Family Partners, L.P., Paul D. Kaminski, Bruce C. Bruckmann, Donald J. Bruckmann, Harold O. Rosser, Stephen C. Sherrill, H. Virgil Sherrill, Nancy A. Zweng, John Rice Edmonds, Susan Kaider, Marilena Tibrea, Walker C. Simmons, Beverly Place, Elizabeth McShane and MLPF&S Custodian FBO Paul Kaminski (collectively, the “BRS Investors”). The address of each such person and/or entity is c/o Bruckmann, Rosser, Sherrill & Co., L.P., 126 East 56th Street, 29th Floor, New York, NY 10022.

(4)	Includes Class A and Class L membership units in Alliance Holdings but excludes Class B and Class C membership units which are subject to vesting and generally have no voting rights, representing on a fully diluted basis approximately 14.7% of Alliance Holdings’ membership units for the management investors, 4.3% for Mr. L’Esperance, 0.8% for Mr. Przybysz, 1.7% for Mr. Gaster, 1.9% for Mr. Brothers and 1.7% for Mr. Rounds. The address of each such person is c/o Alliance Laundry Systems LLC, P.O. Box 990, Ripon, WI 54971-0990.

(5)	Messrs. Conard, Gay and Zide are each Managing Directors and/or members of Bain Capital Investors LLC, the managing partner of BCIP, BCIP II-B, BCIP Trust and BCIP Trust II-B and the sole general partner of Bain Capital Partners V, L.P. (“BCPV”), and are limited partners of BCPV, the sole general partner of Fund V. Accordingly Messrs. Conard, Gay and Zide may be deemed to beneficially own the interests owned by Fund V. Messrs. Conard, Gay and Zide, and entities affiliated with them, are each general partners of BCIP, BCIP II-B, BCIP Trust and BCIP Trust II-B and, accordingly, may be deemed to beneficially own the interests owned by BCIP, BCIP II-B, BCIP Trust and BCIP Trust II-B. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

(6)	Mr. Sherrill is a director of BRSE Associates, Inc., the sole general partner of BRS Partners, L.P., and the sole general partner of BRS and, accordingly, may be deemed to beneficially own the interests owned by BRS. Mr. Sherrill disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

Related Party Transactions

Securityholders Agreement

In May 1998, Alliance Holdings, Raytheon and our securityholders entered into a securityholders agreement. The securityholders agreement: (i) restricts the transfer of the equity interests of Alliance Holdings; (ii) grants tag-along rights on certain transfers of equity interests of Alliance Holdings; (iii) requires the securityholders to consent to a sale of Alliance Holdings to an independent third party if such sale is approved by certain holders of the then outstanding equity interests of Alliance Holdings; and (iv) grants preemptive rights on certain issuances of equity interests of Alliance Holdings. Certain of the foregoing provisions of the securityholders agreement will terminate upon the consummation of an initial public offering or a liquidity event (each as defined in the securityholders agreement). We will terminate this agreement upon the closing of this offering.

Management Services Agreement

In May 1998, Alliance Laundry entered into a management services agreement with Bain/RCL, L.L.C., an investment group led by BRS/ RCL Investment Corp. and members of our management, pursuant to which Bain/RCL, L.L.C. agreed to provide: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by Alliance Laundry and Bain/RCL, L.L.C. In exchange for such services, Bain/RCL, L.L.C. will receive (i) an annual management fee of $1.0 million, plus reasonable out-of-pocket expenses (payable quarterly) and (ii) a transaction fee in an amount in accordance with the general practices of Bain/RCL, L.L.C. at the time of the consummation of any additional acquisition or divestiture by Alliance Laundry and of each financing or refinancing (currently approximately 1.0% of total financings). Pursuant to the management services agreement, in 2002 transaction fees of $3.5 million were paid with respect to the existing senior credit facility and the asset backed facility. The management services agreement has an initial term of ten years subject to automatic one-year extensions unless Alliance Laundry or Bain/RCL, L.L.C. provides written notice of termination. We will terminate this agreement upon the closing of this offering.

Registration Rights Agreement

In May 1998, Alliance Holdings, Raytheon and our securityholders, entered into a registration rights agreement. Under the registration rights agreement, the holders of a majority of the Registrable Securities (as defined in the registration rights agreement) owned by Bain/RCL, L.L.C. have the right, subject to certain conditions, to require us to register any or all of their common equity interests of Alliance Holdings under the Securities Act at our expense. In addition, all holders of Registrable Securities are entitled to request the inclusion of any common equity interests of Alliance Holdings subject to the registration rights agreement in any registration statement at our expense whenever we propose to register any of our common equity interests under the Securities Act. In connection with all such registrations, we have agreed to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

Junior Subordinated Promissory Notes

In May 1998, we issued a junior subordinated promissory note in the principal amount of $9.0 million due August 21, 2009, to Raytheon. In September 2003, Raytheon sold all of its debt and equity interests in us to a group of investors consisting of affiliates of TCW and Sankaty. As a result of this transaction, the junior note issued to Raytheon was cancelled and new junior notes were issued under the same terms and conditions as for Raytheon. Raytheon had formerly been our parent prior to May 1998. The affiliates of Sankaty are affiliates of Bain/RCL, L.L.C. which, before the sale from Raytheon, owned 55.9% of the outstanding common membership interests of Alliance Holdings. Pursuant to the terms of the junior notes, interest accrues at the rate of 19.0% per annum until the eighth anniversary of the date of issuance of the junior note and at a rate of 13.0% thereafter. The junior notes are subordinated in priority and subject in right and priority of payment to certain indebtedness described therein. We will repay the junior notes with the proceeds of this offering.

Seller Preferred Equity

In May 1998, we issued mandatorily redeemable preferred membership interests with a liquidation value of $6.0 million to Raytheon. In September 2003, these preferred membership interest were sold to affiliates of TCW and Sankaty. These preferred membership interests do not accrete, accrue or pay dividends and are redeemable at the earlier of (i) a Change of Control (as defined therein), (ii) any initial public offering or (iii) 2009. The holders of these preferred membership interests are entitled to receive distributions from us in an amount equal to their Unreturned Capital (as defined therein) prior to distributions in respect of any other membership interests of Alliance Holdings.

Management Investor Promissory Notes

In May 1998, we entered into promissory notes aggregating approximately $1.8 million with certain members of management to help finance the purchase of common units in Alliance Holdings. These promissory notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008.

Executive Unit Purchase Agreements

Certain members of our management have entered into executive unit purchase agreements which govern these executives’ investments in the common membership interests of Alliance Holdings.

The purchase agreements provide us with a repurchase option upon the termination of each executive. If the executive’s termination is the result of death, permanent disability or without cause, as defined, Class A or Class L Units, and vested Class M, Class B and Class C Units may be repurchased by us at a price per unit equal to fair market value, as defined, and unvested Class M, Class B and Class C Units may be repurchased at a price per unit equal to the lower of fair market value or original value, as defined. If an executive’s termination is voluntary or for cause, as defined, all units may be repurchased at a price equal to the lower of fair market value or original value, unless an executive’s voluntary termination occurs seven and one-half years from May 5, 1998, in which case the repurchase price shall be fair market value. The Class M, Class B and Class C Units were purchased by the executives at a nominal value based upon the subordinated nature of such interests.

Management Fees

Bain provides management services to us. In return for these services we paid management fees of approximately $1.01 million, $1.02 million, $1.02 million, $1.03 million and $1.02 million, respectively, to affiliates of Bain in each of fiscal 1999, 2000, 2001, 2002 and 2003, respectively. We will cease paying these fees upon the closing of this offering. In addition, we will use a portion of the proceeds of this offering to pay $        million to affiliates of Bain for a one-time, non-recurring transaction fee in connection with our reorganization and this offering.

Investor Rights Agreement

We will enter into an investor rights agreement with the existing equity investors and certain members of management pursuant to which upon any sale of shares of Class B common stock together with shares of preferred stock following the second anniversary of the consummation of this offering, at the option of the holder of such shares, we will exchange with the purchaser of such shares one IDS for each share of Class B common stock together with one share of preferred stock (as may be adjusted for stock splits, dividends, combinations or reclassifications).

As a condition to any sale of shares of Class B common stock together with preferred stock involving an election to require us to issue IDSs in exchange for such shares:

•	such sale and exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

•	such sale and exchange must occur pursuant to an effective registration statement in the United States;

•	such sale and exchange must not conflict with or cause a default under any material financing agreement;

•	such sale and exchange must not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date;

•	no event of default or deferral of interest has occurred and is continuing under the Indenture governing the senior subordinated notes and all deferred interest, if any, together with interest accrued thereon has been paid in full; and

•	the selling stockholder must have given us at least 30 but not more than 60 days advance notice of such transaction.

In the event that the IDSs are automatically separated as a result of the partial redemption of any senior subordinated notes, at such time we will amend our bylaws to delete the restriction that we may only issue shares of Class A common stock in offerings registered with the Securities and Exchange Commission and each share of Class B common stock will automatically be exchanged for one share of Class A common stock and each share of preferred stock will be automatically exchanged for one senior subordinated note.

In addition, the investor rights agreement will contain the following registration rights:

•	our existing equity investors will collectively have demand registration rights relating to the IDSs and the shares of our Class A common stock and senior subordinated notes represented by the IDSs that they hold as well as the IDSs into which such shares of Class B common stock and preferred stock may be exchanged, subject to the requirement that the securities covered by each demand registration have an aggregate public offering price of at least $ million; provided that an equity sponsor must beneficially own more than one percent of our outstanding shares of Class A common stock, Class B common stock, preferred stock, senior subordinated notes, or IDSs, as the case may be, to initiate a demand for registration; provided, further, that an equity sponsor may exercise a demand right for less than an aggregate public offering price of $ million if such proposed offering is for all of the remaining shares of Class A common stock, senior subordinated notes or IDSs held by the equity sponsor; and

•	the existing equity investors will have the right to include in our future public offerings of securities the shares of our Class A common stock, senior subordinated notes or IDSs held by each of them as well as the IDSs into which such shares of Class B common stock and preferred stock may be exchanged.

The existing equity investors may only exercise their demand registration rights with respect to their Class A common stock once our Class A common stock is listed on the American Stock Exchange. If the existing equity investors exercise their demand registration rights, we will file a registration statement or prospectus and undertake an offering in the United States, as requested by the existing equity investors. The registration rights are transferable by the existing equity investors.

We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold, and to indemnify the existing equity investors that have included securities in such offering against certain liabilities, including liabilities under the Securities Act.

Furthermore, we have agreed not to repurchase any shares of Class B common stock and preferred stock prior to the second anniversary of the consummation of this offering.

Description of Certain Indebtedness

Existing Indebtedness

Existing Senior Credit Facility

Our existing senior credit facility is comprised of a term loan facility aggregating $193.0 million and a five year $45.0 million revolving credit facility. The existing senior credit facility was entered into to refinance a prior senior credit facility. As of December 31, 2003, $157.0 million was outstanding under the existing senior credit facility. We will repay all amounts outstanding under the existing senior credit facility with the proceeds of the offering received by us, to the extent any indebtedness remains after application of the initial advance under the new credit facility.

Senior Subordinated Notes

We and Alliance Laundry, issued $110.0 million of 9 5/8% Senior Subordinated Notes due in 2008. In conjunction with this offering, we intend to commence an offer to purchase any and all of our senior subordinated notes with the proceeds of this offering. The closing of the offer to purchase will be conditional upon the receipt, through the offer to purchase, of senior subordinated notes representing at least a majority of the aggregate principal amount of such notes and the closing of this offering. We intend to acquire or redeem all or a significant portion of the senior subordinated notes through this offer.

Junior Subordinated Promissory Notes

On May 5, 1998, we issued a junior subordinated promissory note in the principal amount of $9.0 million, plus accrued interest, due August 21, 2009, to Raytheon. In connection with Raytheon’s sale of its debt and equity interests to a group of investors consisting of affiliates of each of TCW and Sankaty in September 2003, the junior note was cancelled and new junior notes were issued under the same terms and conditions as for Raytheon. To the extent that any proceeds remain after repaying other existing indebtedness and paying other transaction fees and expenses, we will repay amounts outstanding under the junior notes with the proceeds of the offering. As of December 31, 2003, $24.2 million was outstanding under the junior notes.

Preferred Interests

On May 5, 1998, we issued mandatorily redeemable preferred membership interests to Raytheon. In September 2003, these preferred membership interests were sold to affiliates of each of TCW and Sankaty. These preferred membership interests are redeemable at a redemption price of $6.0 million upon a change of control or certain other liquidity events. To the extent that any proceeds remain after repaying other existing indebtedness and paying other transaction fees and expenses, we may redeem these preferred membership interests with the proceeds of the offering.

Other Debt

We will also repay certain other indebtedness with the proceeds of the offering.

     Securitization Facilities

Alliance Laundry Equipment Receivables 2002. On November 26, 2002, through a newly-formed special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2002 LLC, or ALER 2002, and a trust, Alliance Laundry Equipment Receivables Trust 2002-A, or ALERT 2002A, we entered into an asset backed facility consisting of a $300.0 million revolving facility, backed by equipment loans and trade receivables originated by us. During the first three years of the asset backed facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the asset backed facility, which are limited to an advance rate of approximately 95% for equipment loans and between 60% and 70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After three years from the closing date, which is December 2, 2005, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years thereafter. As of December 31, 2003, the balance of variable funding notes due to lenders under the asset backed facility for equipment loans was $187.8 million.

The asset backed facility replaces a similar facility previously maintained with Lehman Commercial Paper, Inc. and referred to as the ALRW Facility. In connection with the establishment of our new asset backed facility, we, through our special-purpose subsidiaries repurchased and simultaneously resold the assets held by the ALRW Facility to the new asset backed facility. Included in 2002 commercial laundry revenue is a gain of approximately $2.0 million related to these transactions, essentially reflecting the sale of notes receivable under the asset backed facility and the recognition of previously unrealized gains related to retained interests in the ALRW Facility. For risks associated with the asset backed facility, see “Risk Factors — Risks Relating to Our Business and the Industry.”

Alliance Laundry Equipment Receivables. Pursuant to the terms of the ALRW Facility, a trust formed by a special-purpose bankruptcy remote subsidiary of ours issued $128.2 million of equipment loan-backed notes effective November 28, 2000. The principal source of payments on the notes is collections on the $137.8 million pool of equipment loans transferred to the trust by us. As a result, the outstanding amount of these notes declines substantially in tandem with the amount of outstanding equipment loans in the pool. All of the residual equity interests in the trust and cash flows remaining from the pool after required payments on the notes accrue to the benefit of us. We are also paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of loans held by the trust. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.6 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to the trust.

New Credit Facility

Alliance Laundry intends to enter into a $           new secured credit facility with a syndicate of financial institutions, including affiliates of CIBC World Markets Corp. and Lehman Brothers Inc. as joint lead arrangers and joint book managers.

We expect that the new credit facility will be comprised of a senior secured revolving credit facility of up to $           million, which we refer to as the “new revolver,” and a senior secured term loan facility in an aggregate principal amount of $           million, which we refer to as the “new term loan.”

We expect that the new revolver and the new term loan will each have a           -year maturity.

We expect that the new credit facility will have several features similar to credit facilities of this nature, including but not limited to:

Interest Rate and Fees. We expect that borrowings will bear interest, at our option, for the new revolver facility and the new term facility at either (a) the Eurodollar Rate plus an applicable margin or (b) the Base Rate plus an applicable margin, as such terms will be defined in the new credit facility.

We also expect the new revolver will provide payment to the lenders of a commitment fee on any unused commitments equal to      % per annum.

Voluntary Prepayments. We expect that the new credit facility will provide for voluntary commitment reductions and prepayments of the new revolver and new senior notes, respectively, subject to certain conditions and restrictions.

Covenants. We expect that the new credit facility will require that we meet certain financial tests.

We also expect that our new credit facility will contain customary covenants and restrictions, including, among others, limitations or prohibitions on declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, recapitalizations, mergers, acquisitions and asset sales and transactions with affiliates.

Guarantees. We expect that the new credit facility will be guaranteed on a senior secured basis by us and by all of Alliance Laundry’s direct and indirect wholly-owned domestic subsidiaries (other than ALER 2002 and ALERT 2002A).

Collateral. We expect to give to the administrative agent on behalf of each lender a security interest in collateral consisting of, without limitation, a pledge of our intercompany debt, 100% of the capital stock of our wholly-owned domestic subsidiaries and a security interest in substantially all our other personal property.

Events of Default. We expect that our new credit facility will specify certain customary events of default.

Description of IDSs

General

We are offering                     IDSs. Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

Holders of IDSs are at all times the beneficial owners of the Class A common stock and senior subordinated notes represented by such IDSs and, through their broker or other financial institution and DTC, will each have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

The IDSs will be available in book-entry form only. As discussed below under “Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Unless the IDSs have been previously automatically separated as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption or maturity of any senior subordinated notes, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs.

If a sufficient number of shares of our Class A common stock are held separately (not in the form of IDSs) to meet the minimum requirements for separate trading on the American Stock Exchange or any other exchange or quotation system on which the IDSs are then listed (or were previously listed) for at least 30 consecutive trading days, we have agreed that we will use reasonable efforts to cause the Class A common stock to be listed on the American Stock Exchange or any other exchange or quotation system on which the IDSs are then listed (or were previously listed).

Automatic Separation

Upon the occurrence of any of the following, all IDSs will automatically separate into the shares of Class A common stock and senior subordinated notes represented thereby:

•	a payment default on the senior subordinated notes continues for 90 days (without cure),

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Following the automatic separation of the IDSs as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption or maturity of any senior subordinated notes, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

Upon an automatic separation due to the exercise by us of our right to redeem the senior subordinated notes in part, subject to certain conditions, the holders of Class B common stock will have the option to convert the Class B common stock and preferred stock to Class A common stock and senior subordinated notes.

Book-Entry Settlement and Clearance

DTC will act as securities depository for the IDSs, and the senior subordinated notes and shares of Class A common stock represented by the IDSs, or the “securities.” The senior subordinated notes and the shares of our Class A common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s nominee, Cede & Co.

Book-Entry Procedures. If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summary of DTC’s operations solely for your convenience. The operations and procedures of DTC may be changed at any time. We are not responsible for those procedures and operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

Separation and Combination. Holders of IDSs may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption or maturity of any senior subordinated notes, any holder of shares of our Class A common stock and senior subordinated notes may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs.

In addition, the IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

•	a payment default on the senior subordinated notes continues for 90 days (without cure),

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

Following the automatic separation of the IDSs as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption or maturity of any senior subordinated notes, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

Upon an automatic separation due to the exercise by us of our right to redeem the senior subordinated notes in part, subject to certain conditions, the holders of Class B common stock will have the option to convert the Class B common stock and the preferred stock to common stock and senior subordinated notes.

Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from senior subordinated notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected will be credited and debited for the applicable securities on DTC’s records. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or recombination may be passed directly on to the holder.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date.

We and the transfer agent and registrar will make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent and registrar, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the transfer agent and registrar will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock and/or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments, or the providing of notice, to participants or beneficial owners.

Procedures Relating to Subsequent Issuances. The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms identical to the senior subordinated notes represented by the IDSs except for the issuance date, if we determine that such new senior subordinated notes need to have a new CUSIP number, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder’s senior subordinated notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged, without any further action of such holder, for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering will not be able to be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, new IDSs will be issued in exchange for the existing IDSs which will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the senior subordinated notes (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.

Most subsequent issuances of senior subordinated notes, including subsequent issuances of senior subordinated notes which have OID and all subsequent issuances 180 days after the date of this offering, may require trades on the                     to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The                     has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances will have a significant impact on the IDS trading market. Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

IDS Transfer Agent

The Bank of New York is the IDS transfer agent.

Description of Capital Stock

The following is a description of the terms of our amended and restated certificate of incorporation and by-laws, the forms of which have been filed with the Securities and Exchange Commission, or SEC, as exhibits to the registration statement of which this prospectus is part and which will become effective prior to the offering contemplated by this prospectus.

Authorized Capitalization

Our authorized capital stock consists of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share;

•	shares of Class C common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

After this offering there will be                      shares of our Class A common stock,                      shares of our Class B common stock, no shares of our Class C common stock and                      shares of our preferred stock outstanding.

Common stock

Except as described below, shares of our Class A common stock, Class B common stock and Class C common stock are identical in all respects. In addition, we have entered into an agreement with our existing equity investors which, subject to certain conditions, allows them to exchange their shares of Class B common stock together with preferred stock for IDSs, see “Related Party Transactions—Investor Rights Agreement.” There are currently no shares of Class C common stock outstanding, and following the completion of this offering, no shares of our Class C common stock will be outstanding. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Dividends. Holders of shares of our Class A common stock, Class B common stock and Class C common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. Holders of our Class A common stock, Class B common stock and Class C common stock will be paid equal dividends. See “Dividend Policy” for a complete description of the dividends we expect to declare on our shares of common stock.

Combination with Senior Subordinated Notes to Form IDSs. Only shares of our Class A common stock may be combined with senior subordinated notes to form IDSs. Our bylaws will provide that we may only issue additional shares of our Class A common stock as part of IDSs and pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

Voting Rights. Shares of our common stock carry one vote per share. Holders of shares of our common stock have no cumulative voting rights.

Other Rights. Holders of shares of our common stock have no preemptive rights. The holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred stock

Following the consummation of the offering, our existing equity investors will hold            shares of preferred stock.

Ranking. The preferred stock ranks senior to the common stock with respect to payment of dividends and amounts distributable upon liquidation, dissolution or winding up.

Dividends. The holders of our preferred stock will be entitled to receive cumulative dividends which will accrue at a rate of      % per annum on a deemed issuance price of $           per share which will be equal to the aggregate principal amount of each senior subordinated note; provided that during the continuation of any event of default under the indenture governing the senior subordinated notes, dividends will accrue at a rate of      % per annum. Such dividends will accrue whether or not declared and whether or not we have funds legally available for the payment of dividends. Such dividends will be paid, if declared by the board, on the last day of each fiscal quarter or, to the extent not previously paid, at such time as such shares of preferred stock are exchanged for IDSs; and provided further, that such dividends may only be paid to the extent allowable under applicable law, the terms of our new credit facility and the indenture governing our senior subordinated notes.

Liquidation Preference. The holders of the preferred stock are entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $           per share of preferred stock plus an amount per share of preferred stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the “Preferred Liquidation Preference”).

Until the holders of the preferred have been paid the Preferred Liquidation Preference in full, no payment will be made to any holder of common stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of preferred stock are insufficient to pay in full the Preferred Liquidation Preference and the liquidation preference with respect to any other shares that rank pari passu with the preferred stock on liquidation, then such assets, or the proceeds thereof, will be distributed among the holders of shares of preferred stock and any such shares that rank pari passu with the preferred stock ratably in accordance with the respective amounts which would be payable on such shares of preferred stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights. The preferred stock will not vote on matters generally presented to the stockholders.

In addition, our board of directors has the authority to issue additional shares of preferred stock from time to time on terms that it may determine, to divide shares of preferred stock into one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the IDSs and our shares of common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of shares of our common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By laws

Provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our organizational documents prohibit stockholder action by written consent. Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called only by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws will provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice regarding (1) a stockholder’s proposal must be delivered or mailed and received at our principal executive offices not less than 60 days not more than 90 days prior to the meeting or (2) a director nomination must be delivered or mailed and received at our principal executive offices not less than 60 nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders; provided that if less than 70 days notice or prior public announcement of the date of the meeting is given, notice regarding stockholder nominations for the election of directors or notice of other stockholder proposals must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made. Our bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors for monetary damages for actions taken as a director. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Removal of Directors. Our organizational documents provide that directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation or bylaws require a greater percentage. Our organizational documents provide that the following provisions in the certificate of incorporation or bylaws may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board of directors;

•	the provisions relating to advance notice requirements for stockholder proposals and directors nominations;

•	the provisions relating to the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders and the obligation to indemnify and advance reasonable expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions granting authority to our board of directors to amend or repeal our bylaws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.

In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that these provisions in our amended and restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

We will apply to list the IDSs on the American Stock Exchange under the trading symbol “                    .”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is                          .

Description of Senior Subordinated Notes

The following is a description of the terms of the indenture under which our senior subordinated notes will be issued, a copy of the form of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. We refer to Alliance Laundry Holdings Inc. as the “Company” in this “Description of Senior Subordinated Notes” section.

General

The Notes are to be issued under an indenture, to be dated as of                     , 2004 (the “Indenture”), among us, the subsidiary guarantor and                     , as Trustee (the “Trustee”).

The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete and we urge you to read the Indenture, a copy of which will be available upon request from the Company. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this “Description of Senior Subordinated Notes” section and not otherwise defined have the meanings set forth in “— Certain Definitions” hereafter.

The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have expended Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.

The Company may not issue Additional Notes unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the incurrence of Indebtedness evidenced by such Additional Notes and related Guarantees, the Company and the Guarantors are solvent.

The Notes will be issued only in fully-registered form, without coupons represented by one or more global notes which will be registered in the name of Cede & Co., the nominee of DTC. See “Description of IDSs — Book-Entry Settlement and Clearance.”

Terms of the Notes

     Maturity

The Notes will be unsecured senior subordinated obligations of the Company and will mature on                     , 2014. The Company may extend the maturity of the Notes for two additional successive five-year terms if the following conditions are satisfied:

•	during the twelve month period ending on the last day of the most recent fiscal quarter ending at least 45 days before the end of the then-current term, our Fixed Charge Coverage Ratio is greater than to 1.0;

•	no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Notes; and

•	no event of default has occurred and is continuing with respect to any other Indebtedness of the Company having a principal amount in excess of $ million or could occur as a result of such extension, including under any Designated Senior Indebtedness.

If the Company is going to extend the maturity of the Notes, the Company will cause a notice of such extension, including the new maturity date, to be sent to holders at least 30 and not more than 60 days prior to the previously scheduled maturity date.

Within 30 days prior to the maturity or redemption of the Notes, unless the Company has sent a notice of extension of the maturity date, the Company will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs then are listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

     Interest

The Notes will bear interest at a rate per year of      % from                     , 2004 or from the most recent date to which interest has been paid or provided for, payable quarterly on the last day of each                ,                ,                and                to Holders of record at the close of business on the            day or the immediately preceding Business Day of such month, commencing                     , 2004, provided that if any such day is not a Business Day, interest shall be paid on the next Business Day.

     Interest Deferral

Prior to                     , 2009, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each an “Interest Deferral Period”) by delivering to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however, that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of principal or premium, if any, on the Notes has occurred and is continuing, an Event of Default with respect to payment of interest on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; and provided, further, that interest payments on the Notes may not be deferred under this provision for more than eight quarters in the aggregate or beyond                     , 2009.

After                     , 2009 and prior to                     , 2014 and during the term of each additional five-year term of the senior subordinated notes, if any, the Company will be permitted, at its election, on two occasions to defer interest payments on the Notes (also an “Interest Deferral Period”) with respect to two quarters by delivering to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however, that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of principal or premium, if any, on the Notes has occurred and is continuing, and Event of Default with respect to payments of interest on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; and provided, further, that interest payments on the Notes may not be deferred under this provision for more than two quarters in the aggregate or beyond                     , 2014. At the end of any such Interest Deferral Period, the Company may not defer interest again on the Notes unless and until all deferred interest is paid in full.

Deferred interest on the Notes will bear interest at a rate per annum of      %, compounded quarterly, until paid in full. At the end of any Interest Deferral Period, the Company must pay all deferred interest and accrued interest thereon and thereafter, the Company will be obligated to resume quarterly payments of interest on the Notes.

During any Interest Deferral Period and so long as any deferred interest or interest on deferred interest remains outstanding, the Company will not be permitted to make any payment of dividends on its Capital Stock.

Optional Redemption

The Notes will be redeemable at the Company’s option as provided in the Indenture.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) on, the Notes to be redeemed.

A full or partial redemption of the Notes will result in an automatic separation of the IDSs. See “Description of IDSs—Automatic Separation.”

Ranking

The Indebtedness evidenced by the Notes will be unsecured senior subordinated Indebtedness of the Company, will be subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of the Company, including the Credit Agreement, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company and will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “— Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The indebtedness evidenced by each Guarantee will be unsecured senior subordinated indebtedness of the applicable Guarantor, will be subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor’s guarantee of the Credit Facilities, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness and trade payables of such Guarantor and will rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2003, on a pro forma basis, (i) the Company would have had $                    Senior Indebtedness outstanding, (ii) the Company would have had no Pari Passu Indebtedness outstanding other than the Notes, (iii) the Guarantor would have had $           million in Senior Indebtedness outstanding under the Credit Agreement, all of which would have been Secured Indebtedness, and (iv) the Guarantor would have had no Pari Passu Indebtedness outstanding other than the Guarantees and (v) the Non-Guarantor Subsidiaries would have had total liabilities, excluding liabilities owed to us, of $           million. Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company, the Guarantors and the Non-Guarantor Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. As of December 31, 2003, on a pro forma basis, the total liabilities of

the Company’s subsidiaries were approximately $           million, including trade payables. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Preferred Stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications.

“Senior Indebtedness” with respect to the Company or any Guarantor means the Senior Lender Indebtedness and all other Indebtedness of the Company or such Guarantor, including principal, interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company at the rate specified in the applicable Senior Indebtedness, whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are subordinated, in right of payment to the Notes or such Guarantor’s Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company, (ii) any liability for federal, state, local or other taxes owed or owing by the Company or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of the Company or such Guarantor which is Pari Passu Indebtedness, (v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of the Indenture.

Only Senior Indebtedness or Secured Indebtedness of the Company or a Guarantor will rank senior to the Notes or the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively.

The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance” below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreement) (collectively, “pay the Notes”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on any Designated Senior Indebtedness occurs and results in such Designated Senior Indebtedness becoming due or being declared due and payable prior to the date on which it would otherwise become due and payable in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each series of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such defaulted Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such defaulted Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such defaulted Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such defaulted Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or bankruptcy reorganization of, insolvency, receivership or similar proceeding relating to the Company or its property or an assignment for the benefit of its creditors or any marshalling of the Company’s assets or liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all the Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders of Notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreement). If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of each series of Designated Senior Indebtedness (or their respective Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, the Company may not make any payments then due on the Notes until five Business Days after the holders or the Representative of such Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

The Indenture will contain identical subordination provisions relating to each Guarantor’s obligations under its Guarantee.

Guarantees

Each of the Company’s direct and indirect Wholly Owned Restricted Subsidiaries organized under the laws of any state of the United States of America on the Issue Date and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (as described under “—Ranking” above) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreement) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that has Total Assets of more than $500,000 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee, payment of the Notes on an unsecured senior subordinated basis. See “Certain Covenants— Future Guarantors” below.

Each Guarantee is a continuing guarantee and shall, until released in accordance with the next succeeding paragraph, (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

The Guarantee of a Guarantor will be released (i) in connection with any transaction permitted by the Indenture after which the Guarantor ceases to be a Restricted Subsidiary of the Company; provided that the sale or other disposition, if any, complies with the “Asset Sale” provisions of the Indenture; or (ii) upon satisfaction and discharge or defeasance of the Notes as provided below under “Defeasance” and “Satisfaction and Discharge.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Notes of any series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders of a beneficial ownership of more than 50% of the voting power of the voting stock of the Company, by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, in each case other than creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. In order to exercise this repurchase right, a Holder must separate its IDSs into the shares of Class A common stock and Notes represented thereby.

In the event that at the time of such Change of Control the terms of any Senior Lender Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Senior Lender Indebtedness or offer to repay in full all Senior Lender Indebtedness and repay the Senior Lender Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Lender Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) whether the agreements then governing the Senior Lender Indebtedness will permit the repurchase of the Notes; (4) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenants Relating to IDSs

Recombination of Notes and Class A Common Stock into IDSs. The Indenture will provide that as long as any Notes are outstanding, any Holder of Notes and shares of Class A common stock may, at any time and from time to time, recombine these securities to form IDSs unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the senior subordinated notes for 90 days, or the redemption or maturity of any senior subordinated notes.

Procedures Relating to Subsequent Issuance. The Indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each Holder of the Notes or the IDSs (as the case may be) agrees that a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged, without any further action of such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that, following any such additional issuance and exchange, each Holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records of DTC and the Trustee will be revised to reflect each such exchange without any further action of such Holder. The aggregate principal amount of the Notes owned by each Holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. See “Material United States Federal Income Tax Consequences-Consequences to United States Holders— Senior Subordinated Notes— Additional Issuances.” There is a possibility that holders of Additional Notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the senior subordinated notes or bankruptcy of the Company as described under “Risk Factors— Risks Relating to the IDSs,” the Shares of Class A Common Stock and Senior Subordinated Notes Represented by the IDSs, the Senior Subordinated Notes Offered

Separately (not in the Form of IDSs), and our New Credit Facility. Subsequent issuances of senior subordinated notes may cause you to recognize taxable gain and/or original issue discount and may reduce your recovery in the event of bankruptcy.” Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of Notes purchased by such holder.

Certain Covenants

The Indenture will contain the following material covenants:

Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture will provide that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Guarantor may issue shares of Preferred Stock if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been greater than        to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of the greater of the Borrowing Base or $ million then classified as having been Incurred pursuant to this clause (a) outstanding at any one time;

(b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness classified as having been Incurred pursuant to this clause (d), does not exceed the greater of % of Total Assets at the time of Incurrence or $ million;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary of the Company; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are incurred not for speculative purposes (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company and any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and classified as having been Incurred pursuant to this clause (1), does not exceed $ million at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and classified as having been Incurred pursuant to this clause (1), does not exceed $ million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (1) shall cease to be deemed Incurred or outstanding for purposes of this clause (1) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (1));

(m) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the

Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes or the Guarantees, is pari passu with the Notes or the Guarantees, as applicable;

(iv) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v) shall not include Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company;

and provided further that subclauses (i), (ii), (iii), and (v) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness;

(o) Indebtedness or Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Contribution Indebtedness; and

(q) Indebtedness represented by the issuance of Additional Notes in connection with the issuance of shares of Class A common stock of the Company provided that the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares shall not exceed the equivalent ratio with respect to the IDSs outstanding prior to such issuance, and, in each case, the related Guarantees.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that the Company or Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary; or

(iii) make any Restricted Investment (all such payments and other actions set forth in this clause (iii) and in clauses (i) and (ii) above being collectively referred to as “Restricted Payments”),

unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (6) and (10) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i) % of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii) % of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness, Disqualified Stock and Designated Preferred Stock or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(iii) % of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv) % of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of or on account of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from payments of interest on and repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Company or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed.

The Fair Market Value of property other than cash covered by clauses (ii), (iii) and (iv) above shall be determined in good faith by the Company and (A) in the event of property with a Fair Market Value in excess of $           million, shall be set forth in an Officers’ Certificate or (B) in the event of property with a Fair Market Value in excess of $           million, shall be set forth in a resolution approved by at least a majority of the Board of Directors.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of greater than to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (4) does not exceed the net cash proceeds received by the Company from the sale of Designated Preferred Stock issued after the Issue Date;

(5) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (5) that are at that time outstanding, not to exceed $ million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6) the payment of dividends on the shares of the Company’s Capital Stock up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level;

(7) Investments that are made with Excluded Contributions;

(8) other Restricted Payments in an aggregate amount not to exceed $ million;

(9) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(10) other Restricted Payments in an aggregate amount not to exceed the Base Dividend Restricted Payments Basket;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (6), (8) and (10), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and provided further that notwithstanding anything to the contrary, the Company may not pay any dividends on its Capital Stock during any Interest Deferral Period or after the end of any Interest Deferral Period so long as any deferred interest including accrued interest thereon has not been paid in full.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries other than ALER 2002 and ALERT 2002A. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Anti-Layering. The Indenture will provide that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor’s Guarantee. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facilities and the other Senior Credit Documents;

(2) the Indenture and the Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(10) other Indebtedness of Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to clause (1) of the second paragraph to the covenant described under “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(11) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(b) any notes or other obligations or other securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 180 days of the receipt thereof (to the extent of the Cash Equivalents received); and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of % of Total Assets or $ million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay Obligations under the Credit Facilities or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or a Restricted Subsidiary;

(ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business; and/or

(iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $           million, the Company shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within thirty Business Days after the date that Excess Proceeds exceed $           million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $           million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $ million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(i) transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii) Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”;

(iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(iv) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company (or a committee thereof) in good faith;

(vi) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect; and

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

The Indenture will provide that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated on right of payment to such Guarantor’s Guarantee) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information. The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will file with the Commission, documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Company shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Future Guarantors. The Indenture will provide that the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that has Total Assets of more than $500,000 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the

Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Indenture will provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Indenture and the Notes; and (vi) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each slating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States or changing the form of organization of the Company to a corporation, partnership or limited liability company so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Indenture will further provide that, subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing clause (iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or changing the form of organization of the Guarantor to a corporation, partnership or limited liability company so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default will be defined in the Indenture as

(i) a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture; provided, however, that a default in any payment of interest on the Note required to be made on (x) , 2009, and (y) any interest payment date after , 2009, at a time when interest deferral would be prohibited under the Indenture shall immediately constitute an Event of Default (without regard to the length of time for which such default continues),

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “—Ranking” above,

(iii) the failure by the Company to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” above (other than a failure to purchase Notes),

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $ million or its foreign currency equivalent (the “cross acceleration provision”),

(vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(viii) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $ million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”),

(ix) any Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee and the Default continues for 10 Business Days, or

(x) the Company pays any dividend on shares of the Company’s Capital Stock (A) during any interest deferral period or so long as any deferred interest and accrued interest thereon has not been paid in full, or (B) when, based on the then-available financial statements presented to the board of directors, such dividend exceeds the amount available to be paid pursuant to clause (c) or clauses (1) through (10) of the “Limitation on Restricted Payments” covenant.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in the cross acceleration provision, the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in the cross acceleration provision have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver, to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, (viii) (A) make any change to the provisions of the indenture that prohibit the payment of dividends while interest is being deferred, while any previously deferred interest remains unpaid or during the continuance of any Default or Event of Default or (B) waive an Event of Default under clause (x) of “Defaults” (in each case except in connection with an offer by the Company to purchase all of the Notes, in which case a majority in principal amount of Notes will be sufficient), (ix) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions or (x) modify the Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939 or to make certain changes to the Indenture to provide for the issuance of Additional Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Under the terms of the Credit Agreement, we will not be permitted to effect any amendment or modification if the effect would be to (i) increase the interest rate applicable to the Notes or any deferred interest on the Notes, (ii) change to an earlier date the scheduled dates of payment on any component of principal, interest or other amounts on the Notes, (iii) increase principal repayments or amortization payments on the Notes, (iv) alter the redemption, prepayment or subordination provisions of the Notes, (v) add to or alter the covenants (including, without limitation, the financial covenants), defaults and Events of Defaults set forth in the Indenture in a manner that would make such provisions more onerous or restrictive to the Company, or (vi) otherwise increase the obligations of the Company or any Guarantor in respect of the Notes, the deferred interest on the Notes or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Company, any Guarantor or the lenders of the Senior Lender Indebtedness.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under “Certain Covenants” and “Change of Control,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (iv) of the first paragraph under “Merger, Consolidation or Sale of All or Substantially All Assets” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) with respect only to Significant Subsidiaries or (viii) with respect only to Significant Subsidiaries under “—Defaults” above or because of the failure of the Company to comply with clause (iv) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law) and (ii) so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions of the Indenture or any other material agreement binding on the Company (except for violations of the Indenture as a result of the borrowing of funds to be applied to such payments), including the Credit Facilities.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, Cash Equivalents, Investment Grade Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Concerning the Trustee

                    is to be the Trustee under the Indenture.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(i)	provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

(ii)	Consolidated Interest Expense (plus amortization of deferred financing fees) of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

(iii)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

(iv)	any non-recurring fees, expenses or charges deducted in such period in computing Consolidated Net Income, plus

(v) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of, or cash reserve for, anticipated cash charges for any future period); plus

(vi) the difference between (A) Net Cash Interest Margin of such Person and its Restricted Subsidiaries from equipment promissory notes that were sold to special-purpose bankruptcy remote entities and (B) the gain on sale accounting resulting from the sale of promissory notes to such SPEs in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary not in the ordinary course of business (each referred to in this definition as a “disposition”); or

(ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(3) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Limitation on Restricted Payments”;

(4) any disposition of assets with an aggregate Fair Market Value of less than $ million;

(5) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(6) any exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

(7) sales of assets received by the Company upon the foreclosure on a Lien;

(8) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9) licenses of intellectual property;

(10) any disposition of Designated Noncash Compensation; and

(11) sales of inventory in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract.

“Base Dividend Restricted Payments Basket” shall initially equal $0, provided, however, that if during any fiscal quarter the Company has paid dividends on the Company’s Common Stock in an aggregate amount that is less than the Quarterly Base Dividend Level for such quarter, an amount equal to the difference between (i) the Quarterly Base Dividend Level for such quarter and (ii) the aggregate amount of dividends actually paid on the Company’s Common Stock during such quarter shall be added to the Base Dividend Restricted Payments Basket as of the last day of such fiscal quarter.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means the product of (i) Adjusted EBITDA for the most recent four fiscal quarters for which internal financial statements are available and (ii) three.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Expenditures” means any expenditure required to be classified as a capital expenditure in accordance with GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(i) U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above;

(vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Company” means Alliance Laundry Holdings Inc. until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations (or any financing lease which has substantially the same economic effect as a Capitalized Lease Obligation) and net payments and receipts (if any) pursuant to Hedging Obligations and excluding amortization of deferred financing fees), and (ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

(ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded; and

(vi) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i) was a member of the Company’s Board of Directors on the date of the Indenture; or

(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination or election.

“Contribution Indebtedness” means Indebtedness of the Company in an aggregate principal amount not greater than the amount of all Specified Cash Contributions, provided that such Contribution Indebtedness (i) has a Stated Maturity later than the Stated Maturity of the Notes, (ii) is Incurred substantially concurrently with such Specified Cash Contributions, and (iii) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the credit agreement to be dated as of                     , 2004, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time (whether or not terminated and whether with the original lenders or otherwise), among the Company, the Subsidiaries of the Company named therein, the financial institutions from time to time a party thereto and           , as Administrative Agent, Fronting Bank and Swingline Lender, including any successor or replacement facility extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount of available borrowings thereunder (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means (i) the Senior Lender Indebtedness and (ii) any other Senior Indebtedness of the Company with a principal amount in excess of $25 million.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event;

(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding clause (iii) of this definition, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” shall mean, with respect to any period, Adjusted EBITDA minus the sum of (i) cash interest expense, (ii) cash income tax expense, (iii) Capital Expenditures (except to the extent financed with an incurrence of indebtedness) and (iv) dividends on our shares of Preferred Stock, in each case, for such period.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock incentive plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Limitation on Restricted Payments” covenant.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition or disposition, have discontinued any operation, or have engaged in merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense of such Person for such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IDS” means the Company’s Income Deposit Securities, whether currently outstanding or as may be issued from time to time.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(3) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor or an accrued expense;

(4) in respect of Capitalized Lease Obligations; or

(5) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, and (ii) account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold cash.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Limitation on Restricted Payments”:

(i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the date on which the Notes are authenticated.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTIP” means any long-term incentive or similar compensation plan maintained by the Company or its Restricted Subsidiaries.

“Maintenance Capital Expenditures” means Capital Expenditures less non-recurring Capital Expenditures.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Interest Margin” means interest and fees earned on equipment promissory notes sold to special-purpose bankruptcy remote entities less interest expense payable to note holders of such entities less collection and administrative expenses associated with said promissory notes by such Person and its Restricted Subsidiaries.

“Net Debt” means, with respect to the Company, on a consolidated basis at any time, the actual outstanding amount of funded indebtedness, plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of the Company and its Restricted Subsidiaries at such time, less (i) any early termination payments that would be owed to the Company and its subsidiaries if all outstanding Hedging Obligations were terminated, and (ii) the amount of cash and Cash Equivalents of the Company and its Subsidiaries on the balance sheet as of the date of determination.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or other dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (i) of the second paragraph of the covenant described under “—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the      % senior subordinated notes of the Company, including any Additional Notes unless expressly provided otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means (i) with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness, Secured Indebtedness or Subordinated Indebtedness of

the Company and (ii) with respect to any Guarantor, its Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness, Secured Indebtedness and Subordinated Indebtedness of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

“Permitted Holders” means Bain Capital Partners, LLC, Bruckman, Rosser, Sherrill & Co. LLC and their respective affiliates.

“Permitted Investments” means:

(i) any Investment in the Company or any Restricted Subsidiary;

(ii) any Investment in Cash Equivalents or Investment Grade Securities;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iv) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(v) any Investment existing on the Issue Date;

(vi) advances to employees not in excess of $10 million outstanding at any one time in the aggregate;

(vii) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii) Hedging Obligations;

(ix) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of % of Total Assets or $ million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business, and account credits and payments to participants under the LTIP or any successor or similar compensation plan;

(xi) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the “—Limitation on Restricted Payments” covenant;

(xii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under

“—Transactions with Affiliates” (except transactions described in clauses (ii), (iii) and (vi) of such paragraph);

(xiii) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv) Guarantees issued in accordance with “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(xv) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and

(xvi) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Junior Securities” shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(g) Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(h) Liens existing on the Issue Date;

(i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(j) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided further, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(l) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(p) Liens in favor of the Company;

(q) Liens on equipment of the Company granted in the ordinary course of business to the Company’s client at which such equipment is located;

(r) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(t) Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(u) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (1) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (1) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Quarterly Base Dividend Level” means, for any fiscal quarter,      % of the Company’s Excess Cash for the 12-month period ending on the last day of the Company’s then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four (4).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Offering” means any public or private sale of IDSs or common stock or Preferred Stock of the Company (other than Disqualified Stock), other than (i) public offerings with respect to IDSs or the Company’s Common Stock registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“S&P” means Standard and Poor’s Ratings Group.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Senior Lender Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities, the Senior Credit Documents with respect thereto and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from sale of goods or provision of services reasonably related, complimentary or ancillary to the sale of laundry equipment or any reasonable extension thereof.

“Specified Cash Contributions” means the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company which are designated as “Specified Cash Contributions” pursuant to an Officers’ Certificate.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means, any Indebtedness of the Company or any Guarantor, the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Guarantee.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor, and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

(i) Alliance Laundry Equipment Receivables 2002 LLC;

(ii) Alliance Laundry Equipment Receivables Trust 2002-A;

(iii) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(iv) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries;

provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

IDSs Eligible For Future Sale

Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have                IDSs outstanding, in respect of                 shares of our Class A common stock in the aggregate and $           million aggregate principal amount of our senior subordinated notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or securities represented thereby are owned by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, the existing equity investors will own as part of the IDSs, shares of Class A common stock representing an aggregate           % ownership interest in us after the offering, or           % if the underwriters’ over-allotment option is exercised in full. In addition, our existing equity investors hold            shares of Class B common stock and            shares of preferred stock, which following the second anniversary of the consummation of this offering may be exchanged, subject to certain conditions, for IDSs in connection with the sale of such Class B common stock together with preferred stock. The existing equity investors will have demand and piggyback registration rights for their shares of Class A common stock which may be sold in the form of IDSs as well as for their shares of Class B common stock, preferred stock and the IDSs for which the Class B common stock together with the preferred stock may be exchanged. In addition, certain members of management will have piggyback registration rights for their IDSs. See “Related Party Transactions—Registration Rights.” Collectively our existing equity holders will be issued           IDSs in this offering. Registration rights may not be exercised during the lock-up period.

We may issue shares of our common stock or senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or senior subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or senior subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Material United States Federal Income Tax Consequences

The following discussion, insofar as it relates to matters of United States federal income tax law (and, to the extent specified, United States federal estate tax law) or legal conclusions with respect thereto, constitutes the opinion of our counsel, Kirkland & Ellis LLP, as to the material United States federal income tax considerations to a United States holder or, as the case may be, a non-United States holder, in each case as defined below, arising from the purchase, ownership and disposition of IDSs, senior subordinated notes or Class A common stock. This discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for United States federal income tax purposes, and we have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that discussed below could adversely affect the amount, timing and character of income and gain realized by a holder in respect of an investment in IDSs, senior subordinated notes or Class A common stock. In the case of non-United States holders, a different treatment could subject such holders to the same United States federal withholding tax or estate tax consequences with respect to the senior subordinated notes as they will be subject to with respect to the Class A common stock. Payments to non-United States holders will not be grossed up for or in respect of any such tax. In addition, a different treatment could result in our losing all or part of the deduction for interest that we pay on the senior subordinated notes.

This discussion deals only with holders that purchase IDSs or senior subordinated notes at their original issuance at their original issue price and that will hold IDSs, senior subordinated notes and Class A common stock as “capital assets” (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders, in light of their personal investment circumstances or status, such as banks, insurance companies, certain other financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, dealers or traders in securities or currencies, and taxpayers subject to the alternative minimum tax. This discussion also does not address IDSs, senior subordinated notes or Class A common stock held as part of a hedge, straddle, integrated, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States holder (as defined below) is not the United States dollar. Moreover, except to the extent specified with respect to United States federal estate tax, the effect of any applicable United States federal estate or gift, state, local or non-United States tax laws is not discussed.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF IDSs, SENIOR SUBORDINATED NOTES OR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The term “United States holder” means a holder of IDSs, senior subordinated notes or Class A common stock that is, for United States federal income tax purposes:

(1) An individual who is a citizen or resident of the United States;

(2) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any political subdivision thereof; or

(3) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

The term “non-United States holder” means a holder of IDSs, senior subordinated notes or Class A common stock that is, for United States federal income tax purposes:

(1) a nonresident alien individual;

(2) a foreign corporation; or

(3) a foreign estate or trust.

In the case of a holder of IDSs, senior subordinated notes or Class A common stock that is classified as a partnership for United States federal income tax purposes, the tax treatment of the IDSs, senior subordinated notes or Class A common stock to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or Class A common stock, then you should consult your own tax advisors.

United States Holders

IDSs

Allocation of Purchase Price

Your acquisition of an IDS should be treated as an acquisition of separate securities, the share of our Class A common stock and the senior subordinated note represented by the IDS, rather than as a purchase of a single integrated security, and, by purchasing the IDS, you will agree to that treatment. If that treatment is not respected, then the acquisition of IDSs may be treated as an acquisition only of our stock, in which case the senior subordinated notes would be treated in effect as stock rather than as debt for United States federal income tax purposes. See “—Senior Subordinated Notes—Characterization.” The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our Class A common stock and the senior subordinated notes, rather than as a purchase of a single integrated security.

The purchase price of each IDS will be allocated between the share of Class A common stock and the senior subordinated note comprising the IDS in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in each of the share of Class A common stock and the senior subordinated note. We will report the initial fair market value of each share of Class A common stock as $           and the initial fair market value of each $           principal amount of senior subordinated notes as $          , and by purchasing an IDS, you will agree to that allocation. If this allocation is not respected by the IRS or the courts, then it is possible that the senior subordinated notes will be treated as having been issued with original issue discount or amortizable bond premium. You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income, and would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that the allocation of the purchase price of the IDSs described above will be respected.

Separation and Recombination

If you separate your IDSs into the shares of Class A common stock and senior subordinated notes represented thereby or recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs, then you will not recognize gain or loss upon the separation or recombination. You will continue to take into account items of income or deduction otherwise includible or deductible with respect to the shares of Class A common stock and the senior subordinated notes, and your tax basis in and holding period with respect to the shares of Class A common stock and the senior subordinated notes will not be affected by the separation or recombination.

Senior Subordinated Notes

Characterization

Our counsel, Kirkland & Ellis LLP, is of the opinion that the senior subordinated notes should be treated as separate from the Class A common stock and as debt for United States federal income tax purposes, and based upon that opinion, we believe that the senior subordinated notes should be so treated. In addition, the lead underwriters have received an opinion from their counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that the senior subordinated notes should be treated as separate from the Class A common stock and as debt for United States federal income tax purposes. These opinions are based on certain representations and determinations, which are discussed in more detail in the following paragraphs. These opinions are not binding on the IRS or the courts, which could disagree. We will treat the senior subordinated notes as debt for United States federal income tax purposes, and, by acquiring senior subordinated notes, directly or in the form of an IDS, you agree likewise to treat the senior subordinated notes as our indebtedness for all purposes.

The determination as to whether an instrument is treated as debt or as equity for United States federal income tax purposes is based on all of the facts and circumstances. There is no clear statutory definition of debt and the characterization of an instrument as debt or as equity is governed by principles developed in the case law, which analyzes numerous factors that are intended to identify the formal characteristics of, and the economic substance of, the holder’s interest in the issuer. Our determination that the senior subordinated notes should be treated as separate from the Class A common stock as debt for United States federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations made by us, the lead underwriters and independent appraisal firms, including representations and determinations substantially to the effect that:

•	after 45 days from the closing of this offering, an investor holding IDSs may separate the Class A common stock and senior subordinated notes comprising the IDSs without material market impediment;

•	the term, interest rate and other material provisions of the senior subordinated notes including, inter alia restrictions on incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender not otherwise owning equity in the Company, bargaining at arm’s length, would reasonably agree;

•	taking this offering and our reorganization into account, on a pro forma basis, the aggregate amount of our indebtedness in relation to the aggregate fair market value of our equity is commercially reasonable under the circumstances and is comparable to similarly situated corporate bond issuers;

•	taking this offering and our reorganization into account, on a pro forma basis, the ratio of (i) the sum of all of our outstanding indebtedness to (ii) the fair market value of our equity does not exceed approximately to 1; and

•	based on our detailed financial forecasts (and assuming without verifying that those forecasts are correct), the Company will be able to repay the principal amount of the senior subordinated notes at their maturity and it is likely that such repayment would be made with accumulated cash and/or by refinancing with short term (five years or less) unsubordinated debt, or a combination thereof.

In light of the representations and determinations described above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes (including the separate issuance of senior subordinated notes in this offering), we (and our counsel) are of the view that the senior subordinated notes should be treated as separate from the Class A Common Stock and as debt for United States federal income tax purposes. As indicated above, there is no authority that directly addresses the tax treatment of instruments with terms substantially similar to the senior subordinated notes or offered under circumstances such as this offering (that is, senior subordinated notes offered as a unit with common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for United States federal income tax purposes. The consequences to United States holders and non-United States holders described below assume that the senior subordinated notes will be respected as debt. However, no ruling on this issue has been requested from the IRS and, thus, there can be no assurance that the classification of the senior subordinated notes as debt will not be challenged by the IRS or will be sustained if challenged.

If the senior subordinated notes were treated as equity rather than as debt for United States federal income tax purposes, then stated interest paid on the senior subordinated notes generally would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, but those dividends likely would not qualify for the special 15% rate described below. We would not be permitted to deduct interest on the senior subordinated notes for United States federal income tax purposes. In addition, as discussed below under “—Non-United States Holders—Class A Common Stock,” non-United States holders could be subject to withholding or estate taxes with respect to the senior subordinated notes in the same manner as they will be with respect to the Class A common stock. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our United States federal income tax liability. This would reduce our after-tax cash flow and could materially and adversely impact our ability to make interest and dividend payments on the senior subordinated notes and the Class A common stock.

In addition, there can be no assurance that the IRS will not challenge the determination that the interest rate on the senior subordinated notes represents an arm’s length interest rate. If the IRS were successful in such a challenge, then any excess of the interest paid on the senior subordinated notes over the deemed arm’s length amount would not be deductible by us and could be recharacterized as a dividend payment instead of an interest payment for United States federal income tax purposes. In such case, our taxable income and, thus, our United States federal income tax liability could be materially increased. In addition, as discussed below under “—Non-United States Holders—Class A Common Stock,” non-United States holders could be subject to withholding taxes with respect to the excess amount paid on the senior subordinated notes in the same manner as they will be with respect to dividends paid on the Class A common stock. If the interest rate paid on the senior subordinated notes were determined to be less than the arm’s length rate, then the senior subordinated notes could be treated as issued with original issue discount, which original issue discount you would be required to include in income over the term of the senior subordinated notes.

Payments of Interest; Deferral of Interest

Subject to the discussion of deferred interest immediately below, stated interest on the senior subordinated notes will be taxable to you as ordinary income, at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, referred to as OID. Although there is no authority that directly describes when a contingency such as the interest deferral option described in “Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral” should be considered “remote”, based on our financial forecasts, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations relating to OID. Based on the foregoing, although the matter is not free from doubt because of the lack of direct authority, the option to defer interest should not cause the senior subordinated notes to be considered to be issued with OID at the time of their original issuance.

Under the Treasury regulations, if the option to defer any payment of interest on the senior subordinated notes were determined not to be a “remote” contingency, or if, as discussed above, the interest rate on the senior subordinated note was determined to be less than the arm’s length interest rate by more than a de minimus amount, or if any payment of interest actually were deferred, then the senior subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. At such time, all stated interest on the senior subordinated notes thereafter would be treated as OID as long as the senior subordinated notes remained outstanding. In such event:

•	you would be required to include the yield on the senior subordinated notes in income as OID on an economic accrual basis over the term of the senior subordinated notes, possibly before the receipt of the cash attributable to the OID, and without regard to your overall method of tax accounting;

•	actual payments of stated interest would not be reported as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in the senior subordinated notes; and

•	the amount of payments in respect of such accrued OID would reduce your tax basis in the senior subordinated notes.

Consequently, during a deferral period, a United States holder would be required to continue to include OID in gross income as it accrued, even though we would not make any actual cash payments on the senior subordinated notes.

No rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote” as used in the Treasury regulations relating to OID, and it is possible that the IRS could take a position contrary to our position.

Sale, Exchange or Retirement

Upon the sale, exchange, retirement or other taxable disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated note that constitutes a portion of the IDS. Upon the sale, exchange, retirement or other taxable disposition of a senior subordinated note, you will recognize gain or loss in an amount equal to the difference between the portion of the proceeds allocable to, or received for, the senior subordinated note (less amounts received in respect of accrued and unpaid interest, which will be treated as a payment of interest for United States federal income tax purposes) and your adjusted tax basis in the senior subordinated note on your purchase price of the note, as the case may be. As described above under “—United States Holders—IDSs—Allocation of Purchase Price,” your tax basis in the senior subordinated note generally will be the portion of the purchase price of your IDS allocable to the senior subordinated note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the IDSs for more than one year. The deductibility of capital losses is subject to limitations.

Additional Issuances

The indenture governing the senior subordinated notes will permit us, from time to time, to issue additional senior subordinated notes having terms that are substantially identical to those of the senior subordinated notes offered hereby. Such subsequently issued senior subordinated notes may be issued with OID (for example, as a result of changes in prevailing interest rates) if they are issued at a discount to their face value. The United States federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) are unclear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event that there is a subsequent issuance of senior subordinated notes having terms substantially identical to the senior subordinated notes offered hereby, each holder of senior subordinated notes or IDSs, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following each such subsequent issuance and exchange, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes or IDSs, as the case may be, will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether those senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law, it is possible that the holders of subsequently issued senior subordinated notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for United States federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for United States federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

If the IRS successfully asserted that an automatic exchange following a subsequent issuance of senior subordinated notes is a taxable exchange, then an exchanging holder generally would recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder’s adjusted tax basis in the senior subordinated notes exchanged. See “—Senior Subordinated Notes—Sale, Exchange or Retirement.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such senior subordinated notes would begin on the day after such exchange.

Regardless of whether the exchange is treated as a taxable event, such exchange may result in an increase in the amount of OID, if any, that you are required to accrue with respect to senior subordinated notes. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange, we (and our agents) will report any OID on any subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing senior subordinated notes or IDSs, as the case may be, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance and exchange occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder will have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

It is possible that senior subordinated notes that we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as

“applicable high yield discount obligations.” If any senior subordinated notes were so classified, then a portion of the OID on those senior subordinated notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Due to the complexity and uncertainty surrounding the United States federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

The gross amount of dividends paid to you on our Class A common stock will be treated as dividend income to you, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). To the extent, if any, that the amounts of dividends paid to you on a share of our Class A common stock exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your tax basis in the shares of Class A common stock and thereafter as capital gain. Pursuant to recently enacted legislation, if you are an individual, then dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates (up to 15%), provided that certain holding period and other requirements are satisfied.

Sale or Exchange

Upon the sale, exchange or other taxable disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDS. Upon the sale, exchange or other taxable disposition of a share of our Class A common stock (other than, in some circumstances, a sale of shares to us), you will recognize gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your share of Class A common stock and your tax basis in the share of Class A common stock. As described above under “—United States Holders—IDSs—Allocation of Purchase Price,” your tax basis in the share of Class A common stock generally will be the portion of the purchase price of your IDS allocable to the share of Class A common stock. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the Class A common stock for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

In general, we, our paying agents and certain other intermediaries must report certain information to the IRS with respect to payments of principal and interest on the senior subordinated notes, payments of dividends on the Class A common stock, and payments of the proceeds of the sale of senior subordinated notes, Class A common stock or IDSs to certain non-corporate United States holders. The payor (which may be us or an intermediary) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or otherwise to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

The following discussion applies only to non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States holder in respect of the senior subordinated notes, Class A common stock or IDSs at any time is effectively connected with the conduct of a United States trade or business. Special rules may apply to certain non-United States holders, such as:

•	United States expatriates,

•	controlled foreign corporations,

•	passive foreign investment companies,

•	foreign personal holding companies,

•	corporations that accumulate earnings to avoid United States federal income tax,

•	investors in pass-through entities that are subject to special treatment under the Code, and

•	non-United States holders that are engaged in the conduct of a United States trade or business.

Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Senior Subordinated Notes

Characterization

As discussed above under “—United States Holders—Senior Subordinated Notes—Characterization,” we believe that the senior subordinated notes should be treated as separate from the Class A common stock and as debt for United States federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that this position will be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than as debt for United States federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of Class A common stock are treated, as described below under “—Non-United States Holders—Class A Common Stock—Dividends,” and, in particular, payments of interest on the senior subordinated notes would be subject to United States federal withholding tax at rates up to 30%. Payments to non-United States holders will not be grossed- up on account of any such taxes. The remainder of this discussion assumes that the characterization of the senior subordinated notes as debt for United States federal income tax purposes will be respected.

Stated Interest

Generally, subject to the discussion of backup withholding tax below, interest paid on the senior subordinated notes to a non-United States holder will be exempt from United States withholding tax under the “portfolio interest exemption”; provided that (i) the holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related to us actually or constructively through stock ownership, (iii) the holder is not a bank that acquired the senior subordinated notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) the holder provides an applicable IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the senior subordinated notes and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable Form W-8 (or a suitable substitute) has been received by it from the non-United States holder or qualifying intermediary and furnishes a copy to us or our agent. The statement requirement referred to in the preceding sentence may be satisfied with other documentary evidence in the case of a senior subordinated note held in an offshore account or through certain foreign intermediaries.

Sale, Exchange or Retirement

Upon the sale, exchange, retirement or other taxable disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated note that constitutes a portion of the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to United States federal income tax, unless you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and certain other conditions are met.

United States Federal Estate Tax

Senior subordinated notes beneficially owned by an individual who at the time of death is a non-United States holder should not be subject to United States federal estate tax, provided that any payment of interest to such individual on the notes would be eligible for exemption from the United States federal withholding tax under the rules described above under “—Non-United States Holders—Senior Subordinated Notes—Stated Interest” without regard to the statement requirement described therein.

     Class A Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate for dividends (and to avoid backup withholding tax as discussed below), you will be required to:

•	complete the applicable IRS Form W-8 (or suitable substitute form) and certify, under penalties of perjury, that you are not a United States person, or

•	if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

Special certification and other requirements apply to certain non-United States holders that are entities rather than individuals. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange

Upon the sale, exchange or other taxable disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDS. You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock, unless:

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes.

We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

United States Federal Estate Tax

Shares of our Class A common stock held by an individual non-United States holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

The amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest, dividends and withholding of tax may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Backup withholding tax may be required with respect to payments made by us or any paying agent to you, unless the statement described in “Non-United States Holders—Senior Subordinated Notes—Stated Interest” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a United States person).

Information reporting and, depending on the circumstances, backup withholding tax will apply to the proceeds of a sale of IDSs, senior subordinated notes or Class A common stock within the United States or conducted through United States-related financial intermediaries unless the statement described in “Non-United States Holders—Senior Subordinated Notes—Stated Interest” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a United States person) or you otherwise establish an exemption. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the IRS.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase of the IDSs by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries or other interested parties of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment in the IDSs or the separate senior subordinated notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of the IDSs or the separate senior subordinated notes by a Plan with respect to which we, the underwriter, the trustee or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the IDSs or the separate senior subordinated notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that any or all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the IDSs or the separate senior subordinated notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the IDSs or the separate senior subordinated notes, each purchaser and subsequent transferee of the IDSs or the separate senior subordinated notes, as applicable, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the IDSs or the separate senior subordinated notes constitutes assets of any Plan or (ii) the purchase and holding of the IDSs or the separate senior subordinated notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the IDSs or the separate senior subordinated notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the IDSs or the separate senior subordinated notes.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when a Plan acquires an equity interest in an entity that is an “operating company”, or the equity interest is a “publicly-offered security” (in each case as defined in the Plan Asset Regulations), such equity interest will be deemed a “plan asset,” but the underlying assets of the entity will not be deemed “plan assets.” The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Therefore, we anticipate that shares of our common stock would be considered an equity interest and our notes should be treated as indebtedness. Under the Plan Asset Regulations, an “operating company” is defined as “an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.” We believe that we are an “operating company” for purposes of the Plan Asset Regulations, although no assurance can be given in this regard.

Alternatively, under the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934, as amended, within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act. In connection with this offering, we are effecting such a registration of the IDSs and the separate senior subordinated notes under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs and the separate senior subordinated notes will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs and the separate senior subordinated notes will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If we cease to be an operating company for purposes of the Plan Asset Regulations and the IDSs or the separate senior subordinated notes cease to be publicly-offered securities within the meaning of the Plan Asset Regulations, our assets could be deemed to be “plan assets” under ERISA, unless, at such time, another exemption is available under the Plan Asset Regulations. This would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Underwriting

We will enter into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Lehman Brothers Inc. are acting as the representatives of the underwriters. Subject to the terms and conditions to be described in the underwriting agreement, we will agree to sell to the underwriters, and the underwriters severally will agree to purchase from us, the number of IDSs listed opposite their names below.

Number of
Underwriters	Shares

CIBC World Markets Corp.
Lehman Brothers Inc.

Total

In addition, CIBC World Markets Corp. and Lehman Brothers Inc. will agree severally, but not jointly to purchase from us $           million and $           million aggregate principal amount of senior subordinated notes, respectively, which together represents all of the notes being issued separately (not represented by IDSs.) The underwriters will agree to purchase all of the IDSs sold under the underwriting agreement if any of the IDSs are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the IDSs, the commitments of nondefaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. Subject to applicable law, the underwriters may offer the IDSs or senior subordinated notes outside of the United States. Holders of our direct and indirect equity securities (and their related persons) will not be eligible to purchase notes offered separately.

An automatic exchange of senior subordinated notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. See “Description of IDSs—Book-Entry Settlement and Clearance—Procedures relating to subsequent issuances.”

The IDSs and senior subordinated notes should be ready for delivery on or about                     , 2004 but in any event no later than                     , 2004 against payment in immediately available funds. The underwriters are offering the IDSs and senior subordinated notes subject to various conditions and may reject all or part of any order. The underwriting agreement provides that the obligations of the underwriters to purchase the IDSs and senior subordinated notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The representatives have advised us that the underwriters propose to offer the IDSs and senior subordinated notes directly to the public at the public offering prices that appear on the cover page of this prospectus. In addition, the representatives may offer some of the IDSs or senior subordinated notes to other securities dealers at such price less a concession of $           per IDS or           % of the principal amount of the senior subordinated notes. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $           per IDS or           % of the principal amount of the senior subordinated notes to other dealers. After the IDSs and the senior subordinated notes are released for sale to the public, the representatives may change the offering prices and other selling terms at various times.

Certain of our existing equity investors will grant the underwriters an over-allotment option to purchase additional IDSs, exercisable for 30 days from the date of this prospectus, to purchase up to           additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments to purchase additional IDSs, if any, in connection with this offering. The underwriters have severally agreed that, to the extent the over-allotment option to purchase additional IDSs is exercised, they will each purchase a number of additional IDSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional IDSs:

					Combined	Combined
			Per Senior		Total without	Total with Full
			Subordinated		Exercise of Over-	Exercise of Over-
	Per IDS	Total	Note	Total	Allotment Option	Allotment Option

Public offering price
Underwriting discount
Alliance Laundry Holdings Inc.	$	$	%	$	$	$

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $          .

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and directors and our existing equity investors have agreed to a 180-day “lock up” regarding the IDSs, senior subordinated notes and shares of our common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, subject to specified exceptions.

This means that for a period of 180 days following the date of this prospectus we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives, subject to specified exceptions.

We were advised by the representatives that CIBC World Markets Corp. and Lehman Brothers Inc. currently intend to facilitate a secondary market in the separate senior subordinated notes, and, upon separation of the IDSs, the shares of common stock and senior subordinated notes, which means that they will make commercially reasonable attempts to match buyers of such securities with sellers of such securities, considering, when doing so, any relevant credit issues they deem appropriate. However, CIBC World Markets Corp. and Lehman Brothers Inc. are not obligated to facilitate a secondary market and may discontinue any such facilitation, if commenced, at any time and without notice. Moreover, if and to the extent that CIBC World Markets Corp. or Lehman Brothers Inc. facilitate any market for the senior subordinated notes, there can be no assurance that such market would provide sufficient liquidity for any holder of any such securities.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the IDSs offered by this offering.

There is no established trading market for the IDSs, the shares of our common stock or the senior subordinated notes. The offering price for the IDSs and the senior subordinated notes will be determined by us and the representatives based on the following factors:

•	prevailing market and general economic conditions;

•	our financial information;

•	our history and prospects;

•	the history of and prospects for the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

We will apply to list the IDSs on the American Stock Exchange under the trading symbol “          .”

Rules of the SEC may limit the ability of the underwriters to bid for or purchase IDSs or senior subordinated notes before the distribution of the IDSs and senior subordinated notes is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs or senior subordinated notes, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment option to purchase additional IDSs and syndicate covering transactions—The underwriters may sell more IDSs in connection with this offering than the number of IDSs that they have committed to purchase. This option to purchase additional IDSs over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional IDSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option to purchase additional IDSs or by purchasing IDSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option to purchase additional IDSs. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs that could adversely affect investors who purchase IDSs in this offering.

•	Penalty bids—If the representative purchases IDSs or senior subordinated notes in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those IDSs or senior subordinated notes as part of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the IDSs or senior subordinated notes or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or senior subordinated notes or preventing or mitigating a decline in the market price of the IDSs or senior subordinated notes. As a result, the price of the IDSs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs or senior subordinated notes if it discourages resales of the IDSs or senior subordinated notes.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs or senior subordinated notes. These transactions may occur on the American Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

At our request, the underwriters have reserved for sale, at the initial offering price, up to                IDSs for our directors, employees and shareholders. The number of IDSs available for sale to the general public will be reduced to the extent our directors, employees and shareholders purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters and certain of the underwriters or securities dealers may distribute prospectuses electronically. The representatives may agree to allocate a number of IDSs or senior subordinated notes to underwriters for sale to their online brokerage account holders. The representatives will allocate IDSs to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus. In addition, concurrently with this offering, we are issuing                     IDSs to certain indirect holders of equity interests in Alliance Holdings in exchange for a portion of those interests.

The underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us and the existing equity investors for customary fees and expenses in the ordinary course of their business. CIBC World Markets Corp. and Lehman Brothers Inc. are the joint lead arranger and joint book-running managers of the new credit facility and CIBC World Markets Corp. is also the dealer manager in connection with the tender offer. Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., is a lender and co-administrative agent under our asset backed facility.

CIBC World Markets Corp. (or its affiliates) and Lehman Brothers Inc. (or its affiliates) are investors in funds managed by Bain Capital, our existing majority shareholder. Neither CIBC World Market Corp. or Lehman Brothers Inc. nor their affiliates will receive any distributions as a result of this offering.

Legal Matters

The validity of the issuance of the IDSs offered hereby and the shares of our common stock and senior subordinated notes represented thereby, the validity of the separate issuance of senior subordinated notes not in the form of IDSs and the validity of the issuance of the subsidiary guarantees by the subsidiary guarantors, will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain partners of Kirkland & Ellis LLP are also members of Randolph Street Partners II which will own           IDSs upon completion of the reorganization and this offering. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

Upon completion of this offering, Alliance Holdings will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

ALLIANCE LAUNDRY HOLDINGS INC.

P.O. Box 990
Ripon, Wisconsin 54971-0990
(920) 748-3121

Alliance Laundry Holdings LLC

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Auditors

To the Board of Managers and Members

 of Alliance Laundry Holdings LLC

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Alliance Laundry Holdings LLC and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. Also, as discussed in Note 2, effective in 2001, the Company changed its methods of accounting for derivative financial instruments and retained beneficial interests in securitized financial assets.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

March 5, 2004

Alliance Laundry Holdings LLC

Consolidated Balance Sheets

	December 31,

	2003	2002

	(In thousands)
ASSETS
Current assets:
Cash	$7,937	$7,339
Cash-restricted	–	99
Accounts receivable (net of allowance for doubtful accounts of $257 and $207 at December 31, 2003 and 2002, respectively)	9,157	5,834
Inventories, net	26,215	25,697
Beneficial interests in securitized accounts receivable	16,789	19,864
Prepaid expenses and other	898	639

Total current assets	60,996	59,472
Notes receivable, net	8,161	11,166
Property, plant and equipment, net	34,035	39,096
Goodwill (net of accumulated amortization of $11,766 at December 31, 2003 and 2002)	55,414	55,414
Beneficial interests in securitized financial assets	22,676	21,483
Debt issuance costs, net	7,636	9,654
Other assets	1,721	1,010

Total assets	$190,639	$197,295

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$11,270	$9,971
Revolving credit facility	–	–
Accounts payable	11,279	13,797
Other current liabilities	20,428	21,638

Total current liabilities	42,977	45,406
Long-term debt:
Senior credit facility	145,975	173,266
Senior subordinated notes	110,000	110,000
Junior subordinated note	24,171	20,312
Other long-term debt	783	1,028
Other long-term liabilities	6,491	8,023

Total liabilities	330,397	358,035
Commitments and contingencies (see Note 11)
Mandatorily redeemable preferred equity	6,000	6,000
Members’ deficit	(145,758)	(166,740)

Total liabilities and members’ deficit	$190,639	$197,295

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Income

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Net revenues:
Commercial laundry	$230,663	$219,653	$219,273
Service parts	36,944	35,524	34,743

	267,607	255,177	254,016
Cost of sales	188,979	179,047	188,982

Gross profit	78,628	76,130	65,034

Selling, general and administrative expense	33,566	30,098	28,665
Securitization and other costs	–	10,920	–

Total operating expenses	33,566	41,018	28,665

Operating income	45,062	35,112	36,369
Interest expense	28,258	28,341	33,538
Loss from early extinguishment of debt	–	2,004	–
Abandoned Canadian public offering costs	–	3,409	–
Other income (expense), net	(830)	33	(67)

Income before taxes	15,974	1,391	2,764
Provision for income taxes	55	56	34
Net income before cumulative effect of accounting change	15,919	1,335	2,730
Cumulative effect of change in accounting principle	–	–	2,043

Net income	$15,919	$1,335	$687

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Members’ Deficit

and Comprehensive Income (Loss)

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Members’ deficit, beginning of year	$(166,740)	$(160,208)	$(161,861)
Net income	15,919	1,335	687
Accumulated other comprehensive income (loss):
Net unrealized holding gain on residual interests, beginning of year	1,586	1,309	572
Unrealized gain, net	650	277	737

Net unrealized holding gain on residual interests, end of year	2,236	1,586	1,309
Minimum pension liability adjustment, beginning of year	(8,003)	–	–
Unrealized gain (loss)	4,381	(8,003)	–

Minimum pension liability adjustment, end of year	(3,622)	(8,003)	–
Net unrealized gain on interest rate swaps, beginning of year	–	141	–
Unrealized (loss) gain	–	(141)	141

Net unrealized gain on interest rate swaps, end of year	–	–	141
Repayment on loans to management	32	–	88

Members’ deficit, end of year	$(145,758)	$(166,740)	$(160,208)

Comprehensive income (loss):
Net income	$15,919	$1,335	$687
Other comprehensive income (loss):
Net unrealized holding gain on residual interests, net	650	277	737
Minimum pension liability adjustment	4,381	(8,003)	–
Unrealized (loss) gain on interest rate swaps	–	(141)	141

Comprehensive income (loss)	$20,950	$(6,532)	$1,565

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$15,919	$1,335	$687
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of change in accounting principle	–	–	2,043
Depreciation and amortization	10,886	13,293	17,026
Non-cash interest	5,290	4,875	3,663
Non-cash loss from early extinguishment of debt	–	2,004	–
Loss (gain) on sale of property, plant and equipment	33	(33)	67
Changes in assets and liabilities:
Accounts receivable	(3,323)	4,606	139
Inventories	(518)	4,165	7,600
Other assets	4,346	(6,184)	(14,230)
Accounts payable	(2,518)	1,603	3,439
Other liabilities	278	(2,889)	904

Net cash provided by operating activities	30,393	22,775	21,338

Cash flows from investing activities:
Additions to property, plant and equipment	(3,600)	(2,652)	(5,152)
Proceeds on disposal of property, plant and equipment	10	89	188

Net cash used in investing activities	(3,590)	(2,563)	(4,964)

Cash flows from financing activities:
Repayment of management note	32	–	–
Proceeds from long-term debt	–	193,000	812
Principal payments on long-term debt	(26,237)	(205,230)	(4,618)
Net decrease in revolving line of credit borrowings	–	–	(12,000)
Debt financing costs	–	(6,302)	–

Net cash used in financing activities	(26,205)	(18,532)	(15,806)

Increase in cash	598	1,680	568
Cash at beginning of year	7,339	5,659	5,091

Cash at end of year	$7,937	$7,339	$5,659

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,148	$22,155	$25,774

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Notes to Financial Statements

December 31, 2003, 2002 and 2001
(Dollar amounts in thousands unless otherwise indicated)

Note 1—	Description of Business and Basis of Presentation:

Description of Business

Throughout this annual report, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as “Alliance Holdings,” and, together with its consolidated operations, as “Alliance,” “we,” “our” and “us,” unless otherwise indicated. Any reference to “Alliance Laundry” refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.

We design, manufacture and service a full line of commercial laundry equipment for sale in the U.S. and for export to numerous international markets. We also manufacture consumer washing machines for sale to international customers. We produce all of our products in the U.S. at two manufacturing plants located in Ripon, Wisconsin and Marianna, Florida. We also provide equipment financing to laundromat operators and other end-users.

Alliance originated from the acquisition of Speed Queen Company (“Speed Queen”) by Raytheon Company (“Raytheon”) in October of 1979 and it was an operating unit of Raytheon under various names, including Speed Queen and Raytheon Appliances, Inc. On September 10, 1997, in connection with the sale by Raytheon of its consumer laundry business (“Amana Transaction”), Raytheon Appliances, Inc. was dissolved. Concurrently, Raytheon Commercial Laundry LLC was established as a limited liability company to carry on the commercial laundry portion of Raytheon’s appliance business.

Basis of Presentation

On May 5, 1998 a recapitalization (the “Recapitalization”) and merger transaction occurred, pursuant to which Raytheon Commercial Laundry LLC was renamed “Alliance Laundry Holdings LLC.” The transactions were accounted for as a recapitalization and accordingly, the historical accounting basis of the assets and liabilities was unchanged. The financial statements represent the consolidated financial position and results of operations of Alliance Holdings, including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation which were formed in connection with the Recapitalization.

In connection with the Recapitalization and other related transactions, the Company contributed substantially all of its assets and liabilities to Alliance Laundry Systems LLC, a newly formed limited liability company. Immediately after the consummation of the transactions, Alliance Laundry became the only direct subsidiary of Alliance Holdings and succeeded to substantially all of the assets and liabilities of Alliance. Subsequent to May 4, 1998, Alliance Laundry comprises all of our operating activities.

All material intercompany transactions have been eliminated in the preparation of these financial statements.

Note 2—	Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Cash, Cash Equivalents and Cash Management

We consider all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at December 31, 2002 represents unremitted collections on notes receivable sold prior to May 5, 1998.

Revenue Recognition

Revenue from product sales is recognized by us when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the customer; the price to the customer is fixed or determinable; and collectibility is reasonably assured. With the exception of certain sales to international customers, which are recognized upon receipt by the customer, these criteria are satisfied, and accordingly, revenue is recognized upon shipment by us.

Shipping and Handling Fees and Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs,” shipping and handling fees and costs are reflected in net revenues and cost of goods sold as appropriate.

Sales Incentive Costs

In accordance with EITF Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” all sales incentive costs including cash discounts, customer promotional allowances, and volume rebates are reflected as a reduction of net revenues.

Financing Program Revenue

As discussed below, we sell notes receivable and accounts receivable through our special-purpose bankruptcy remote entities. As servicing agent, we retain collection and administrative responsibilities for the notes and accounts receivable. We earn a servicing fee, based on the average outstanding balance. In addition, we have recorded gains or losses on the sales of notes receivable and accounts receivable in the period in which such sales occur in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” through March 31, 2001 and subsequently in accordance with SFAS No. 140 as discussed below. We also recognize interest income on beneficial interests retained in the period the interest is earned. Servicing revenue, interest income on beneficial interests retained, and gains on the sale of notes receivable are included in commercial laundry revenue.

During the second quarter of 2001, we adopted SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125.” This Statement revised certain aspects of the existing standards for accounting for securitizations and other transfers of financial assets and collateral, and required certain new and expanded disclosures. SFAS No. 140 was effective for us in the second quarter of 2001 and did not have a material effect on our financial statements with respect to the recognition and measurement of sales of financial assets.

Effective April 1, 2001, we also adopted the provisions of EITF Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the provisions of EITF 99-20, we recognized an approximate $2.0 million charge upon adoption as the cumulative effect of this accounting change. The $2.0 million effect of adoption reflects the recognition of write-downs of our retained interests pursuant to the impairment provisions of

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

EITF 99-20. We also recognize interest income on retained beneficial interests in accordance with EITF 99-20.

Sales of Accounts Receivable and Notes Receivable (See Notes 4 and 5)

According to SFAS No. 125 and 140, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. We sell all of our trade receivable and eligible notes receivable to third parties through special-purpose bankruptcy remote entities designed to meet the SFAS No. 125 and 140 requirements for sale treatment. Accordingly, we remove these receivables from our balance sheet at the time of transfer.

In a subordinated capacity, we retain rights to the residual portion of cash flows, including interest earned, from the notes receivable sold. This retained beneficial interest is recorded at its estimated fair value at the balance sheet date. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. We generally estimate the fair values of our retained interests based on the present value of expected future cash flows to be received, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved. Unrealized gains and losses resulting from changes in the estimated fair value of our retained interests are recorded as other comprehensive income (loss). Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest in accordance with EITF 99-20.

Inventories

Inventories are stated at cost using the first-in, first-out method but not in excess of net realizable value. Our policy is to evaluate all inventory including manufacturing raw material, work-in-process, finished goods, and spare parts. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are our estimates related to future manufacturing schedules, customer demand, possible alternate uses and ultimate realization of potentially excess inventory.

Notes Receivable

Notes receivable reflect equipment loans that we expect to sell shortly after the balance sheet date, and non-performing and other loans not eligible for sale to our existing securitization facilities. Notes receivable are stated at the principal amount outstanding, net of allowance for credit losses. Interest income is accrued as earned on outstanding balances. Recognition of income is suspended when we determine that collection of future income is not probable (after 90 days past due). Fees earned and incremental direct costs incurred upon origination of equipment loans are not significant.

We determine that a note receivable is impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the note. These equipment loans are collateral-dependent and accordingly, measurement of impairment is based upon the estimated fair value of collateral.

The determination of the allowance for credit losses is based on an analysis of the related notes and reflects an amount which, in our judgment, is adequate to provide for probable credit losses. Notes deemed to be uncollectible are charged off and deducted from the allowance. The allowance is increased for recoveries and by charges to income.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

     Property, Plant and Equipment

Property, plant and equipment is stated at cost. Betterments and major renewals are capitalized and included in property, plant and equipment while expenditures for maintenance and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated and any resulting gain or loss is reflected in other income (expense). Long-lived assets, principally property, plant and equipment, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable based upon related estimated future undiscounted cash flows. When required, impairment losses on assets to be held and used are recognized based upon the fair value of the asset as compared to its carrying value. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Depreciation provisions are based on the following estimated useful lives: buildings 40 years; machinery and equipment (including production tooling) 5 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

     Intangibles

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” in the first quarter of fiscal 2002. Application of the non-amortization provisions of SFAS No. 142 resulted in an increase in net income of approximately $2.0 million in fiscal 2002. The following sets forth a reconciliation of net income for the periods presented as if the non-amortization provisions of SFAS No. 142 had been applied as of January 1, 2001.

	Year Ended December 31,

	2003	2002	2001

Reported net income	$15,919	$1,335	$687
Add: Goodwill amortization	–	–	2,046

Adjusted net income	$15,919	$1,335	$2,733

SFAS No. 142 also requires a goodwill impairment review to be performed at least annually by applying a fair-value-based test at an appropriate level within the entity. This test involves a comparison of a reporting unit’s estimated fair value to its carrying value. If the estimated fair value is in excess of the carrying value, the test is complete and no goodwill impairment is recorded. We estimate fair value based upon estimates of discounted cash flows, including expectations of future operating results. We have completed the analysis required by SFAS No. 142 and have concluded that no impairment of recorded goodwill exists at December 31, 2003.

     Debt Issuance Costs

As a result of amending and restating our Senior Credit Facility in 2002, we wrote-off $2.0 million of remaining unamortized debt issuance costs associated with the previous facility and capitalized as debt issuance costs the fees associated with the new facility of $6.3 million. Accumulated amortization was $5.8 million and $3.8 million at December 31, 2003 and 2002, respectively.

     Warranty Liabilities

The cost of warranty obligations are estimated and provided for at the time of sale. Standard product warranties cover most parts for three years and certain parts for five years.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

     Research and Development Expenses

Research and development expenditures are expensed as incurred. Research and development costs were $6.7 million, $6.7 million and $5.8 million in 2003, 2002 and 2001, respectively.

     Advertising Expenses

We expense advertising costs as incurred. We incurred advertising expenses of approximately $3.1 million, $2.9 million, and $3.2 million in 2003, 2002 and 2001, respectively.

     Income Taxes

As a result of the Recapitalization, we are a stand-alone limited liability company and are not subject to federal and most state income taxes.

     Class B and C Units

The Company issued Class B and C Unit interests to certain members of management in connection with the May 5, 1998 recapitalization transaction, and certain additional Class B and Class M interests in 2003 (see Note 10). These units were issued for nominal consideration based upon the subordinated nature of such interests, and represent performance-based compensatory awards for accounting purposes. Compensation expense is measured each period based upon the estimated fair value of all common units and recognized over the vesting period when it becomes probable that certain target multiples, as defined, will be achieved. No compensation expense related to these units was recognized in 2003, 2002 or 2001.

     Fair Value of Other Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the Senior Credit Facility approximate fair value since the underlying instruments bear interest at variable rates that reprice frequently. The fair value of our senior subordinated notes at December 31, 2003 is estimated based upon prices prevailing in recent market transactions. The fair value of interest rate swaps are obtained based upon third party quotes.

     Derivative Financial Instruments

We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001. SFAS No. 133 as amended, requires us to recognize all derivatives as either assets or liabilities and measure those instruments at fair value, and recognize changes in the fair value of derivatives in net income or other comprehensive income, as appropriate.

In accordance with the transition provisions of SFAS 133, we recorded a cumulative-effect-type gain adjustment of $0.7 million in other comprehensive income (loss) within members’ deficit to recognize at fair value its interest rate swap arrangements at January 1, 2001. We reclassified in earnings during 2001 approximately $0.6 million of the transition adjustment that was recorded in other comprehensive income (loss). For the year ended December 31, 2001, we recognized a loss of $1.5 million reflecting the subsequent changes in the fair values of our interest rate swaps and a gain of $0.6 million for the reclassification of the transition adjustment as discussed above. We entered into a new interest rate swap agreement in December 2002. We recognized losses of $1.4 million and $1.8 million reflecting the subsequent changes in the fair value of this interest rate swap for the years ended December 31, 2003 and December 31, 2002 respectively.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

     Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk include trade accounts receivable and notes receivable, and related retained interests in securitized accounts and notes receivable. Concentrations of credit risk with respect to trade receivables and notes receivable are limited, to a degree, by the large number of geographically diverse customers that make up our customer base. The Company’s sales to international customers accounted for 12.7%, 11.5% and 12.8% of net revenues in 2003, 2002 and 2001, respectively. We control credit risk through credit approvals, credit limits and monitoring procedures, as well as secured payment terms or Foreign Credit Insurance Agency (“FCIA”) insurance for sales to international customers.

     Certain Concentrations

We sell our products primarily to independent distributors. Our largest customer accounted for 15.8%, 16.8% and 15.7% of net revenues in 2003, 2002 and 2001, respectively.

     Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 effective January 1, 2003. The adoption did not have any impact on the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. In addition, FIN 45 requires additional disclosures about the guarantees that an entity has issued, including a reconciliation of the changes in the entity’s product warranty liabilities during the reporting period. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this statement effective January 1, 2003. The adoption of the recognition and measurement provisions did not have a material impact on the consolidated financial statements.

During January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which clarifies the consolidation and disclosure requirements related to variable interests in a variable interest entity. A variable interest entity is an entity for which control is achieved through means other than voting rights. In December 2003, the FASB issued a revision to FIN No. 46, which replaced FIN No. 46. The revised Interpretation (“FIN 46-R”) must be adopted by us, based upon our status as a non-public entity as defined by FIN 46-R, beginning on January 1, 2005 for interests in entities created on or before December 31, 2003 and as of the date we first become involved with a potential variable interest entity created after December 31, 2003.

FIN 46-R provides exceptions from its scope for certain entities, including qualifying special-purpose securitization entities subject to the reporting requirements of SFAS No. 140 and business entities, as defined, that do not possess certain characteristics.

Our primary variable interests are notes receivable that have not been sold and are comprised primarily of equipment loans to laundromat operators and other end-users. Excluding notes awaiting sale, the carrying value of such loans was approximately $4.5 million at December 31, 2003. We are continuing our evaluation of FIN 46-R and accordingly, at this time cannot determine the effects of adoption, if any, on our consolidated financial statements. If in the future, however, we are required to consolidate a variable

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

interest entity in which one or both of our SFAS No. 140 qualifying special-purpose entities also holds a variable interest, the qualifying status of the special-purpose entity with such holdings would be eliminated. In that instance, we would be required to determine if we are the primary beneficiary of the affected securitization entity under FIN 46-R and if so, to consolidate that entity, which would have a material effect on our consolidated financial position, results of operations and cash flows.

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments modified or entered into after June 30, 2003. Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003. We adopted SFAS No. 149 effective July 1, 2003. The adoption did not have any impact on our consolidated financial statements.

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The FASB has also subsequently issued certain Staff Positions that effectively amended SFAS No. 150. The statement is effective for us beginning January 1, 2004. The adoption of SFAS No. 150, as amended, will result in classification of our mandatorily redeemable preferred equity as a liability.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. These disclosure requirements are effective immediately for our plans, except for estimated future benefit payments, which will be effective in 2004. This statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension and other postretirement benefit plans. These interim-period disclosures will be effective for us in the first quarter of 2004.

In December 2003, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 104 (“SAB No. 104”), “Revenue Recognition”, which supersedes SAB No. 101, “Revenue Recognition in Financial Statements”. SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the “FAQ”) issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The adoption of SAB No. 104 did not have any impact upon our consolidated financial statements.

The FASB is expected to re-expose a proposed statement in the first quarter of 2004 that would amend and clarify SFAS No. 140 (and related implementation guidance). The proposed statement will address permitted activities of qualifying special-purpose entities, including the degree of discretion allowable in determining the terms of beneficial interests issued after inception, and whether certain transfers can meet the criteria for sale accounting under SFAS No. 140 if the transferor or any consolidated affiliate provides liquidity support for the transferee’s beneficial interests. As the proposed statement has not been issued, we are unable to determine the effects, if any, on our existing securitization entities, or the related transition provisions. However, in the event that transfers to our existing asset backed facility would no longer qualify as sales of financial assets in the future, we may recognize additional costs for a replacement facility or other material financial statement effects.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

     Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

Note 3—Infrequently Occurring Items:

We entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, we recorded a loss on early extinguishment of debt of approximately $2.0 million, to write-off unamortized debt issuance costs related to our prior term loan and revolving credit facilities.

During 2002 we wrote-off $3.4 million for certain costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, we determined that such a public offering would not be advantageous to Alliance at that time.

We entered into a new asset backed facility dated as of November 26, 2002. As a result, we recorded transaction expenses of $10.9 million.

Note 4—	Equipment Financing and Sales of Notes Receivable:

     General

We maintain an internal financing organization to originate and administer promissory notes for financing of equipment purchases for primarily laundromats. These notes typically have terms ranging from Prime plus 1.0% to Prime plus 6.0% for variable rate notes and 7.9% to 14.5% for fixed rate notes. The average interest rate for all notes at December 31, 2003 approximates 8.0% with terms ranging from 2 to 9 years. All notes allow the holder to prepay outstanding principal amounts without penalty, and are therefore subject to prepayment risk.

     Funding Facilities

On November 26, 2002, Alliance, through a special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2002 LLC (“ALER 2002”), and a trust, Alliance Laundry Equipment Receivables Trust 2002-A (“ALERT 2002A”), entered into a three year $300.0 million revolving facility (the “Asset Backed Facility”), backed by equipment loans and trade receivables originated by us. During the first three years of the new Asset Backed Facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special-purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the Asset Backed Facility, which are limited to an advance rate of approximately 95% for equipment loans and 60-70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After three years from the closing date, which is December 2, 2005, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years. As of December 31, 2003, the balance of variable funding notes due to lenders under the Asset Backed Facility for equipment loans was $187.8 million.

Additional advances under the Asset Backed Facility are subject to certain continuing conditions, including but not limited to (i) the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default,

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.

The variable funding notes under the Asset Backed Facility will commence amortization and borrowings thereunder will cease prior to three years after the closing date upon the occurrence of certain “rapid amortization events” which include: (i) a borrowing base shortfall exists and remains uncured, (ii) delinquency, dilution or default ratios on pledged receivables and equipment loans exceeding certain specified ratios in any given month, (iii) the days sales outstanding on receivables exceed a specified number of days, (iv) the occurrence and continuance of an event of default or servicer default under the Asset Backed Facility, including but not limited to, as servicer, a material adverse change in our business or financial condition and our compliance with certain required financial covenants, and (v) a number of other specified events.

The risk of loss to the note purchasers under the new Asset Backed Facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided by us in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to our benefit. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.

The estimated fair value of our beneficial interests in the accounts receivable and notes sold to ALERT 2002A are based on the amount and timing of expected distributions to us as the holder of the trust’s residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of the variable funding notes issued by ALERT 2002A is accelerated upon an event of default or rapid amortization event described above.

The Asset Backed Facility replaces a similar facility previously maintained with Lehman Commercial Paper, Inc. (the “ALRW Facility”). In connection with the establishment of the new facility, Alliance, through its special-purpose subsidiaries repurchased and simultaneously resold the assets held by the ALRW Facility to the new Asset Backed Facility. Included in 2002 commercial laundry revenue is a gain of approximately $2.0 million related to these transactions, essentially reflecting the sale of notes receivable under the Asset Backed Facility and the recognition of previously unrecognized gains related to retained interests in the ALRW Facility.

Prior to the Recapitalization, Alliance, through a special-purpose bankruptcy remote entity Alliance Commercial Appliances Finance LLC (“ACAF”), entered into an agreement dated March 26, 1997, with Falcon Asset Securitization Corporation (“Falcon”) and Bank One, NA, as agent for Falcon. Pursuant to that agreement, the special-purpose entity sold to Falcon defined pools of notes receivable purchased from the Company. ACAF stopped selling notes receivable to Falcon as of May 4, 1998 and, as of June 30, 2003 the facility was terminated.

     Sales of Notes Receivable

Gains on sales of notes receivable and other net finance program income in 2003, 2002, and 2001 of approximately $6.3 million, $7.2 million, and $6.5 million, respectively, is included in commercial laundry revenue.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Pursuant to the terms of the ALRW Facility, on November 28, 2000, the Company, through a wholly-owned subsidiary, Alliance Laundry Equipment Receivables LLC (“ALER”) and Alliance Laundry Equipment Receivable Trust 2000-A (“ALERT”), a trust formed by ALER, completed the securitization of $137.8 million of notes receivable related to equipment loans. The transaction was financed by the issuance of $128.2 million of equipment loan-backed notes issued by ALERT and certain interests retained by us. Proceeds from the issuance of the notes by ALERT were used to repay amounts outstanding under the ALRW Facility, with the balance received by us in settlement of our related retained interests. We hold all of the residual equity interests of the trust, which we do not consolidate based upon its special-purpose bankruptcy remote status, and we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of loans held by the trust. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.6 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to the trust.

The estimated fair value of our beneficial interests in the notes sold to the trust are based on the amount and timing of expected distributions to us as the holder of the trust’s residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of amounts due under the notes issued by ALERT is accelerated upon an event of default or early payout event, as defined. These events include (i) delinquency or default ratios on equipment loans exceeding certain specified levels, (ii) a failure by us, as servicer, to comply with certain financial covenants or maintain minimum credit ratings with respect to our senior secured or senior subordinated unsecured obligations, (iii) a material adverse change in our business or financial condition, and (iv) a number of other specified events.

     Portfolio Information

The table below summarizes certain information regarding our equipment loan portfolio, delinquencies, and cash flows received from and paid to our special-purpose securitization entities:

	December 31, 2003		December 31, 2002

		Principal Amount of		Principal Amount of
	Principal	Loans 60 Days or	Principal	Loans 60 Days or
	Amount	More Past Due	Amount	More Past Due

Total Portfolio	$244,127	$6,643	$244,964	$7,369
Less: Loans Sold	234,266	4,693	232,498	2,061

Loans Held	9,861	$1,950	12,466	$5,308

Allowance for loan losses	(1,700)		(1,300)

	$8,161		$11,166

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Proceeds from sales of loans	$94,083	$89,644	$111,044
Purchase of delinquent or foreclosed assets	$–	$(8,818)	$(11,354)
Servicing fees and other net cash flows received on retained interests	$14,475	$16,411	$11,555

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Our credit losses, on a total portfolio basis, as a percentage of average loans outstanding during 2003, 2002 and 2001 were 0.89%, 1.12% and 2.05%, respectively. The following presents activity in the allowance for loan losses related to loans held on-balance sheet:

	Beginning	Charges to		Balance at
	of Period	Expense	Deductions	End of Period

Year ended:
December 31, 2001	$2,614	2,895	4,693	816
December 31, 2002	$816	3,143	2,659	1,300
December 31, 2003	$1,300	1,844	1,444	1,700

Valuation of Retained Interests

With respect to the Asset Backed Facility, we recognize beneficial interests in notes sold to ALER 2002, which represents the estimated fair value of our retained interest in the residual cash flows, including interest earned from notes sold, and the present value of estimated proceeds from a cash reserve account. We have also recognized our interest in the residual equity of ALERT.

	December 31,

	2003	2002

Beneficial interests in notes sold to ALER 2002	17,539	13,674
Other beneficial interests in notes sold— ALERT	5,137	7,809

	$22,676	$21,483

Key economic assumptions used in valuing retained interests at December 31, 2003 and 2002 were as follows:

	2003	2002

Average prepayment speed (per annum)	25.0%	25.0%
Expected credit losses (per annum)	1.0%	0.6% - 1.0%
Residual cash flows discounted at	12.5%	12.5%

The weighted-average remaining expected life of notes receivable sold by us was approximately 21 months at December 31, 2003.

At December 31, 2003 and 2002, key economic assumptions and the sensitivity of the current fair value estimates of such retained interests to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	December 31,

	2003	2002

Prepayment speed assumption:
Impact on FV 10% adverse change	(165)	(222)
Impact on FV 20% adverse change	(317)	(440)
Expected credit losses:
Impact on FV 10% adverse change	(251)	(216)
Impact on FV 20% adverse change	(501)	(432)
Residual cash flow discount rate:
Impact on FV 10% adverse change	(382)	(398)
Impact on FV 20% adverse change	(752)	(783)

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

These sensitivities are hypothetical and the effect of a variation in a particular assumption on the estimated fair value of retained interests is calculated without changing any other assumptions; in reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.

Note 5—	Sales of Accounts Receivable:

As described in Note 4 above, we, through our bankruptcy remote subsidiary ALER 2002, entered into the Asset Backed Facility to finance the sale of all of our trade receivables and certain eligible notes receivable related to equipment loans. With respect to the variable funding notes (the “Notes”) secured by trade receivables, the Asset Backed Facility lenders will make loans which approximate 60% to 70% of the outstanding amount of trade receivables sold. Funding for the trade receivables is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. As servicer, we retain collection and administrative responsibilities for the accounts receivable sold. The total amount of uncollected balances on trade accounts receivable sold at December 31, 2003 was $45.5 million and the variable funding notes due to lenders under the Asset Backed Facility for trade receivables was $31.8 million.

Losses on sales of trade accounts receivable and related expenses of $1.5 million, $1.0 million and $1.8 million in 2003, 2002 and 2001, respectively, are included in selling, general and administrative expense. Our retained interest in trade accounts receivable sold to ALER 2002 at December 31, 2003 and 2002 is $16.8 million and $19.9 million, respectively. We stopped selling trade receivables to ALRW and on December 3, 2002, all amounts outstanding under the ALRW Facility were paid off and ALRW ceased all activities.

Note 6—	Inventories:

Inventories consisted of the following at:

	December 31,

	2003	2002

Materials and purchased parts	$9,167	$11,124
Work in process	3,074	4,312
Finished goods	15,394	12,990
Less: inventory reserves	(1,420)	(2,729)

	$26,215	$25,697

Note 7—	Property, Plant and Equipment:

Property, plant and equipment consisted of the following at:

	December 31,

	2003	2002

Land	$910	$910
Buildings and leasehold improvements	29,776	29,744
Machinery and equipment	154,346	151,228

	185,032	181,882
Less: accumulated depreciation	(152,246)	(144,426)

	32,786	37,456
Construction in progress	1,249	1,640

	$34,035	$39,096

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Depreciation expense was $8.6 million, $10.4 million and $11.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 8—	Other Current Liabilities:

The major components of other current liabilities consisted of the following at:

	December 31,

	2003	2002

Warranty reserve	$4,759	$4,890
Accrued sales incentives	2,626	3,885
Salaries, wages and other employee benefits	5,100	4,769
Accrued interest	6,066	5,805
Other current liabilities	1,877	2,289

	$20,428	$21,638

Note 9—	Debt:

Debt consisted of the following at:

	December 31,

	2003	2002

Term loan facility	$157,000	$183,000
Senior subordinated notes	110,000	110,000
Junior subordinated note	24,171	20,312
Revolving credit facility	–	–
Other long-term debt	1,028	1,265

Gross long-term debt	292,199	314,577
Less: current portion	(11,270)	(9,971)

	$280,929	$304,606

Senior Credit Facility

On August 2, 2002 we amended and restated our May of 1998 credit agreement with a syndicate of financial institutions. The amended and restated credit facility (the “Senior Credit Facility”) is comprised of a term loan facility aggregating $193.0 million (the “Term Loan Facility”) and a $45.0 million revolving credit facility (the “Revolving Credit Facility”). Among other modifications, the amended and restated agreement extends the Senior Credit Facility termination date from May 5, 2003 to August 5, 2007. The Term Loan Facility requires principal payments of $2,205 per quarter through June 2004, payments of $3,308 per quarter for September 2004 through June 2006, and payments of $5,513 per quarter for September 2006 through March 2007. Final payment of $109,591 is due August 2007. We are required to make prepayments with the proceeds from the disposition of certain assets and from excess cash flow, as defined.

The Term Loan Facility bears interest, at our election, at either the Lenders’ Base Rate plus a margin of 2.5% or the Eurodollar Rate plus a margin of 3.5%. The Revolving Credit Facility bears interest, at our election, at either the Base Rate plus a margin ranging from 1.5% to 2.5% or the Eurodollar Rate plus a margin ranging from 2.5% to 3.5%.

The interest rate on term loan borrowings outstanding at December 31, 2003 and 2002 was 4.7% and 5.3%, respectively. Borrowings outstanding under the Senior Credit Facility are secured by substantially all of the

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

real and personal property of the Company and its domestic subsidiaries (other than the financing subsidiaries). Letters of credit issued on our behalf under the Revolving Credit Facility totaled $25.3 million at December 31, 2003.

Additional borrowings and the issuance of additional letters of credit under the Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.

     Senior Subordinated Notes

Also on May 5, 1998, the Company and its wholly-owned subsidiary, Alliance Laundry Corporation, issued $110.0 million of 9 5/8% senior subordinated notes due in 2008 (the “Notes”) to Lehman Brothers Inc. and Credit Suisse First Boston Corporation (the “Initial Purchasers”). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities and Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

The Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt, including permitted borrowings under the Senior Credit Facility.

Interest on the Notes accrues at the rate of 9 5/8% per annum and is payable semi-annually in arrears on May 1 and November 1. The fair value of the Notes at December 31, 2003 and 2002 was approximately $110.6 million and $93.5 million, respectively, based upon prices prevailing in recent market transactions.

The Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price

2003	104.813%
2004	103.208%
2005	101.604%
2006 and thereafter	100.000%

We are required under the terms of the Notes to offer to redeem the Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, upon a change of control, as defined. Further, we are required to offer to redeem the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, when the amount of excess proceeds from asset sales, as defined, exceeds $10 million, up to the maximum principal amount that may be purchased out of such excess proceeds.

As discussed above, Alliance Laundry and its wholly-owned subsidiary, Alliance Laundry Corporation, issued the $110.0 million senior subordinated notes. Alliance Laundry Corporation was incorporated for the sole purpose of serving as a co-issuer of the Notes in order to facilitate their issuance. Alliance Laundry Corporation does not have any substantial operations or assets of any kind. Alliance Laundry Holdings LLC has provided a full and unconditional guarantee of the Notes and has no operating activities independent of Alliance Laundry.

The Senior Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness (including, in the

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

case of the Senior Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidation and otherwise restrict our operating activities. In addition, under the Senior Credit Facility, the Company will be required to satisfy specified financial ratios and tests, including a maximum of total debt to EBITDA (earnings before interest, income taxes, depreciation and amortization) and a minimum interest coverage ratio.

     Junior Subordinated Promissory Note

On May 5, 1998 we issued a junior subordinated promissory note (the “Junior Note”) in the principal amount of $9.0 million due August 21, 2009, to Raytheon. In late 2003, Raytheon sold all of its debt and equity interests, which included the Junior Note (see Note 14). Pursuant to the terms of the Junior Note, interest accrues at the rate of 19.0% per annum until the eighth anniversary of the date of issuance of the Junior Note and at a rate of 13.0% thereafter. The Junior Note is subordinated in priority and subject in right and priority of payment to certain indebtedness described therein. Interest which accrues on the Junior Note is payable in-kind.

     Other Debt

On August 3, 2000, we received $750,000 in borrowings; evidenced by a promissory note, pursuant to a Wisconsin Community Development Block Grant Agreement (the “Agreement”) dated July 10, 2000 between the Wisconsin Department of Commerce, Alliance Laundry and Fond du Lac County, Wisconsin. The promissory note bears interest at an annual rate of 4%, with monthly payments of interest and principal commencing July 1, 2001 with the final installment paid on June 1, 2010, subject to the covenants of the Agreement.

On August 14, 2001, we received $812,000 in effective borrowings, evidenced by a promissory agreement, pursuant to an equipment financing transaction with Alliant Energy— Wisconsin Power & Light Company. The agreement requires monthly payments commencing September 14, 2001 with the final installment paid on July 14, 2006, subject to the covenants of the Agreement. The stated payments reflect a 3% imputed interest rate.

     Debt Maturities and Liquidity Considerations

The aggregate scheduled maturities of long-term debt in subsequent years are as follows:

2004	$11,270
2005	13,484
2006	17,844
2007	115,196
2008	110,095
Thereafter	24,310

$292,199

At December 31, 2003, based upon the maximum ratio of consolidated debt to EBITDA (as defined) allowable under the Senior Credit Facility, we could have borrowed an additional $19.7 million of the total $19.7 million unutilized under the Revolving Credit Facility to finance our operations. The maximum ratio of consolidated debt to EBITDA under the Senior Credit Facility is scheduled to be reduced from 5.50 at December 31, 2003 to 4.75 at December 31, 2004. We believe that future cash flows from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments throughout 2004 that may be required as a result of the scheduled reduction in the ratio of consolidated debt to EBITDA discussed above.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Note 10— Mandatorily Redeemable Preferred Equity and Members’ Equity (Deficit):

Members’ deficit at December 31, 2003 and 2002 consists of the following:

	December 31,

	2003	2002

Common members’ contributed capital	$50,645	$50,645
Retained earnings (accumulated loss)	(193,688)	(209,607)
Accumulated other comprehensive income (loss)	(1,386)	(6,417)
Management investor promissory notes	(1,329)	(1,361)

	$(145,758)	$(166,740)

As discussed in Note 1, the May 5, 1998 merger was accounted for as a recapitalization and accordingly, the historical accounting basis of assets and liabilities was unchanged. As such, the consideration paid for the Company, including the premium paid over the Company’s May 5, 1998 net book value, was recorded as a reduction of members’ equity.

Bain/ RCL, L.L.C., a Delaware limited liability company (“Bain LLC”), certain management and other third party investors and Raytheon (collectively, the “Members”) have entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). The LLC Agreement governs the relative rights and duties of the Members.

The ownership interests of the Members in the Company consist of preferred units (the “Preferred Units”) and common units (the “Common Units”). Holders of the Preferred Units are entitled to a return of capital contributions prior to any distributions made to holders of the Common Units. The Common Units represent the common equity of the Company.

Preferred Units— Upon consummation of the Recapitalization, we issued mandatorily redeemable preferred membership interests (the “Seller Preferred Equity”) with a liquidation value of $6.0 million to Raytheon. In late 2003, Raytheon sold all of its debt and equity interests (see Note 14). The Seller Preferred Equity does not accrete, accrue or pay dividends and is redeemable at the earlier of (i) a change of control (as defined in the LLC Agreement), (ii) any initial public offering or (iii) 2009. The holders of the Seller Preferred Equity are entitled to receive distributions from us in an amount equal to their unreturned capital (as defined in the LLC Agreement) prior to distributions in respect of any other membership interests of the Company.

Common Units— The Common Units of our Company are divided into the following four classes:

Class L Units— These units provide a yield of 12% on the unreturned capital and unpaid yield (as defined), compounded quarterly. Such accumulated and unpaid amounts totaled $43.4 million and $33.5 million at December 31, 2003 and 2002, respectively. Class L Units do not provide any voting rights to the holders.

Class A Units— These units are the primary vehicle of equity ownership in the Company. Class A Units are the only units that provide voting rights. Decisions made by a majority of the voting holders of Class A Units are binding on us, provided that members holding at least 20% of the Class A Units are present.

Class B and C Units— Class B Units and Class C Units do not provide any voting rights to the holders. These units are not eligible to receive distributions until we achieve the defined target multiple applicable to each class of units. The target multiple is calculated as the sum of all distributions to all holders of Class L and Class A Units divided by the sum of all capital contributions made by such holders. Class B Units become eligible to receive distributions when

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

vested and the target multiple reaches or exceeds 1.0 and the Class C Units become eligible when vested and the target multiple reaches or exceeds 3.0. Pursuant to agreements entered into with the members of management who participated in the purchase of membership interests (see Note 14), the Class B and Class C Units vested ratably from May 5, 1998 through May 5, 2003.

Class M Units— On August 1, 2003, we amended and restated our Limited Liability Agreement to issue Class M Units and to issue incremental Class B Units, which in turn have been issued to certain members of management (each an “Executive”). The Class M Units participate in the yield earned on Class L Units above a defined level and have a higher priority in any distributions as compared to the Company’s Class A, Class B and Class C Units. These units were issued in return for the Executive’s present service to the Company and as an incentive for the Executive to continue to provide future services to the Company. These units are subject to certain terms and conditions which include vesting provisions.

Distributions— Subject to any restrictions contained in any financing agreements to which we or any of our affiliates (as defined in the LLC Agreement) is a party, the Board of Managers (the “Board”) may make distributions, whether in cash, property, or securities of the Company, at any time in the following order of priority:

First, to the holders of Preferred Units, an amount determined by the aggregate unreturned capital.

Second, to the holders of Class L Units, an amount equal to the aggregate unreturned capital of $45.6 million.

Third, to the holders of Class L Units, the unpaid yield accrued on such Class L Units in an amount up to $900 per Class L Unit ($5.1 million).

Fourth, ratably to the holders of Class L Units and Class M Units, any remaining unpaid yield accrued on the Class L Units ($38.3 million at December 31, 2003).

Fifth, ratably to the holders of Common Units, an amount equal to the amount of such distribution that has not been distributed pursuant to the clauses described above, including achievement of the Class B and C Unit target multiples.

We may distribute to each holder of units within 75 days after the close of each fiscal year such amounts as determined by the Board to be appropriate to enable each holder of units to pay estimated income tax liabilities. There were no distributions to holders of units during 2003, 2002 or 2001.

Allocations— Profits and losses of our Company are allocated among the various classes of units in order to adjust the capital accounts of such holders to the amount to be distributed upon liquidation of the Company.

Restrictions on Transfer of Securities— No holder of securities may sell, assign, pledge or otherwise dispose of any interest in the holder’s securities except that (i) Bain LLC may transfer its securities to other security holders in the same class, (ii) holders may transfer their securities through applicable laws of descent and distribution, (iii) transfers of securities may be made to an affiliate, and (iv) the Preferred Units may be transferred with the consent of the Board.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Note 11—	Commitments and Contingencies:

At December 31, 2003, we had commitments under long-term operating leases requiring approximate annual rentals in subsequent years as follows:

2004	$507
2005	389
2006	210
2007	33
2008	33
Thereafter	18

$1,190

Rental expense for 2003, 2002 and 2001 amounted to $1.1 million, $1.0 million and $1.1 million, respectively.

Our Marianna, Florida plant is located on property leased from the Marianna Municipal Airport Development Authority (acting on behalf of the City of Marianna). The lease expires on February 28, 2005 and may be renewed at our option for five additional consecutive ten year terms.

Our Company and its operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the transportation, storage and disposal of wastes, including solid and hazardous wastes. We are also subject to potential liability for non-compliance with other environmental laws and for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate (or formerly owned or operated) and at other properties where the Company or predecessors have carried on business or have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities (including potential fines and civil damages) will not have a material adverse effect on our business, financial position and results of operations. However, in our opinion, any liability related to matters presently pending will not have a material effect on our financial position, liquidity or results of operations after considering provisions already recorded.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima (“ALSA”), a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a Consulting Agreement, and indemnification for lost profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted by an “ad-hoc” panel (the “Lopez Arbitration”), during which ALSA contended that Juan Carlos Lopez failed to fulfill his responsibilities under the Consulting Agreement and was therefore not entitled to the fees, and that ALSA was not liable for lost profits in either Argentina or Brazil, nor for an indemnification for pain and suffering. On April 3, 2001, the Lopez Arbitration was concluded. The arbitration panel awarded Argentine Pesos 1,408,900 (equivalent to $1.4 million U.S. dollars at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of plaintiff. We believed, inasmuch as ALSA was a foreign subsidiary, ALSA was responsible for its own debts and obligations. In our opinion based on the advice of counsel, under the terms of the award, any such payments would have been forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s bankruptcy was decreed, at the request of Mr. Lopez, on grounds of non-payment of the arbitration award.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

On December 12, 2002, Mr. Lopez filed a lawsuit with the National Commercial Court Number 13 in Buenos Aires, Argentina against us for the amount ordered to be paid in the Lopez Arbitration, plus unspecified damages caused by the award not having been timely paid.

Because of the risk this lawsuit presented, we commenced settlement negotiations with Mr. Lopez in the second quarter of 2003. On July 17, 2003 a Settlement, Release, Discharge and Indemnification Agreement was entered into by Mr. Lopez and the Company. While denying any liability whatsoever, we agreed to and paid Mr. Lopez US$736,440 on August 6, 2003 and agreed to deliver to Mr. Lopez in Brazil commercial laundry equipment, free of charge, up to a cost to us of US$60,000. In consideration of the aforementioned payment and delivery of equipment, Mr. Lopez released and forever discharged, and waived any claims or rights of any nature whatsoever against the Company and a number of affiliated subsidiary companies. In addition, Mr. Lopez and his counsels signed the dismissal of the lawsuit referred to above. A provision for this settlement was recorded in our 2003 financial statements.

In April, 2002 Alliance was named as a defendant in a lawsuit filed by Imonex Services, Inc. (the “Plaintiff”) for patent infringement, arising from a vendor supplied coin selector, the “W2000”, used in certain of our products. The vendor, W. H. Münzprüfer Dietmar Trenner GmbH (“Münzprüfer”), has indemnified us and has agreed to pay and is paying for our representation in this matter. Plaintiff accused Alliance, and other Münzprüfer customers (the “Defendants”), of patent infringement resulting from the sales of the W2000 within the Defendants products. Trial commenced January 6, 2003 in the United States District Court for the Eastern District of Texas. Following the trial the Court indicated it would enter an order rendering judgment for the Plaintiff that the asserted patent claims were infringed, are not invalid, and were not procured by inequitable conduct. The Court indicated it will issue a permanent injunction and invited the parties to submit proposed injunction languages, and objections thereto. The Court has withheld ruling upon the timelines of Imonex bringing its damage claims. The Court reduced the jury’s damage verdict from $10,350,000 ($5,382,000 against the Company with the remainder against the other Defendants) against all Defendants, to $490,295 ($267,645 against Allliance with the remainder against the other Defendants) and gave Plaintiff the option to accept the reduced damages or have a new trial on damages. On April 28, 2003, Plaintiff filed an election for a new trial on damages, and filed proposed language for the injunction. The Defendants filed their objections to the injunction language on May 5, 2003. On August 1, 2003, the Court ruled it will not enhance any damages for willful infringement, while entering judgment for Plaintiff on the issues of infringement, and validity of the Plaintiffs’ patents. Plaintiff submitted expert reports at the new trial on damages which attempted to prove actual damages of $16,267,644 ($6,305,232 against Alliance with the remainder against other Defendants). On August 12, 2003 a preliminary injunction was issued prohibiting W2000 coin selector usage.

The trial on damages commenced August 18, 2003 and yielded a jury verdict of $1,396,873 to Plaintiff ($614,662 against Alliance with the remainder against the other Defendants) against all Defendants.

Final judgment on the August 18, 2003 jury verdict was rendered on February 9, 2004 against all Defendants. The final judgment included $614,662 against Alliance, plus prejudgment interest, yielding $771,728 against Alliance. In addition, the judgment awarded court costs to the Plaintiff, including attorney’s fees. On February 23, 2004 the Plaintiff submitted an application seeking, from all Defendants, a total of $669,107 in attorneys’ fees and $133,214 in court costs. The preliminary injunction of August 12, 2003 was made permanent. The Defendants have filed a post judgment motion seeking to have the judgment amended or set aside.

Our position remains that any liability related to this lawsuit is properly borne by Münzprüfer. We believe that Münzprüfer has the ability to fully satisfy its indemnification obligations up to the amount of the final judgment. We have also reached tentative agreement with Münzprüfer as to acceptable methods of satisfying the provisions of the indemnification agreement, in the event the judgment is not appealed, or is

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

not overturned upon appeal. In accordance with generally accepted accounting principles, as a judgment has been rendered by the court, we have separately recorded an estimate of the amounts payable to Imonex related to the Alliance liability and a corresponding receivable balance from Münzprüfer within our December 31, 2003 financial statements.

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While the ultimate liability from these proceedings is difficult to determine, in our opinion, any additional liability will not have a material effect on our financial position, liquidity or results of operations.

Note 12—Guarantees:

The Company, through its special-purpose bankruptcy remote subsidiary entered into a $300.0 million Asset Backed Facility as described in Notes 4 and 5 above. Pursuant to the terms of the Asset Backed Facility, we provide credit enhancement to the note purchasers including an irrevocable letter of credit, which is an unconditional lending commitment of the lenders under the Senior Credit Facility, subject to certain limits. We are obligated under the reimbursement provisions of the Senior Credit Facility to reimburse the lenders for any drawings on the credit enhancement by the facility indenture trustee. If the credit enhancement is not replenished by us after a drawing, the trust will not be permitted to request new borrowings under the Asset Backed Facility and the Asset Backed Facility will begin to amortize. The amount of the irrevocable letter of credit related to the Asset Backed Facility at December 31, 2003 was $24.0 million.

We offer warranties to our customers depending upon the specific product and the product use. Standard product warranties vary from one to three years for most parts with certain components extending to five years. Certain customers have elected to buy without warranty coverage. The standard warranty program requires that we replace defective components within a specified time period from the date of installation. We record an estimate for future warranty related costs based on actual historical incident rates and costs per incident trends. Based on analysis of these and other factors, the carrying amount of our warranty liability is adjusted as necessary. While our warranty costs have historically been within our calculated estimates, it is possible that future warranty costs could exceed those estimates.

The changes in the carrying amount of our total product warranty liability for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002

Balance at beginning of period	$4,890	$5,090
Accruals for current & pre-existing warranties issued during the period	2,250	2,174
Settlements made during the period	(2,381)	(2,374)

Balance at end of period	$4,759	$4,890

Note 13—	Pensions and Other Employee Benefits:

Substantially all of our employees are covered by a defined benefit pension plan. Effective December 31, 2002, the Alliance Laundry Systems Retirement Benefit Accumulation Plan, a pension plan covering salaried and management employees, was merged into the Alliance Laundry Systems Plan for Hourly Employees. The pension plan as combined was amended and renamed the Alliance Laundry Systems Pension Plan. A final determination of the merged plan’s qualified status remains pending with the Internal Revenue Service. The pension benefit for salaried and management employees is a cash balance plan whereby an account is established for each participant in which pay credits are based on salary and service, and interest credits are earned annually. Pay credits are calculated as a pre-determined percentage

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

of the participant’s salary adjusted for age and years of service. Interest credits are earned at the rate of a one-year U.S. Treasury Bill, as of the last day of the prior plan year, plus 1%. The pension benefit for hourly and union employees generally provides benefits of stated amounts for each year of service. Our funding policy for the salaried and management employees is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. Our funding policy for the hourly and union employees is to contribute annually at a rate that is intended to remain level for the covered employees. Unfunded prior service costs under the funding policy are generally amortized over periods from 10 to 30 years.

Total pension expense (benefit) for our pension plan was $1.8 million, $0.2 million and ($1.2) million in 2003, 2002, and 2001, respectively, including the following components:

	Years Ended December 31,

	2003	2002	2001

Service cost benefits earned during the period	$1,444	$1,263	$1,195
Interest cost on projected benefit obligation	2,569	2,430	2,327
Expected return on plan assets	(2,822)	(3,548)	(4,148)
Net amortization and deferral	587	13	(635)
Curtailment losses and termination benefits	—	7	67

Net pension benefit cost (benefit)	$1,778	$165	$(1,194)

Assumptions used in determining net pension benefit cost (benefit) were as follows:

	Years Ended December 31,

	2003	2002	2001

Discount rate	6.50%	7.25%	7.50%
Expected long-term rate of return on assets	9.00%	9.25%	9.25%
Rate of increase in salaried compensation levels	4.00%	4.00%	4.00%

In 2002 and 2001, various plan curtailments and supplemental termination benefits were recognized as a result of workforce reductions.

To develop the expected long-term rate of return on assets assumption, we considered historical returns and future expectations. Over the 10 and 15 year periods ending December 31, 2003, the returns on the portfolio, assuming it was invested at the mid point of our investment policy statement’s strategic asset allocation and is rebalanced annually, would have been an annual average of approximately 10.06% and 10.87%, respectively. Considering this information, costs of administering the plan and the potential for lower returns due to a generally lower interest rate environment, we selected a 9.00% long-term rate of return on assets assumption.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The reconciliation of the changes in the plan’s benefit obligation and the fair value of plan assets and the statement of the funded status of the plan at December 31 are as follows:

	2003	2002

Change in benefit obligation:
Benefit obligation at beginning of year	$40,005	$33,659
Service cost	1,444	1,263
Interest cost	2,569	2,430
Termination benefits	–	7
Actuarial loss	2,000	4,994
Benefits paid	(1,863)	(2,348)

Benefit obligation at end of year	$44,155	$40,005

Change in plan assets:
Fair value of plan assets at beginning of year	$32,403	$39,430
Actual return on plan assets	8,516	(4,679)
Benefits paid	(1,863)	(2,348)

Fair value of plan assets at end of year	$39,056	$32,403

Reconciliation of funded status:
Funded status	$(5,099)	$(7,602)
Unrecognized prior service cost	482	553
Unrecognized net loss (gain)	5,154	9,364

Prepaid benefit cost	$537	$2,315

Net amount recognized:
Other long-term liabilities	$(3,567)	$(6,241)
Intangible asset	482	553
Accumulated other comprehensive loss	3,622	8,003

	$537	$2,315

Assumptions used to determine the benefit obligation at end of year were as follows:

	2003	2002

Discount rate	6.25%	6.50%
Rate of increase in compensation levels	4.00%	4.00%

We use a December 31 measurement date for the plan.

The accumulated benefit obligation for the plan was $42,623 and $38,644 as of December 31, 2003 and 2002, respectively.

Our pension plan weighted-average asset allocation at December 31, 2003 and 2002, by asset category was as follows:

	2003	2002

Asset Category:
Equity securities	68%	61%
Debt securities	31%	38%
Other	1%	1%

Total	100%	100%

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The Board of Managers has established the Pension Committee (the Committee) to manage the operations and administration of the pension plan and related trust. The Committee has an investment policy statement for the pension plan that establishes target asset allocation ranges by asset type, plan objectives, securities guidelines for money managers, evaluation benchmarks and control procedures. The midpoint of the asset allocation ranges for the above listed asset classes are as follows: Equity securities 63%, Debt securities 34%, and Other (cash and cash equivalents) 3%. The Committee is committed to diversification to reduce the risk of large losses. To that end, the investment policy requires that each asset class will be diversified, multiple money managers with differing styles of management will be employed, and equity exposure will be limited to 78% of the total portfolio value. On a quarterly basis, the Committee and an external investment advisor review progress towards achieving the pension plan and individual money managers’ performance objectives.

In addition to providing pension benefits, we provide certain health care benefits for retired employees upon early retirement, up to age 65. Employees with more than 10 years of service are eligible for these benefits if they reach age 62 while working for us. Retiree health plans are paid for in part by employee contributions, which are adjusted annually. Benefits are provided through various insurance companies whose charges are based either on the benefits paid during the year or annual premiums. Health benefits are provided to retirees and their covered dependents.

Our net postretirement benefit cost for 2003, 2002 and 2001 included the following components:

	Years Ended December 31,

	2003	2002	2001

Service cost benefits earned during the period	$63	$45	$34
Interest cost on projected benefit obligation	90	79	68
Net amortization and deferral	81	61	45

Net postretirement benefit cost	$234	$185	$147

Assumptions used in determining the net postretirement benefit cost were as follows:

	2003	2002	2001

Discount rate	6.50%	7.25%	7.50%
Rate of increase in compensation levels	4.00%	4.00%	4.00%

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The following provides a reconciliation of benefit obligations, plan assets and the funded status of the plan at December 31:

	2003	2002

Change in benefit obligation:
Benefit obligation at beginning of year	$1,223	$930
Service cost	63	45
Interest cost	90	79
Plan participants’ contributions	–	52
Actuarial (gain) loss	531	344
Benefits paid	(177)	(227)

Benefit obligation at end of year	$1,730	$1,223

Change in plan assets:
Fair value of plan assets at beginning of year	$–	$–
Employer contributions	177	175
Plan participants’ contributions	–	52
Benefits paid	(177)	(227)

Fair value of plan assets at end of year	$–	$–

Funded status	(1,730)	(1,223)
Unrecognized transition obligation	408	453
Unrecognized net loss	947	451

Accrued benefit cost	$(375)	$(319)

Assumptions used to determine the benefit obligation at end of year were as follows:

	2003	2002

Discount rate	6.25%	6.50%
Rate of increase in salaried compensation levels	4.00%	4.00%

A 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate is assumed to decrease gradually to 5% for 2008 and remain at that level thereafter.

A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2003 by approximately $186 and the interest cost by approximately $13. A one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 31, 2003 by approximately $158 and the interest cost by approximately $11.

Our postretirement health care plan provides for prescription drug benefits. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” any measures of our accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Eligible employees are able to participate in the Alliance Laundry Systems Capital Appreciation Plan (“ALCAP”), which is a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. In addition, we may make a discretionary annual contribution to ALCAP equal to approximately one half of one percent of salaries and wages, subject to statutory limits, of eligible employees. Under the terms of ALCAP, covered employees are allowed to contribute up to 50 percent of their pay on a pre-tax basis up to the limit established by the Internal Revenue Service. We contribute amounts equal to 50 percent of the employee’s contributions, up to a maximum of such Company contributions equal to three percent of the employee’s pay. Total expense for ALCAP was $1.0 million, $0.9 million and $0.9 million, for 2003, 2002 and 2001, respectively.

     Deferred Compensation Agreements

In connection with the Recapitalization and related transactions, the Company and Raytheon entered into deferred compensation agreements with certain executives, whereby we assumed certain long-term compensation obligations earned by management under programs established by Raytheon. Such agreements provide for the deferral of compensation until the earlier of (i) the payment of a lump sum (the “Benefit Amount”) to the executive ten years after the date of such agreement, regardless of whether the executive is employed by the Company as of such date or (ii) the payment of the Benefit Amount upon the occurrence of certain events described therein. The consolidated balance sheet at December 31, 2003 and 2002 includes a long-term liability of $1.9 million and $1.8 million, respectively, related to such agreements.

In addition, we have established the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan. The Plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the Plan.

Note 14—Related Party Transactions:

     Securityholders Agreement

Upon the consummation of the Recapitalization and related transactions, the Company, Raytheon and certain securityholders entered into a securityholders agreement (the “Securityholders Agreement”). The Securityholders Agreement (i) restricts the transfer of the equity interests of the Company; (ii) grants tag-along rights on certain transfers of equity interests of the Company; (iii) requires the securityholders to consent to a sale of the Company to an independent third party if such sale is approved by certain holders of the then outstanding equity interests of the Company; and (iv) grants preemptive rights on certain issuances of equity interests of the Company. Certain of the foregoing provisions of the Securityholders Agreement will terminate upon the consummation of an initial public offering or a liquidity event (each as defined in the Securityholders Agreement).

     Sale of Raytheon Interests

On September 12, 2003, Raytheon Company completed the sale of all of its debt and equity interests in the Company to a group of investors consisting of TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TCW SHOP IV Subsidiary Investment, Inc. (together, the “TCW Funds”) and Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P., Sankaty Credit Opportunities, L.P. and Sankaty Alliance Corp (together, the “Sankaty Funds”). The debt consists of the Junior Subordinated Note and the equity interests consist of our Preferred Units, and Raytheon’s Class A and Class L Common Units. As a result of this transaction, the Raytheon Junior Subordinated Note was cancelled and new Junior Subordinated Notes were issued under the same terms and conditions as for

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Raytheon. Raytheon had formerly been our parent prior to a recapitalization and merger transaction on May 5, 1998. The Sankaty Funds are an affiliate of Bain/ RCL, L.L.C. which, before the sale, owned 55.9% of our outstanding common membership interests through its ownership of Class A and Class L membership units in our Company.

     Management Investor Promissory Notes

We entered into promissory notes (the “Promissory Notes”) currently aggregating approximately $1.8 million with certain members of management to help finance the purchase of Common Units in the Company as of May 5, 1998. The Promissory Notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008. The Promissory Notes are classified as a component of members’ deficit at December 31, 2003 and 2002. Promissory Notes were repaid to us in the amount of $0.1 million for the year ended December 31, 2001, no repayment for the year ended December 31, 2002 and less than $0.1 million for the year ended December 31, 2003.

     Executive Unit Purchase Agreements

Certain members of management of the Company have entered into executive unit purchase agreements (the “Purchase Agreements”) which govern the Executives’ investment in the common membership interests of the Company.

The Purchase Agreements provide us with a repurchase option upon the termination of each Executive. If the Executive’s termination is the result of death, permanent disability or without cause, as defined, Class A and Class L Units, and vested Class M, Class B and Class C Units may be repurchased by us at a price per unit equal to fair market value, as defined, and unvested Class M, Class B and Class C Units may be repurchased at a price per unit equal to the lower of fair market value or original value, as defined. If an Executive’s termination is voluntary or for cause, as defined, all units may be repurchased at a price equal to the lower of fair market value or original value, unless an Executive’s voluntary termination occurs seven and one-half years from May 5, 1998, in which case the repurchase price shall be fair market value. The Class M, Class B and Class C Units were purchased by the Executives at a nominal value based upon the subordinated nature of such interests (see Note 10).

     Management Services Agreement

We have entered into a management services agreement (the “Management Services Agreement”) with Bain LLC pursuant to which Bain LLC agreed to provide: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by us and Bain LLC. In exchange for services, Bain LLC will receive (i) an annual management fee of $1.0 million, plus reasonable out-of-pocket expenses (payable quarterly) and (ii) a transaction fee in an amount in accordance with the general practices of Bain LLC at the time of the consummation of any additional acquisition or divestiture by us and of each financing or refinancing (currently approximately 1.0% of total financings). Pursuant to the Management Services Agreement transaction fees paid in 2002 with respect to the new Senior Credit Facility and new Asset Backed Facility totaled $3.5 million. The Management Services Agreement has an initial term of ten years subject to automatic one-year extensions unless the Company or Bain LLC provides written notice of termination.

Alliance Laundry Holdings LLC

Schedule II—Valuation and Qualifying Accounts
(Dollars in Thousands)

Accounts Receivable Allowance for Doubtful Accounts:

	Balance at	Charges to
	Beginning	Expense/		Balance at
	of Period	(Income)	Deductions	End of Period

Year ended:
December 31, 2001	$719	25	82	$662
December 31, 2002	$662	(319)	136	$207
December 31, 2003	$207	66	16	$257

Inventory Valuation Reserves:

	Balance at	Charges to
	Beginning	Expense/		Balance at
	of Period	(Income)	Deductions	End of Period

Year ended:
December 31, 2001	$2,590	1,437	1,220	2,807
December 31, 2002	$2,807	1,025	1,103	2,729
December 31, 2003	$2,729	(2)	1,307	1,420

Alliance Laundry Holdings Inc.

                 Income Deposit

Securities (IDSs)

and

$                     % Senior Subordinated Notes due 2014

PROSPECTUS

                    , 2004

CIBC World Markets

Lehman Brothers

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until                     , 2004, all dealers that buy, sell or trade our IDSs, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Alliance Laundry Holdings Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$47,512.50
NASD filing fee	30,500.00
American Stock Exchange listing fee	*
Transfer agent’s fee	*
Trustee’s fee	*
Printing and engraving costs	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Delaware. The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The certificates of incorporation of the Delaware registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

Alliance Laundry Holdings Inc. maintains insurance to protect itself and its directors and, officers and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.	Recent Sales of Unregistered Securities

The registrant was formed in March 2004 and has not issued any securities. Simultaneously with the consummation of the offering of the securities being registered hereby, the registrant will issue an aggregate of            shares of the registrant’s Class B common stock and             shares of its preferred stock in connection with its reorganization. This issuance will be made in reliance upon Section 4(2) of the Securities Act of 1933, as amended and will not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who will receive such securities have represented that each of them is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended) to acquire these securities for investment only and not with a view for sale or in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued. All recipients have adequate access through their relationship with the registrant to information about the registrant.

Item 16.	Exhibits and Financial Statement Schedules

(a)     Exhibits. The following exhibits are filed as part of this Registration Statement.

1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation of Alliance Laundry Holdings Inc.*
3.2	Certificate of Formation of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
3.3	Bylaws of Alliance Laundry Holdings Inc.*
3.4	Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.2 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
3.5	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.4 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857).
4.1	Form of Indenture, among Alliance Laundry Holdings Inc., the guarantors thereto and , as Trustee.*
4.2	Form of Senior Subordinated Note (included in Exhibit 4.1).*
4.3	Form of Registration Rights Agreement.*
4.4	Form of stock certificate for common stock.*
4.5	Form of global IDS.*
5.1	Opinion of Kirkland & Ellis LLP.*
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.1	Opinion of Kirkland & Ellis LLP.*
10.1	Purchase Agreement, dated as of April 29, 1998, by and among Alliance Laundry Systems LLC, Alliance Laundry Corporation and the Initial Purchasers (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.2	Registration Rights Agreement, dated as of May 5, 1998, by and among Alliance Laundry Systems LLC, Alliance Laundry Corporation, Alliance Laundry Holdings LLC, and Lehman Brothers Inc. and Credit Suisse First Boston Corporation (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.5	Amended and Restated Limited Liability Company Agreement of Alliance Laundry Holdings LLC, dated as of May 5, 1998 (Incorporated by reference to Exhibit 10.5 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).

10.6	Alliance Laundry Holdings LLC, Securityholders Agreement, dated as of May 5, 1998, between Alliance Laundry Holdings LLC and the Securityholders (Incorporated by reference to Exhibit 10.6 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.7	Alliance Laundry Holdings LLC, Registration Rights Agreement, made as of May 5, 1998, by and among Alliance Laundry Holdings LLC, Raytheon Company, Bain/RCL and the Securityholders (Incorporated by reference to Exhibit 10.7 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.8	Employment Agreement, made as of May 5, 1998, by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.8 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.9	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, LLC, Thomas F. L’Esperance and Stifel, Nicolaus Custodian for Thomas F. L’Esperance IRA and Stifel, Nicolaus Custodian for Paula K. L’Esperance IRA (Incorporated by reference to Exhibit 10.9 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.10	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, LLC, R. Scott Gaster and Robert W. Baird & Co. Inc. TTEE for R. Scott Gaster IRA (Incorporated by reference to Exhibit 10.10 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.11	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Jeffrey J. Brothers and Delaware Charter Guarantee and Trust Company, TTEE for Jeffrey J. Brothers, IRA (Incorporated by reference to Exhibit 10.11 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.13	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Bruce P. Rounds and Stifel, Nicolaus Custodian for Bruce P. Rounds IRA (Incorporated by reference to Exhibit 10.13 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.14	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Scott L. Spiller and Stifel, Nicolaus Custodian for Scott Spiller IRA (Incorporated by reference to Exhibit 10.14 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.16	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Thomas F. L’Esperance, Raytheon Company, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.16 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.17	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among R. Scott Gaster, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.17 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.18	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Jeffrey J. Brothers, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.18 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.20	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Bruce P. Rounds, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.20 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.34	Promissory Note, dated as of May 5, 1998, from Thomas F. L’Esperance to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.34 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).

10.35	Promissory Note, dated as of May 5, 1998, from R. Scott Gaster to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.35 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.36	Promissory Note, dated as of May 5, 1998, from Jeffrey J. Brothers to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.36 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.38	Promissory Note, dated as of May 5, 1998, from Bruce P. Rounds to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.38 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.40	Advisory Agreement, dated as of May 5, 1998, by and between Alliance Laundry Systems LLC, and Bain Capital, Inc. (Incorporated by reference to Exhibit 10.40 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.42	Junior Subordinated Promissory Note, dated as of May 5, 1998, from Alliance Laundry Holdings LLC to Raytheon Company (Incorporated by reference to Exhibit 10.42 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.47	Letter Agreement, dated as of April 29, 1998, by and among Bain/RCL, L.L.C. and RCL Acquisitions, L.L.C., Raytheon Company and Raytheon Commercial Laundry L.L.C. (Incorporated by reference to Exhibit 10.47 to Alliance Laundry Systems LLC’s Form S-4, Amendment #5, dated March 3, 1999 (file no. 333-56857)).
10.49	Indenture Agreement, dated as of November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.49 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.50	Purchase Agreement, dated as of November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Alliance Laundry Systems LLC, in its own capacity and as servicer (Incorporated by reference to Exhibit 10.50 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.51	Pooling and Servicing Agreement, dated November 28, 2000, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A (Incorporated by reference to Exhibit 10.51 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.52	Trust Agreement, dated November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.52 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.53	Administration Agreement, dated November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and Alliance Laundry Systems LLC as administrator, and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.53 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.54	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables LLC, dated as of November 28, 2000 (Incorporated by reference to Exhibit 10.54 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.55	Insurance and Indemnity Agreement, dated as of November 28, 2000, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2000-A as Issuer, Alliance Laundry Equipment Receivables LLC as Seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.55 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.59	Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of February 27, 2002 (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).

10.60	First amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of June 21, 2002 (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).
10.61	Second amendment, Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of August 19, 2002 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).
10.62	Amended and Restated Credit Agreement, dated as of August 2, 2002, among Alliance Laundry Holdings LLC, Alliance Laundry Systems LLC, the several banks or other financial institutions or entities from time to time parties to this Agreement, Lehman Commercial Paper Inc. as syndication agent, Fleet National Bank and LaSalle Bank National Association as documentation agents and General Electric Capital Corporation as administrative agent (Incorporated by reference to Exhibit 10.62 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.63	Intercreditor Agreement, dated as of November 26, 2002, by and between General Electric Capital Corporation as administrative agent and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.63 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.64	Supply Agreement, effective January 1, 2003, by and among Coinmach Corporation, Super Laundry Equipment Corporation and Alliance Laundry Systems LLC (certain portions of this exhibit were omitted subject to a pending request for confidential treatment) (Incorporated by reference to Exhibit 10.64 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.65	Indenture, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A and The Bank of New York as indenture trustee (incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.66	Purchase Agreement, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as buyer and Alliance Laundry Systems LLC as seller (Incorporated by reference to Exhibit 10.66 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.67	Pooling and Servicing Agreement, dated November 26, 2002, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables 2002 LLC as transferor and Alliance Laundry Equipment Receivables Trust 2002-A as issuer (Incorporated by reference to Exhibit 10.67 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.68	Trust Agreement, dated November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as transferor and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.68 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.69	Administration Agreement, dated November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A, as insurer, and Alliance Laundry Systems LLC, as administrator, and The Bank of New York, as indenture trustee (Incorporated by reference to Exhibit 10.69 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.70	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables 2002 LLC, dated as of November 26, 2002 (Incorporated by reference to Exhibit 10.70 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.71	Insurance and Indemnity Agreement, dated as of November 26, 2002, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2002-A as issuer, Alliance Laundry Equipment Receivables 2002 LLC as seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.71 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).

10.72	Note Purchase Agreement, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A as issuer, The Bank of New York as indenture trustee, Alliance Laundry Systems LLC as the servicer, Alliance Laundry Equipment Receivables 2002 LLC as the transferor, the Note Purchasers party hereto, Bear Stearns & Co. Inc. as co-administrative agent, and Canadian Imperial Bank of Commerce as co-administrative agent and agent (Incorporated by reference to Exhibit 10.72 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.73	Amendment No. 1 to Alliance Laundry Systems LLC Employment Agreement, dated as of July 23, 2003 by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.74	Amendment No. 1 to Alliance Laundry Holdings LLC Securityholders Agreement and Registration Rights Agreement, dated as of July 23, 2003 (Incorporated by reference to Exhibit 10.2 of Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.75	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement by Alliance Laundry Holdings LLC, dated as of July 23, 2003 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.76	Amendment No. 2 to Securityholders Agreement and Registration Rights Agreement by and among Alliance Laundry Holdings LLC and Bain/RCL, L.L.C., dated as of September 12, 2003 (Incorporated by reference to Exhibit 10.11 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.77	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.5 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.78	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William J. Przybysz (Incorporated by reference to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.79	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and R. Scott Gaster (Incorporated by reference to Exhibit 10.7 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.80	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Jeffrey J. Brothers (Incorporated by reference to Exhibit 10.8 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.81	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Bruce P. Rounds (Incorporated by reference to Exhibit 10.9 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.82	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Robert Wallace.
10.83	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Robert Baudhuin.
10.84	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William Bittner.
10.85	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Charles Eaves.
10.86	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Todd Kaull.

10.87	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Paul Larkin.
10.88	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Gary Luckow.
10.89	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Richard Pyle.
10.90	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Todd Rice.
10.91	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William Quandt.
10.92	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Scott Spiller.
10.93	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Timothy Studt.
10.94	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Jeffrey Thoms.
10.95	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Peter Toonen.
10.96	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Daniel Agnello.
10.97	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Richard Casey.
10.98	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Lee Wilson.
10.99	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Patti Andresen-Shew.
10.100	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Scott Gaster.
10.101	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Thomas F. L’Esperance.
10.102	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Jay McDonald.
10.103	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Albert Rios.
10.104	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Bruce Rounds.
10.105	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Kim Shady.
10.106	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Scott Spiller.
10.107	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Robert Wallace.
10.108	Amendment No. 2 to Amended and Restated Limited Liability Company Agreement by Alliance Laundry Holdings LLC, dated as of September 12, 2003 (Incorporated by reference to Exhibit 10.10 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.109	Indenture, dated as of May 5, 1998, among Alliance Laundry Corporation, the Guarantors and United States Trust Company of New York (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).

10.110	Agreement, dated as of February 23, 2004 among Alliance Laundry Holdings LLC, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TCW SHOP IV Subsidiary Investment, Inc. and Sankaty Alliance Corp., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Credit Opportunities, L.P.
21.2	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).*
24.1	Powers of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.*

*	To be filed by amendment.

(b)     Financial Statement Schedules

Item 17.	Undertakings

1.     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.     The undersigned registrant hereby undertakes that

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ripon, Wisconsin on April 13, 2004.

ALLIANCE LAUNDRY HOLDINGS INC.

By:	/s/ THOMAS F. L’ESPERANCE

Thomas F. L’Esperance
Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce P. Rounds his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Alliance Laundry Holdings Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on April 13, 2004.

Signature	Title

/s/ THOMAS F. L’ESPERANCE Thomas F. L’Esperance	Chief Executive Officer (Principal Executive Officer)

/s/ BRUCE P. ROUNDS Bruce P. Rounds	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ EDWARD W. CONARD Edward W. Conard	Director

Stephen C. Sherrill	Director

/s/ STEPHEN M. ZIDE Stephen M. Zide	Director

/s/ ROBERT C. GAY Robert C. Gay	Director

Signatures

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ripon, Wisconsin on April 13, 2004.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ THOMAS F. L’ESPERANCE

Thomas F. L’Esperance
Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce P. Rounds his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Alliance Laundry Systems LLC) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on April 13, 2004.

Signature	Title

/s/ THOMAS F. L’ESPERANCE Thomas F. L’Esperance	Chief Executive Officer (Principal Executive Officer)

/s/ BRUCE P. ROUNDS Bruce P. Rounds	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ EDWARD W. CONARD Edward W. Conard	Director

Stephen C. Sherrill	Director

/s/ STEPHEN M. ZIDE Stephen M. Zide	Director

/s/ ROBERT C. GAY Robert C. Gay	Director

Exhibit Index

1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation of Alliance Laundry Holdings Inc.*
3.2	Certificate of Formation of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
3.3	Bylaws of Alliance Laundry Holdings Inc.*
3.4	Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.2 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
3.5	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.4 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857).
4.1	Form of Indenture, among Alliance Laundry Holdings Inc., the guarantors thereto and , as Trustee.*
4.2	Form of Senior Subordinated Note (included in Exhibit 4.1).*
4.3	Form of Registration Rights Agreement.*
4.4	Form of stock certificate for common stock.*
4.5	Form of global IDS.*
5.1	Opinion of Kirkland & Ellis LLP.*
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.1	Opinion of Kirkland & Ellis LLP.*
10.1	Purchase Agreement, dated as of April 29, 1998, by and among Alliance Laundry Systems LLC, Alliance Laundry Corporation and the Initial Purchasers (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.2	Registration Rights Agreement, dated as of May 5, 1998, by and among Alliance Laundry Systems LLC, Alliance Laundry Corporation, Alliance Laundry Holdings LLC, and Lehman Brothers Inc. and Credit Suisse First Boston Corporation (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.5	Amended and Restated Limited Liability Company Agreement of Alliance Laundry Holdings LLC, dated as of May 5, 1998 (Incorporated by reference to Exhibit 10.5 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.6	Alliance Laundry Holdings LLC, Securityholders Agreement, dated as of May 5, 1998, between Alliance Laundry Holdings LLC and the Securityholders (Incorporated by reference to Exhibit 10.6 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.7	Alliance Laundry Holdings LLC, Registration Rights Agreement, made as of May 5, 1998, by and among Alliance Laundry Holdings LLC, Raytheon Company, Bain/RCL and the Securityholders (Incorporated by reference to Exhibit 10.7 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.8	Employment Agreement, made as of May 5, 1998, by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.8 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).

10.9	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, LLC, Thomas F. L’Esperance and Stifel, Nicolaus Custodian for Thomas F. L’Esperance IRA and Stifel, Nicolaus Custodian for Paula K. L’Esperance IRA (Incorporated by reference to Exhibit 10.9 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.10	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, LLC, R. Scott Gaster and Robert W. Baird & Co. Inc. TTEE for R. Scott Gaster IRA (Incorporated by reference to Exhibit 10.10 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.11	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Jeffrey J. Brothers and Delaware Charter Guarantee and Trust Company, TTEE for Jeffrey J. Brothers, IRA (Incorporated by reference to Exhibit 10.11 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.13	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Bruce P. Rounds and Stifel, Nicolaus Custodian for Bruce P. Rounds IRA (Incorporated by reference to Exhibit 10.13 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.14	IRA and Executive Unit Purchase Agreement, made as of May 5, 1998, by and between RCL Acquisitions, L.L.C., Scott L. Spiller and Stifel, Nicolaus Custodian for Scott Spiller IRA (Incorporated by reference to Exhibit 10.14 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.16	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Thomas F. L’Esperance, Raytheon Company, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.16 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.17	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among R. Scott Gaster, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.17 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.18	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Jeffrey J. Brothers, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.18 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.20	Deferred Compensation Agreement, made and entered into as of May 5, 1998, by and among Bruce P. Rounds, Alliance Laundry Holdings LLC, and Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 10.20 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.34	Promissory Note, dated as of May 5, 1998, from Thomas F. L’Esperance to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.34 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.35	Promissory Note, dated as of May 5, 1998, from R. Scott Gaster to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.35 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.36	Promissory Note, dated as of May 5, 1998, from Jeffrey J. Brothers to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.36 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.38	Promissory Note, dated as of May 5, 1998, from Bruce P. Rounds to RCL Acquisitions, L.L.C. (Incorporated by reference to Exhibit 10.38 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.40	Advisory Agreement, dated as of May 5, 1998, by and between Alliance Laundry Systems LLC, and Bain Capital, Inc. (Incorporated by reference to Exhibit 10.40 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).

10.42	Junior Subordinated Promissory Note, dated as of May 5, 1998, from Alliance Laundry Holdings LLC to Raytheon Company (Incorporated by reference to Exhibit 10.42 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.47	Letter Agreement, dated as of April 29, 1998, by and among Bain/RCL, L.L.C. and RCL Acquisitions, L.L.C., Raytheon Company and Raytheon Commercial Laundry L.L.C. (Incorporated by reference to Exhibit 10.47 to Alliance Laundry Systems LLC’s Form S-4, Amendment #5, dated March 3, 1999 (file no. 333-56857)).
10.49	Indenture Agreement, dated as of November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.49 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.50	Purchase Agreement, dated as of November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Alliance Laundry Systems LLC, in its own capacity and as servicer (Incorporated by reference to Exhibit 10.50 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.51	Pooling and Servicing Agreement, dated November 28, 2000, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A (Incorporated by reference to Exhibit 10.51 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.52	Trust Agreement, dated November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.52 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.53	Administration Agreement, dated November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and Alliance Laundry Systems LLC as administrator, and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.53 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.54	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables LLC, dated as of November 28, 2000 (Incorporated by reference to Exhibit 10.54 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.55	Insurance and Indemnity Agreement, dated as of November 28, 2000, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2000-A as Issuer, Alliance Laundry Equipment Receivables LLC as Seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.55 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857)).
10.59	Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of February 27, 2002 (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).
10.60	First amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of June 21, 2002 (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).
10.61	Second amendment, Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of August 19, 2002 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857)).
10.62	Amended and Restated Credit Agreement, dated as of August 2, 2002, among Alliance Laundry Holdings LLC, Alliance Laundry Systems LLC, the several banks or other financial institutions or entities from time to time parties to this Agreement, Lehman Commercial Paper Inc. as syndication agent, Fleet National Bank and LaSalle Bank National Association as documentation agents and General Electric Capital Corporation as administrative agent (Incorporated by reference to Exhibit 10.62 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).

10.63	Intercreditor Agreement, dated as of November 26, 2002, by and between General Electric Capital Corporation as administrative agent and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.63 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.64	Supply Agreement, effective January 1, 2003, by and among Coinmach Corporation, Super Laundry Equipment Corporation and Alliance Laundry Systems LLC (certain portions of this exhibit were omitted subject to a pending request for confidential treatment) (Incorporated by reference to Exhibit 10.64 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.65	Indenture, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A and The Bank of New York as indenture trustee (incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.66	Purchase Agreement, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as buyer and Alliance Laundry Systems LLC as seller (Incorporated by reference to Exhibit 10.66 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.67	Pooling and Servicing Agreement, dated November 26, 2002, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables 2002 LLC as transferor and Alliance Laundry Equipment Receivables Trust 2002-A as issuer (Incorporated by reference to Exhibit 10.67 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.68	Trust Agreement, dated November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as transferor and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.68 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.69	Administration Agreement, dated November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A, as insurer, and Alliance Laundry Systems LLC, as administrator, and The Bank of New York, as indenture trustee (Incorporated by reference to Exhibit 10.69 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.70	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables 2002 LLC, dated as of November 26, 2002 (Incorporated by reference to Exhibit 10.70 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.71	Insurance and Indemnity Agreement, dated as of November 26, 2002, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2002-A as issuer, Alliance Laundry Equipment Receivables 2002 LLC as seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.71 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.72	Note Purchase Agreement, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A as issuer, The Bank of New York as indenture trustee, Alliance Laundry Systems LLC as the servicer, Alliance Laundry Equipment Receivables 2002 LLC as the transferor, the Note Purchasers party hereto, Bear Stearns & Co. Inc. as co-administrative agent, and Canadian Imperial Bank of Commerce as co-administrative agent and agent (Incorporated by reference to Exhibit 10.72 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857)).
10.73	Amendment No. 1 to Alliance Laundry Systems LLC Employment Agreement, dated as of July 23, 2003 by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).

10.74	Amendment No. 1 to Alliance Laundry Holdings LLC Securityholders Agreement and Registration Rights Agreement, dated as of July 23, 2003 (Incorporated by reference to Exhibit 10.2 of Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.75	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement by Alliance Laundry Holdings LLC, dated as of July 23, 2003 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.76	Amendment No. 2 to Securityholders Agreement and Registration Rights Agreement by and among Alliance Laundry Holdings LLC and Bain/RCL, L.L.C., dated as of September 12, 2003 (Incorporated by reference to Exhibit 10.11 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.77	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Thomas F. L’Esperance (Incorporated by reference to Exhibit 10.5 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.78	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William J. Przybysz (Incorporated by reference to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.79	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and R. Scott Gaster (Incorporated by reference to Exhibit 10.7 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.80	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Jeffrey J. Brothers (Incorporated by reference to Exhibit 10.8 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.81	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Bruce P. Rounds (Incorporated by reference to Exhibit 10.9 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.82	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Robert Wallace.
10.83	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Robert Baudhuin.
10.84	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William Bittner.
10.85	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Charles Eaves.
10.86	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Todd Kaull.
10.87	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Paul Larkin.
10.88	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Gary Luckow.
10.89	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Richard Pyle.
10.90	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Todd Rice.
10.91	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and William Quandt.

10.92	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Scott Spiller.
10.93	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Timothy Studt.
10.94	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Jeffrey Thoms.
10.95	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Peter Toonen.
10.96	Alliance Laundry Holdings LLC 2003 Executive Unit Agreement, dated as of August 1, 2003 by and between Alliance Laundry Holdings LLC and Daniel Agnello.
10.97	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Richard Casey.
10.98	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Lee Wilson.
10.99	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Patti Andresen-Shew.
10.100	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Scott Gaster.
10.101	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Thomas F. L’Esperance.
10.102	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Jay McDonald.
10.103	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Albert Rios.
10.104	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Bruce Rounds.
10.105	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Kim Shady.
10.106	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Scott Spiller.
10.107	Alliance Laundry Holdings LLC Executive Unit Repurchase Agreement, dated as of February 24, 2004 by and between Alliance Laundry Holdings LLC and Robert Wallace.
10.108	Amendment No. 2 to Amended and Restated Limited Liability Company Agreement by Alliance Laundry Holdings LLC, dated as of September 12, 2003 (Incorporated by reference to Exhibit 10.10 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 12, 2003 (file no. 333-56857)).
10.109	Indenture, dated as of May 5, 1998, among Alliance Laundry Corporation, the Guarantors and United States Trust Company of New York (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857)).
10.110	Agreement, dated as of February 23, 2004 among Alliance Laundry Holdings LLC, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TCW SHOP IV Subsidiary Investment, Inc. and Sankaty Alliance Corp., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Credit Opportunities, L.P.
21.2	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).*

24.1	Powers of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.*

*	To be filed by amendment.